AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 1998

                                               REGISTRATION NO. 333-430003
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               PENNZOIL COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                 1311, 2911                  74-159720
      (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION OF    CLASSIFICATION CODE NUMBERS)  IDENTIFICATION NUMBER)
     INCORPORATION OR
       ORGANIZATION)

                               ----------------

                         PENNZOIL PLACE, P.O. BOX 2967
                           HOUSTON, TEXAS 77252-2967
                                (713) 546-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                LINDA F. CONDIT
                              CORPORATE SECRETARY
                               PENNZOIL COMPANY
                         PENNZOIL PLACE, P.O. BOX 2967
                           HOUSTON, TEXAS 77252-2967
                                (713) 546-4000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                WITH A COPY TO:

         MOULTON GOODRUM, JR.                    G. MICHAEL O'LEARY
         BAKER & BOTTS, L.L.P.                 ANDREWS & KURTH, L.L.P.
         3000 ONE SHELL PLAZA                 4200 TEXAS COMMERCE TOWER
         HOUSTON, TEXAS 77002                   HOUSTON, TEXAS 77002
            (713) 229-1234                         (713) 220-4200

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
                               ----------------

  THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

              PRELIMINARY PROSPECTUS DATED FEBRUARY 24, 1998
                  [Logo of Pennzoil Company appears here]
                               OFFER TO EXCHANGE
                                  NEWLY ISSUED
                    EXCHANGEABLE SENIOR DEBENTURES DUE 2008
                              OF PENNZOIL COMPANY

      WITH AN AGGREGATE PRINCIPAL AMOUNT AND BEARING AN INTEREST RATE
                      TO BE DETERMINED AS DESCRIBED HEREIN
                              FOR A PORTION OF ITS
           OUTSTANDING 6 1/2% EXCHANGEABLE SENIOR DEBENTURES DUE 2003
                                    AND ITS
           OUTSTANDING 4 3/4% EXCHANGEABLE SENIOR DEBENTURES DUE 2003

                                  ----------

           THE EXCHANGE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
    WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                 , 1998
         UNLESS THE EXCHANGE OFFER IS EXTENDED (THE "EXPIRATION DATE").

                                  ----------

     Certain capitalized terms are defined in the Glossary on page 4.

  Pennzoil hereby offers to issue its new exchangeable senior debentures due 2008 in exchange for a portion of its $397.1 million of outstanding 6 1/2% exchangeable senior debentures due 2003 and its $491.8 million of outstanding 4 3/4% exchangeable senior debentures due 2003. The aggregate principal amount of Old Debentures to be accepted for exchange, and the principal amount of and interest rate on the New Debentures to be issued, will be determined as described herein.

  The holders of the Old Debentures currently have the option to exchange their Old Debentures any time prior to maturity, unless previously redeemed, for shares of common stock of Chevron Corporation beneficially owned by Pennzoil. Subject to adjustment in certain events, the exchange rates for the Old Debentures are 23.774 shares of Chevron Stock per $1,000 principal amount (the equivalent of $42 1/6 per share) for the 6 1/2% Debentures and 17.004 shares of Chevron Stock per $1,000 principal amount (the equivalent of $58 13/16 per share) for the 4 3/4% Debentures.

  The Exchange Offer will be for a principal amount of Old Debentures (the "Target Amount") that is exchangeable into between 7.35 million and 14.39 million shares of Chevron Stock under Existing Exchange Rights. The Target Amount will be determined by reference to the Average Chevron Stock Price. See "The Exchange Offer--Target Amount." However, Pennzoil reserves the right to accept more than the Target Amount of Old Debentures for exchange. On February
  , 1998, the reported closing price of Chevron Stock on the NYSE was
$          per share. See "Chevron Corporation--Dividend and Price Range of
Chevron Stock."

  The principal amount of New Debentures to be issued in exchange for Old Debentures in the Exchange Offer will be equal to the product of (i) 103% of the Average Chevron Stock Price and (ii) the aggregate number of shares of Chevron Stock for which the Old Debentures tendered by a holder are exchangeable as of the Acceptance Date (subject to the payment of cash in lieu of the issuance of a Fractional New Debenture).
                                                        (continued on next page)

                                  ----------

             SEE "RISK FACTORS" ON PAGE 15 OF THE PROSPECTUS.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                   The Dealer Manager for the Exchange Offer:
                            PAINEWEBBER INCORPORATED

                                  ----------

             The date of this Prospectus is February 24, 1998.

  The interest rate per annum for the New Debentures will be neither less than 4 3/4% nor more than 6%. Each tendering holder must specify in the Letter of Transmittal, in increments of 0.05%, the minimum interest rate (but in no event less than 4 3/4%) that such holder is willing to accept for the New Debentures. The Company will select the lowest interest rate (the "Determined Rate") that will allow it to accept the Target Amount of Old Debentures (or such lesser or greater amount as Pennzoil may determine to accept).

  The Company will issue the New Debentures on the next calendar day following the Acceptance Date. Interest on the New Debentures will accrue from their date of issuance and will be payable in cash semi-annually on April 1 and October 1 of each year, commencing October 1, 1998. The Company may not redeem the New Debentures prior to April 1, 2000. See "Description of New Debentures--Redemption Provisions."

  A holder will have the option to exchange the New Debentures at any time prior to maturity, unless previously redeemed, for shares of Chevron Stock owned by Pennzoil. Subject to adjustment in certain events, the exchange rate for the New Debentures will be 0.823 shares of Chevron Stock for each share of Chevron Stock into which exchanged Old Debentures were exchangeable as of the Acceptance Date under Existing Exchange Rights (excluding shares of Chevron Stock exchangeable for that portion of Old Debentures for which cash is paid in lieu of the issuance of a Fractional New Debenture). See "Prospectus Summary--Illustration." In lieu of delivering certificates representing Chevron Stock in exchange for any New Debentures, Pennzoil may pay to the holder surrendering such New Debentures an amount in cash equal to the market price of the Chevron Stock for which the New Debentures are exchangeable.

  The New Debentures will constitute unsecured senior debt obligations of Pennzoil ranking pari passu with all other present and future unsecured general obligations of Pennzoil that are not expressly subordinated to senior indebtedness. Pennzoil currently conducts substantially all of its operations through subsidiaries, and the holders of the New Debentures will have a junior position to any creditors of Pennzoil's subsidiaries. As of November 30, 1997, the aggregate outstanding debt of Pennzoil's subsidiaries was approximately $54 million.

  The Company is making the Exchange Offer only to holders of Old Debentures in registered form. See "The Exchange Offer--Procedures for Tendering." The Company will issue the New Debentures only in registered book-entry form and in denominations of $1,000 and integral multiples thereof. See "Description of New Debentures." Holders who would otherwise be entitled to receive a Fractional New Debenture will receive a cash payment in lieu of the issuance of such Fractional New Debenture. See "The Exchange Offer--Terms of the Exchange Offer."

  Pennzoil currently expects to redeem all Old Debentures that remain outstanding after completion of the Exchange Offer. Pennzoil's Board of Directors, however, will determine whether to redeem and when to redeem either or both series of the Old Debentures according to market and other factors prevailing at the time. If Pennzoil redeems the Old Debentures, Pennzoil expects that the terms of the Old Debentures and the currently prevailing market prices for Chevron Stock will cause substantially all holders of Old Debentures to exercise their Existing Exchange Rights to obtain shares of Chevron Stock (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock). Although Pennzoil has had the right to redeem the 6 1/2% Debentures since January 15, 1998, Pennzoil does not intend to redeem them before April 15, 1998. Holders of 6 1/2% Debentures not exchanged in the Exchange Offer who exercise their Existing Exchange Rights on or after April 15 and before July 15, 1998 will receive accrued and unpaid interest through April 15, 1998 on the 6 1/2% Debentures exchanged for Chevron Stock. Subject to a final determination by Pennzoil's Board of Directors, Pennzoil currently expects to redeem the 4 3/4% Debentures on October 1, 1998, which is the first date on which the Company can redeem them.



  The New Debentures have been approved for trading on the NYSE, subject to official notice of issuance.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Incorporation of Certain Documents by Reference............................   3
Glossary...................................................................   4
Prospectus Summary.........................................................   5
Risk Factors...............................................................  14
Capitalization.............................................................  15
Recent Developments........................................................  17
Use of Proceeds............................................................  17
Chevron Corporation........................................................  18
Price Range of Old Debentures..............................................  19
The Exchange Offer.........................................................  20
Description of New Debentures..............................................  30
Material Federal Income Tax Consequences...................................  42
Dealer Manager.............................................................  48
Legal Opinions.............................................................  48
Experts....................................................................  48
Available Information......................................................  49
Appendix A: Selected Information Concerning Chevron........................ A-1
Appendix B: Description of Old 6 1/2% Debentures........................... B-1
Appendix C: Description of Old 4 3/4% Debentures........................... C-1

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by Pennzoil with the Securities and Exchange Commission (the "Commission") (File No. 1-5591) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in the Prospectus by reference and shall be deemed to be a part hereof:

    (a) Pennzoil's Annual Report on Form 10-K for the year ended December 31, 1996;

    (b) Pennzoil's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

    (c) Pennzoil's Current Reports on Form 8-K dated June 23, 1997 and July 1, 1997.

  All documents filed by Pennzoil pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first-class mail without charge to each person to whom this Prospectus is delivered, upon written or oral request, to Linda F. Condit, Corporate Secretary, Pennzoil Company, Pennzoil Place, P.O. Box 2967, Houston, Texas 77252 (telephone number: (713) 546-4000).

  No person is authorized in connection with any offering made hereby to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Pennzoil or by the Dealer Manager. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                 GLOSSARY

  4 3/4% DEBENTURES: Pennzoil's outstanding 4 3/4% exchangeable senior debentures due 2003.

  6 1/2% DEBENTURES: Pennzoil's outstanding 6 1/2% exchangeable senior debentures due 2003.

  ACCEPTANCE DATE: The date Pennzoil accepts Old Debentures pursuant to the Exchange Offer.

  AVERAGE CHEVRON STOCK PRICE: The average of the closing prices of Chevron Stock on the NYSE on the two trading days ending on the second trading day prior to the Expiration Date.

  CHEVRON STOCK: Shares of common stock of Chevron.

  CHEVRON: Chevron Corporation.

  EXCHANGE OFFER: The offer by Pennzoil to issue New Debentures in exchange for outstanding Old Debentures, upon the terms and subject to the conditions of this Prospectus and the accompanying Letter of Transmittal.

  EXISTING EXCHANGE RIGHTS: The option of holders of Old Debentures to exchange Old Debentures at any time prior to maturity, unless previously redeemed, for Chevron Stock beneficially owned by Pennzoil at exchange rates of 23.774 shares and 17.004 shares per $1,000 principal amount of the 6 1/2% Debentures and the 4 3/4% Debentures, respectively (the principal amount equivalents of $42 1/16 per share and $58 13/16 per share, respectively), subject to adjustment in certain events.

  FRACTIONAL NEW DEBENTURE: A New Debenture in a principal amount of less than $1,000.

  NEW DEBENTURES: A new exchangeable senior debenture due 2008, issued in exchange for the Old Debentures.

  NYSE: New York Stock Exchange, Inc.

  OLD DEBENTURES: The 6 1/2% Debentures and the 4 3/4% Debentures, together.


  PENNZOIL or THE COMPANY: Pennzoil Company, a Delaware corporation.

                               PROSPECTUS SUMMARY

  This general summary is provided solely for the convenience of holders of the Old Debentures and is qualified in its entirety by reference to the full text of and the more specific details contained in the Exchange Offer, the related Letter of Transmittal and any amendments hereto and thereto. Capitalized terms used in this summary without definition shall have the respective meanings ascribed to such terms in the Exchange Offer.

                                PENNZOIL COMPANY

  Pennzoil is an energy company engaged primarily in oil and gas exploration and production, in processing, refining and marketing of oil and motor oil and refined products and in fast automotive oil change operations. Pennzoil's operations are conducted primarily through subsidiaries. Pennzoil Exploration and Production Company ("PEPCO") conducts the majority of Pennzoil's oil and gas exploration and production operations. The refining of oil and the processing and marketing of motor oil, refined products and industrial specialities are conducted by Pennzoil Products Company ("PPC"). Jiffy Lube International, Inc. ("Jiffy Lube") franchises, owns and operates automotive fast lubrication and fluid maintenance service centers.

  As of December 1, 1997, Pennzoil beneficially owned approximately 17.8 million shares of Chevron Stock (which have been deposited with exchange agents for possible exchange of the Old Debentures). At the current dividend rate, Pennzoil receives approximately $43.4 million annually in dividends on its current investment in Chevron Stock.

                               THE EXCHANGE OFFER

Purpose of the Exchange
 Offer......................  The purpose of the Exchange Offer is to replace a portion of Pennzoil's outstanding Old Debentures with the New Debentures. The Company is undertaking the Exchange Offer to take advantage of what it believes to be favorable conditions in the equity-linked securities markets. In addition, the Company will use the net tax loss created by the Exchange Offer to offset (at least in part) gains recognized by Pennzoil (1) from the expected exercise of Existing Exchange Rights on unexchanged Old Debentures and (2) on any sale or exchange of shares of Chevron Stock that may be released (from deposit with exchange agents for possible exchange of Old Debentures) as a result of the Exchange Offer and sold by Pennzoil.


The Exchange Offer..........  Pennzoil is offering to issue the New Debentures in exchange for the Target Amount of the Old
                              Debentures. The Target Amount of Old Debentures to be accepted for exchange, and the principal amount of and interest rate on the New Debentures to be issued, will be determined as described herein.


Target Amount...............  The Exchange Offer will be for the Target Amount of Old Debentures, which is a principal amount of Old Debentures that is exchangeable into between
                              7.35 million and 14.39 million shares of Chevron Stock under Existing Exchange Rights. The Target Amount will be determined by reference to the Average Chevron Stock Price. See "The Exchange Offer--Target Amount." However, Pennzoil reserves the right to accept more than the Target Amount
                              of Old Debentures for exchange. On February   ,
                              1998, the reported closing price of Chevron Stock
                              on the NYSE was $          per share. See
                              "Chevron Corporation--Dividend and Price Range of Chevron Stock" for the recent trading prices of Chevron Stock.

Minimum Number of New
 Debentures.................  The Company will not accept for exchange any Old
                              Debentures if the Exchange Offer would result in less than $100 million in principal amount of New Debentures being issued.

Market Price of Old
 Debentures.................  There is currently $888.9 million aggregate principal amount of Old Debentures outstanding. The New York Stock Exchange currently lists the Old Debentures for trading under the symbols PZL.F for the 6 1/2% Debentures and PZM.F for the
                              4 3/4% Debentures. On February   , 1998, the
                              closing prices for the 6 1/2% Debentures and the 4 3/4% Debentures on the NYSE Composite Tape were
                              $      and $     , respectively. Because the Old
                              Debentures may trade in small amounts and sometimes infrequently on the NYSE, the most recently reported trading price may or may not be indicative of the current market value. See "Price Range of Old Debentures" for the recent trading prices of the Old Debentures.

Consideration Offered.......  The principal amount of New Debentures to be issued in exchange for Old Debentures in the Exchange Offer will be equal to the product of
                              (i) 103% of the Average Chevron Stock Price and
                              (ii) the aggregate number of shares of Chevron Stock for which the Old Debentures tendered by a holder are exchangeable as of the Acceptance Date (subject to the payment of cash in lieu of the issuance of a Fractional New Debenture).

Expiration Date.............  5:00 p.m., New York City time, on
                                 , 1998, unless the Exchange Offer is extended
                              as provided herein, in which case the term
                              "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Determination of Interest
 Rate.......................  The interest rate per annum for the New
                              Debentures will be neither less than 4 3/4% nor more than 6%. Each tendering holder must specify in the Letter of Transmittal, in increments of 0.05%, the minimum interest rate (but in no event less than 4 3/4%) that such holder is willing to accept for the New Debentures. The Company will select the Determined Rate, which will be the lowest rate that will allow it to accept the Target Amount of Old Debentures (or such lesser or greater amount as Pennzoil may determine to accept). A tendering holder may elect to tender all Old Debentures at the "Determined Rate" (as opposed to specifying a particular rate), which should increase the likelihood that the Company would accept such holder's Old Debentures for exchange. If the Company does not terminate the Exchange Offer, tendering at the Determined Rate ensures that the Company will accept at least some of the tendering holder's Old Debentures for exchange. See "The Exchange Offer--Terms of the Exchange Offer." Subject to the terms and conditions of the Exchange Offer (including the possibility of proration), the Company will accept for exchange all properly tendered Old Debentures that are not withdrawn and that specify an interest rate at or below the Determined Rate. The Company does not intend to issue more than $889.1 million principal amount, and not less than $100 million principal amount, of New Debentures. The New

                              Debentures will bear interest at the Determined Rate. The Company will pay accrued interest on Old Debentures accepted for exchange through the Acceptance Date. Payment of such accrued interest on the Old Debentures will accompany delivery of the New Debentures.

Proration...................
                              If holders validly tender, and do not withdraw, more than the Target Amount of Old Debentures for exchange prior to the Expiration Date at specified interest rates at or below the Determined Rate, the Company will accept Old Debentures for exchange on a pro rata basis from among the Old Debentures tendered at the Determined Rate. The Company will not prorate Old Debentures tendered at an interest rate that is lower than the Determined Rate.

Conditions to the Exchange
 Offer; Termination;
 Waiver; Amendment..........  The Company expressly reserves the right to (i)
                              withdraw or terminate the Exchange Offer and promptly return all Old Debentures, at any time for any reason, including (without limitation) if the Exchange Offer would result in less than $100 million in principal amount of New Debentures being issued or upon the failure of any of the conditions specified in "The Exchange Offer-- Procedures for Tendering," (ii) waive any condition to the Exchange Offer and accept all the Old Debentures previously tendered, (iii) extend the Expiration Date and retain all Old Debentures tendered until the Expiration Date, subject, however, to all withdrawal rights of holders (see "The Exchange Offer--Withdrawal of Tenders") or (iv) amend or modify the terms of the Exchange Offer in any manner, including (without limitation) the form of the consideration or the formula for calculating the amount of the consideration to be paid pursuant to the Exchange Offer. Any amendment applicable to the Exchange Offer will apply to all Old Debentures tendered pursuant to the Exchange Offer. If the Company materially changes the terms of the Exchange Offer or if it waives a material condition of the Exchange Offer, the Company will extend the Exchange Offer. The minimum period that the Company will extend the Exchange Offer following a material change in the terms of the Exchange Offer or a waiver by the Company of a material condition of the Exchange Offer, other than a change in the principal amount of Old Debentures being sought for exchange or in the formula for calculating the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. If the Company materially changes the terms of the Exchange Offer or makes any change to the formula for calculating the consideration to be paid pursuant to the Exchange Offer, the Company shall amend this Prospectus and file it with the Commission. See "The Exchange Offer--Expiration Date; Extensions; Amendments; Termination."

Procedures for Tendering
 Old Debentures.............  The Company is making the Exchange Offer only to holders of Old Debentures in registered form. If holders of Old Debentures in bearer form desire to participate in the Exchange Offer, they must first exchange their Debentures for Old Debentures in registered form. In order to exchange Old Debentures in bearer form for Old Debentures in registered form, a holder must surrender the Old Debentures in bearer form at the office or agency of the Trustee (as defined under "Description of New Debentures--General") with all unmatured coupons and all matured coupons in default thereto appertaining. Each holder of registered Old Debentures desiring to accept the Exchange Offer must either (1) properly complete, sign and date the Letter of Transmittal or a photocopy thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a photocopy thereof) and mail or otherwise deliver such Letter of Transmittal and any other required documents to Chase Bank of Texas, National Association (the "Exchange Agent") and either deliver the Old Debentures to the Exchange Agent along with the Letter of Transmittal or deliver such Old Debentures pursuant to the procedure for book-entry transfer set forth herein or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her. Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender for exchange should contact such broker, dealer, commercial bank, trust company or nominee promptly and instruct such registered holder to tender on such beneficial owner's behalf. Each holder of Old Debentures who desires to accept the Exchange Offer and tender Old Debentures for exchange and whose Old Debentures are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Old Debentures by following the procedures for guaranteed delivery set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender for exchange should contact such broker, dealer, commercial bank, trust company or nominee promptly and instruct such registered holder to tender on such beneficial owner's behalf.

Guaranteed Delivery
 Procedures.................  Each holder of Old Debentures who desires to accept the Exchange Offer and tender Old
                              Debentures for exchange and whose Old Debentures are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Old Debentures by following the procedures for the guaranteed delivery set forth under "The Exchange Offer-- Guaranteed Delivery Procedures."

Withdrawal Rights...........  Holders may withdraw their tenders of Old
                              Debentures at any time prior to the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

Delivery of New Debentures;
 Payment of Cash............

                              The Company expects to deliver certificates representing New Debentures to be issued in the Exchange Offer, certificates representing portions of Old Debentures not accepted for exchange and checks in payment of the cash to be paid in lieu of the issuance of Fractional New Debentures and accrued and unpaid interest due on Old Debentures accepted for exchange as soon as practicable after the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Interest on the Old
 Debentures.................  Pennzoil will pay accrued interest on Old
                              Debentures accepted for exchange through the Acceptance Date. Payment of such accrued interest on the Old Debentures will accompany delivery of the New Debentures. The Company will pay holders of 6 1/2% Debentures not exchanged in the Exchange Offer that exercise their Existing Exchange Rights on or after April 15 and before July 15, 1998 accrued and unpaid interest on the 6 1/2% Debentures through April 15, 1998 at the time such Existing Exchange Rights are exercised.


Redemption of the Old
 Debentures............       Pennzoil currently expects to redeem all Old
                              Debentures that remain outstanding after completion of the Exchange Offer. Pennzoil's
                              Board of Directors, however, will determine whether to redeem and when to redeem either or both series of the Old Debentures according to market and other factors prevailing at the time.
                              If Pennzoil redeems the Old Debentures, Pennzoil expects that the terms of the Old Debentures and the currently prevailing market prices for Chevron Stock will cause substantially all holders of Old Debentures to exercise their Existing Exchange Rights to obtain shares of Chevron Stock (although Pennzoil has the right to pay cash instead of delivering shares of Chevron
                              Stock). Although Pennzoil has had the right to redeem the 6 1/2% Debentures since January 15,
                              1998, Pennzoil does not intend to redeem them before April 15, 1998. Holders of 6 1/2%
                              Debentures not exchanged in the Exchange Offer who exercise their Existing Exchange Rights on or after April 15 and before July 15, 1998 will receive accrued and unpaid interest through April
                              15, 1998 on the 6 1/2% Debentures exchanged for
                              Chevron Stock. Subject to a final determination by Pennzoil's Board of Directors, Pennzoil currently expects to redeem 4 3/4% Debentures on October 1, 1998, which is the first date on which the Company can redeem them.

Dealer Manager; Exchange
 Agent; Information Agent...  The Company has retained PaineWebber Incorporated to act as Dealer Manager and solicit exchanges of Old Debentures for New Debentures. See "Dealer Manager." Chase Bank of Texas, National Association is serving as Exchange Agent in connection with the Exchange Offer. D.F. King & Co., Inc. is serving as Information Agent in connection with the Exchange Offer. See "The Exchange Offer--Exchange Agent; Information Agent."

Use of Proceeds.............  The Company will not receive any proceeds from the Exchange Offer. Successful completion of the Exchange Offer will allow the Company to release a portion of the shares of Chevron Stock that have been deposited with exchange agents for possible exchange of Old Debentures under Existing Exchange Rights. See "Use of Proceeds." The Company will pay all of its expenses incident to the Exchange Offer.

Denominations...............
                              The Company will issue the New Debentures only in registered form and in denominations of $1,000 and integral multiples thereof. See "Description of New Debentures." Holders who would otherwise be entitled to receive a Fractional New Debenture will receive a cash payment in lieu of such Fractional New Debenture. See "The Exchange Offer--Terms of the Exchange Offer." The New Debentures will be issued only in book-entry form. See "Description of New Debentures--Book-Entry Issuance Only."

Material Federal Income Tax
 Considerations Relating to
 the Exchange Offer....       Based on the position taken by Pennzoil pursuant
                              to proposed Treasury regulations outstanding at the time the Old Debentures were issued, an exchange by a holder of Old Debentures for New
                              Debentures will constitute two separate exchanges for federal income tax purposes: a Deemed Debt
                              Exchange, in which the right of the holder to payments of stated principal and interest is exchanged for a portion of the New Debentures received by the holder, and a Deemed Option
                              Exchange, in which the right of the holder to exchange the Old Debentures for Chevron Stock is exchanged for the balance of the New Debentures received by the holder (all capitalized terms not defined above are defined below in "Material
                              Federal Income Tax Consequences"). For federal income tax purposes, the Deemed Debt Exchange probably will be a "recapitalization" of Pennzoil, so a holder generally will not recognize loss, if any, on such exchange, and probably will recognize gain, if any, to the extent of the "boot" received in such exchange.
                              The Deemed Option Exchange will not be pursuant to a "recapitalization," so a holder will recognize any gain or loss on such exchange. See
                              "Material Federal Income Tax Consequences--
                              Treatment of Exchange Offer."

Appraisal Rights............  Holders of the Old Debentures do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture (as defined under "Description of New Debentures--General") in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

No Recommendation......       Neither the Board of Directors of Pennzoil nor
                              Pennzoil makes any recommendation to holders of the Old Debentures as to whether to tender in the Exchange Offer. The Company urges holders of the Old Debentures to consult their financial and tax advisors on what action to take.

                   SUMMARY DESCRIPTION OF THE NEW DEBENTURES

Issuer......................  Pennzoil Company

Security....................  Exchangeable Senior Debentures Due 2008


Maturity Date...............  April 1, 2008


Interest Payment Dates......  April 1 and October 1, commencing October 1,
                              1998.


Date of Issuance............  The Company will issue the New Debentures on the next calendar day following the Acceptance Date. Interest on the New Debentures will accrue from their date of issuance.

Determination of Interest
 Rate.......................  The interest rate per annum for the New
                              Debentures will be neither less than 4 3/4% nor more than 6%. See "The Exchange Offer--Terms of the Exchange Offer."


Book-Entry Issuance.........  The New Debentures will be issued only in book-
                              entry form. See "Description of New Debentures-- Book-Entry Issuance Only."


Exchange Rights.............  A holder will have the option to exchange the New
                              Debentures at any time prior to maturity, unless previously redeemed, for shares of Chevron Stock owned by Pennzoil. Subject to adjustment in certain events, the exchange rate for the New Debentures will be 0.823 shares of Chevron Stock for each share of Chevron Stock into which exchanged Old Debentures were exchangeable as of the Acceptance Date under Existing Exchange Rights (excluding shares of Chevron Stock exchangeable for that portion of Old Debentures for which cash is paid in lieu of the issuance of a Fractional New Debenture). See "-- Illustration." In lieu of delivering certificates representing Chevron Stock in exchange for any New Debentures, Pennzoil may pay to the holder surrendering such New Debentures an amount in cash equal to the market price of the Chevron Stock for which the New Debentures are exchangeable.

Repurchase Rights...........  Holders of New Debentures may exercise rights to cause Pennzoil to repurchase the New Debentures if Pennzoil takes certain action as described under "Description of New Debentures--Repurchase Rights."


Optional Redemption.........  The Company may not redeem the New Debentures prior to April 1, 2000. Thereafter, the Company has the option to redeem all or part of the New Debentures at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption.

Ranking.....................  The New Debentures will constitute unsecured senior debt obligations of Pennzoil ranking pari passu with all other present and future unsecured general obligations of Pennzoil that are not expressly subordinated to senior indebtedness. Pennzoil currently conducts substantially all of its operations through subsidiaries, and the holders of the New Debentures will have a junior position to any creditors of Pennzoil's subsidiaries. As of November 30, 1997, the aggregate outstanding debt of Pennzoil's subsidiaries was approximately $54 million.

Listing.....................
                              The New Debentures have been approved for trading on the NYSE, subject to official notice of issuance.


Proposed Trading Symbol.....

Material Federal Income Tax
 Considerations Relating to
 the New Debentures....       A holder will be required to include original
                              issue discount in gross income for federal income tax purposes on a constant yield basis over the term of the New Debentures. Original issue discount will accrue at the interest rate at which the New Debentures would have been issued if they were not exchangeable for shares of Chevron Stock. This rate will exceed the Determined Rate. An exchange of the New
                              Debentures for shares of Chevron Stock will constitute a taxable sale or exchange of the New
                              Debentures. Any gain on the sale, exchange or redemption of the New Debentures will be ordinary interest income (rather than capital gain); any loss generally will be ordinary loss to the extent of the net amount of ordinary income the holder has previously realized on the New
                              Debentures and capital loss as to the balance. In the case of New Debentures retired or exchanged for shares of Chevron Stock on the maturity date of the New Debentures, the amount and character of income and loss of the holder will be the same as described above, but will be determined in part through certain original issue discount
                              "adjustments." See "Material Federal Income Tax
                              Consequences--Treatment of New Debentures."

              COMPARISON OF OLD DEBENTURES TO NEW DEBENTURES

  The following table presents a comparison of material differences between the Old Debentures and the New Debentures. Except as set forth below, the terms of the Old Debentures and New Debentures are materially similar.

                                          OLD DEBENTURES
                         -------------------------------------------------
                            6 1/2% DEBENTURES        4 3/4% DEBENTURES               NEW DEBENTURES
                         ------------------------ ------------------------   ------------------------------
AGGREGATE PRINCIPAL
 AMOUNT OUTSTANDING..... $397.1 million           $491.8 million             Determined as described herein
INTEREST RATE........... 6 1/2%                   4 3/4%                     A single rate between 4 3/4-6%
                                                                             (determined as described
                                                                             herein)
MATURITY DATE........... January 15, 2003         October 1, 2003            April 1, 2008
EXCHANGE RATE........... $42 1/16 per share or    $58 13/16 per share or     Determined as described herein
                         23.774 shares per $1,000 17.004 shares per $1,000
                         principal amount         principal amount
DATE ON AND AFTER WHICH
 DEBENTURES MAY BE
 REDEEMED............... January 15, 1998         October 1, 1998            April 1, 2000
FORM OF DEBENTURES...... Bearer or registered     Bearer or registered       Registered book-entry only
ACCRUED INTEREST UPON
 EXERCISE OF EXCHANGE
 RIGHTS................. Holders who exercise     Holders who exercise       Holders who exercise their ex-
                         their exchange rights    their exchange rights do   change rights will not receive
                         do not receive accrued   not receive accrued and    accrued and unpaid interest,
                         and unpaid interest.     unpaid interest.           except that, subsequent to any
                                                                             call for redemption by the
                                                                             Company of the New Debentures,
                                                                             holders who exercise exchange
                                                                             rights will receive accrued
                                                                             and unpaid interest through
                                                                             the date of exchange.

                                  ILLUSTRATION

  The following illustrates the effect of the Exchange Offer (i) on a holder of $1,000 principal amount of 6 1/2% Debentures, (ii) on a holder of $1,000,000 principal amount of 6 1/2% Debentures (1,000 6 1/2% Debentures, each at $1,000 principal amount), (iii) on a holder of $1,000 principal amount of 4 3/4% Debentures, (iv) on a holder of $1,000,000 principal amount of 4 3/4% Debentures (1,000 4 3/4% Debentures, each at $1,000 principal amount), and (v) per share of Chevron Stock for which each series of Old Debentures are exchangeable, assuming in each case that the Average Chevron Stock Price is $80 per share and assuming the holder's tender of Old Debentures is accepted for exchange. This chart is for illustrative purposes only. Changes in the Average Chevron Stock Price will affect the illustration set forth below. See "The Exchange Offer--Target Amount."

                                                                                EITHER SERIES
                                                                                    OF OLD
                                                                                  DEBENTURES
                                                                                PER UNDERLYING
                            6 1/2%       6 1/2%        4 3/4%       4 3/4%         SHARE OF
CURRENT HOLDINGS          DEBENTURES   DEBENTURES    DEBENTURES   DEBENTURES    CHEVRON STOCK
----------------          ----------  -------------  ----------  -------------  --------------
Principal amount........     $1,000      $1,000,000     $1,000      $1,000,000          --
Shares of Chevron Stock
 for which Old
 Debentures are
 exchangeable at current
 exchange rate .........     23.774          23,774     17.004          17,004          --
NEW DEBENTURES RECEIVED
IN EXCHANGE OFFER
-----------------------
(a) Average Chevron
 Stock Price............     $               $          $               $           $
(b) Multiple............        103%            103%       103%            103%        103%
(c) Shares of Chevron
 Stock for which Old
 Debentures are
 exchangeable at current
 exchange rate..........     23.774          23,774     17.004          17,004           1
Product ((a) x (b) x
 (c))...................  $1,958.98   $1,958,977.60  $1,401.13   $1,401,129.60      $82.40

 Principal amount of New
  Debentures............  $1,000.00   $1,958,000.00  $1,000.00   $1,401,000.00         N/A
 Cash in Lieu of
  Issuance of Fractional
  New Debentures........    $958.98         $977.60    $401.13         $129.60         N/A


--------------------------------------------------------------------------------

AMOUNTS PER $1,000
PRINCIPAL AMOUNT OF NEW
DEBENTURES(1)
-----------------------
Exchange Rate(2)........                       0.823
Principal Amount of New
 Debentures per share of
 underlying Chevron
 Stock ($82.40/0.823)...                      $100.12
New exchange ratio per
 $1,000 principal amount
 of New Debentures
 ($1,000/$100.12).......                       9.988

--------
(1) Gives effect to the multiple (103%) used in determining the principal amount of New Debentures in the Exchange Offer.
(2) The New Debentures will be exchangeable at the option of the holder at any time prior to maturity, unless previously redeemed, for shares of Chevron Stock owned by Pennzoil at an exchange rate of 0.823 shares of Chevron Stock for each share of Chevron Stock into which exchanged Old Debentures were exchangeable as of the Acceptance Date under Existing Exchange Rights (excluding shares of Chevron Stock exchangeable for that portion of Old Debentures for which cash is paid in lieu of the issuance of a Fractional New Debenture), subject to adjustment in certain events. See "Description of New Debentures--Exchange Rights."

                               RISK FACTORS

COMPARATIVE FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING OLD DEBENTURES FOR NEW DEBENTURES AND EXCHANGING OLD DEBENTURES FOR CHEVRON STOCK OR CASH.

  A holder generally will recognize gain, if any, upon an exchange of Old Debentures for New Debentures, and will be liable for federal income tax upon such gain. See "Material Federal Income Tax Consequences--Treatment of Exchange Offer." Any gain recognized by a holder on a subsequent sale or exchange of the New Debentures (including their redemption or exchange for Chevron Stock or cash) will be ordinary income. See "Material Federal Income Tax Consequences--Treatment of New Debentures."

  Pennzoil currently expects to call for redemption all Old Debentures that remain outstanding after completion of the Exchange Offer, although the final determination of whether to make, and the timing of, such redemption of the Old Debentures (or either series thereof) will be made by Pennzoil's Board of Directors based upon market and other factors prevailing at the time such determination is made. If Pennzoil calls the Old Debentures for redemption, based upon the terms of the Old Debentures and prevailing market prices for Chevron Stock, Pennzoil expects that substantially all holders of Old Debentures will exercise their Existing Exchange Rights to obtain the shares of Chevron Stock for which the Old Debentures are exchangeable (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock). The federal income tax consequences of not participating in the Exchange Offer and instead exercising the Existing Exchange Rights will generally be substantially more favorable to a holder if the holder has accounted for the Old Debentures for federal income tax purposes using the same method as Pennzoil and Pennzoil elects to deliver Chevron Stock upon such exercise rather than cash, because a holder's gain, if any, on such an exchange of Old Debentures for Chevron Stock probably will be substantially lower than its gain, if any, on an exchange of Old Debentures for New Debentures, and any gain on a subsequent disposition of Chevron Stock received in exchange for Old Debentures generally will be capital gain rather than the ordinary income arising on a subsequent disposition of New Debentures received in exchange for Old Debentures. See "Material Federal Income Tax Consequences--Treatment of Exercise of Existing Exchange Rights." Moreover, the federal income tax consequences of not participating in the Exchange Offer and instead exercising the Existing Exchange Rights may under some circumstances (e.g., if the holder would realize gain on a Deemed Option Exchange and loss on a Deemed Debt Exchange) be somewhat more favorable to a holder even if Pennzoil elects to deliver cash on such exercise.

NO SPECIAL EVENT-RISK PROTECTION

  The New Debentures, like the Old Debentures, will not benefit from any covenant or other provision that would afford holders of New Debentures special protection in the event of a highly leveraged transaction or a change in control involving Pennzoil, except for any such protection described under "Description of New Debentures--Limitation of Liens." This absence of such special protection is less significant in the case of the Old Debentures, because the market price of Chevron Stock has increased since the issuance of the Old Debentures and, as a result, the Old Debentures are currently exchangeable for shares of Chevron Stock at equivalent exchange prices ($42 1/6 per share for the 6 1/2% Debentures and $58 13/16 per share for the 4 3/4% Debentures) that are less than the current market price for Chevron Stock. (On
February   , 1998, the reported closing price of Chevron Stock on the NYSE was
$    per share.) The equivalent exchange price for the New Debentures will initially be in excess of the market price for Chevron Stock and, absent an increase in such market price, the exchange rights of holders of New Debentures would offer less protection against a highly leveraged transaction or a change in control.

                                CAPITALIZATION

  The following table sets forth information with respect to the consolidated capitalization of Pennzoil and its subsidiaries as of September 30, 1997 and the adjusted consolidated capitalization of Pennzoil and its subsidiaries after giving effect to (i) the issuance of $835.4 million of New Debentures (assuming $506.2 million principal amount of Old Debentures (an equal percentage of the outstanding of each of the 6 1/2% Debentures and 4 3/4% Debentures) are accepted for exchange), (ii) the redemption of the remaining Old Debentures (assuming holders of all such remaining Old Debentures elect to exercise their Existing Exchange Rights for Chevron Stock and Pennzoil does not elect to pay cash in lieu of delivering Chevron Stock), and (iii) the assumed sale of Chevron Stock that would no longer be deposited with exchange agents for possible exchange of the Old Debentures or the New Debentures, and the use of the net proceeds from such sale to reduce outstanding variable-rate indebtedness, as if all those transactions occurred on September 30, 1997.

                                                  SEPTEMBER 30, 1997
                                         ---------------------------------------
                                           ACTUAL   ADJUSTMENTS(A)   AS ADJUSTED
                                         ---------- --------------   -----------
                                               (EXPRESSED IN THOUSANDS)
Short-Term Debt
  Current Maturities of Long-Term Debt.. $    2,433   $      --      $    2,433
                                         ----------   ---------      ----------
    Total Short-Term Debt...............      2,433          --           2,433
                                         ==========   =========      ==========
Long-Term Debt, excluding Current
 Maturities
  Notes and Debentures due 1999-2009....    800,000          --         800,000
  6 1/2% and 4 3/4% Debentures due 2003.    897,229    (897,229)             --
  New Debentures........................         --     835,423 (b)     835,423
  Variable-Rate Credit Arrangements.....    528,424    (138,851)(c)     389,573
  Other, including Debenture Premiums
   and Discounts........................     46,156     (24,333)(d)      21,823
                                         ----------   ---------      ----------
    Total Long-Term Debt................  2,271,809    (224,990)      2,046,819
Shareholders' Equity
  Unrealized Holding Gain on Marketable
   Securities...........................    190,337      60,936 (e)     251,273
  Gain on Assumed Disposition of
   Chevron..............................                130,907 (f)     130,907
  Extraordinary Items Related to
   Exchange.............................               (192,847)(g)    (192,847)
  Other Equity..........................    898,362                     898,362
                                         ----------   ---------      ----------
    Total Shareholders' Equity..........  1,088,699      (1,004)      1,087,695
                                         ----------   ---------      ----------
Total Capitalization.................... $3,360,508   $(225,994)     $3,134,514
                                         ==========   =========      ==========

--------

(a)Assumes an Average Chevron Stock Price of $80 per share.
(b)Adjustment to reflect New Debentures issued at par value. The financial statement carrying amount of the New Debentures will be marked to market by Pennzoil based upon changes in the price of Chevron Stock above the effective exchange price. Such increases or decreases in carrying value will be charged or credited, respectively, to Pennzoil net income.

(c)Adjustment to reflect the application of the $143.5 million proceeds from the assumed sale by Pennzoil of 1.79 million Chevron shares at $80 per share, less $4.7 million of new debt issue costs.

(d)Adjustment to reflect an assumed 2.9% discount on issuance of New Debentures. The discount amount is calculated as the par value of New Debentures divided by 103% less the par value of New Debentures.

(e)Reflects the net increase in the unrealized holding gain on marketable securities to reflect the adjusted fair value of the remaining 8.34 million shares of Chevron Stock held by Pennzoil at $80 per share, reduced by liquidated holding gains (i) on the shares of Chevron Stock assumed to be delivered in exchange for unexchanged Old Debentures under Existing
   Exchange Rights and (ii) on the shares of Chevron Stoc     k assumed to be
   sold. Future changes in the fair market value of the shares of Chevron Stock held by Pennzoil

                                   (footnotes continued on following page)
   will be reflected in its financial statement carrying amount of marketable securities. Such increases or decreases in fair value will be recognized as an adjustment to shareholders' equity. The following table reflects the effect of the Exchange Offer on the Chevron Stock beneficially owned by the Company.

                                             6 1/2%       4 3/4%       TOTAL
                                          ------------ ------------ ------------
   CURRENT INVESTMENT IN CHEVRON
     Old Debentures as of 12/23/97....... $397,148,000 $491,780,000 $888,928,000
     Par amount per debenture............ $   1,000.00 $   1,000.00 $   1,000.00
                                          ------------ ------------ ------------
     Number of debentures Outstanding....      397,148      491,780      888,928
     Number of Chevron shares per
      debenture..........................       23.774       17.004
                                          ------------ ------------ ------------
       Total number of Chevron shares
        beneficially owned by Pennzoil...    9,441,797    8,362,227   17,804,024
                                          ============ ============ ============
   PROPOSED TRANSACTION
     Number of Chevron shares available for sale by Pennzoil
      (0.177XTarget Amount)........................................    1,794,780
     Number of Chevron shares underlying New Debentures
      (0.823XTarget Amount)........................................    8,345,220
                                                                    ------------
     Target Amount at $80 per share................................   10,140,000
     Chevron shares remaining to satisfy exchange rights of holders
      of Old Debentures............................................    7,664,024
                                                                    ------------
       Total number of Chevron shares beneficially owned by
        Pennzoil...................................................   17,804,024
                                                                    ============

(f)Adjustment to reflect the realized gain of $128.03 million on the assumed exchange of 7.81 million shares of Chevron Stock for the remaining Old Debentures and the realized gain of $83.11 million on the assumed disposition of 1.79 million shares of Chevron Stock at $80 per share, net of taxes of $80.23 million. Pennzoil's cost for the shares of Chevron Stock for accounting purposes is $33.676 per share.

(g)Reflects the extraordinary loss on retirement of the Old Debentures, which is calculated as the difference between the carrying amount of the Old Debentures being exchanged for New Debentures of $506.2 million (less related unamortized debt issue costs of $6.2 million) and the net of discount market value of the New Debentures of $811.0 million. This pretax loss of $311.0 million is then reduced by an income tax benefit of $118.2 million, resulting in an after-tax extraordinary loss of $192.8 million.

                              RECENT DEVELOPMENTS

  On November 17, 1997, Union Pacific Resources Group Inc. announced that it terminated its unsolicited tender offer for all outstanding shares of Pennzoil.

1998 CAPITAL EXPENDITURES

  The table below summarizes Pennzoil's current 1998 capital expenditure budget by segment compared with 1997 and 1996 capital expenditures. The capital budget is reassessed from time to time and could, for example, be adjusted to reflect changes in oil and gas prices and other economic factors.

                                                            1998
                                                           BUDGET 1997*   1996
                                                           ------ ------ ------
                                                              (EXPRESSED IN
                                                                MILLIONS)
      Oil and Gas......................................... $447.3 $407.2 $311.9
      Motor Oil & Refined Products........................   60.6  175.3  231.7
      Franchise Operations................................   33.6   21.5   19.5
      Corporate and Other.................................   13.7    5.1    2.5
                                                           ------ ------ ------
                                                           $555.2 $609.1 $565.6
                                                           ====== ====== ======

--------
*Based on estimates as of December 1997.

  Pennzoil currently expects to generate funds for its budgeted 1998 capital expenditures from a combination of some, or all, of the following: cash flow from operations, borrowings under its short-term facilities and revolving credit facility and available cash.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer.

  Successful completion of the Exchange Offer will allow the Company to release a portion of the shares of Chevron Stock that have been deposited with exchange agents for possible exchange of Old Debentures under Existing Exchange Rights, specifically (i) all shares underlying a Fractional New Debenture and (ii) 0.177 of a share of Chevron Stock for each share of Chevron Stock underlying an Old Debenture accepted for exchange. Pennzoil currently intends to sell such released shares of Chevron Stock for cash prior to December 31, 1998 and use the net proceeds from such sale to reduce outstanding variable-rate indebtedness.

                              CHEVRON CORPORATION

  Chevron is a major international oil company. It provides administrative, financial and management support for, and manages its investments in, U.S. and foreign subsidiaries and affiliates, which engage in fully integrated petroleum operations, chemical operations and coal mining. The company operates in the United States and approximately 90 other countries. Pennzoil has no affiliation with Chevron other than its stock ownership and contractual arrangements in the ordinary course of business and therefore has no greater access to information relating to Chevron than any other Chevron stockholder. Appendix A to this Prospectus contains selected information concerning Chevron taken from Chevron's Annual Report on Form 10-K for the year ended December 31, 1996 and Chevron's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, together with Chevron's "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 1996 and for the three- and nine-month periods ended September 30, 1997.

  Based upon information published by Chevron, at September 30, 1997, Chevron had 656,752,639 shares of Chevron Stock issued and outstanding; Chevron Stock is listed on the NYSE (trading symbol: CHV), as well as the Midwest; Pacific; Vancouver; London; and Zurich, Basel, and Geneva, Switzerland, stock exchanges. Chevron Stock is also traded on the Boston, Cincinnati, Detroit and
Philadelphia stock exchanges. On February   , 1998, the reported closing price
of Chevron Stock on the NYSE Composite Tape was $      .

DIVIDEND AND PRICE RANGE OF CHEVRON STOCK

  The following table sets forth the high and low trading prices for Chevron Stock on the NYSE Composite Tape and dividends declared for the calendar periods indicated as reported in published financial sources.

                                                      HIGH     LOW    DIVIDENDS
                                                      ----     ---    ---------
      1996:
        First Quarter................................ 58 7/8    51      0.500
        Second Quarter............................... 62 1/8   54 1/2   0.500
        Third Quarter................................ 63 3/8   55 7/8   0.540
        Fourth Quarter............................... 68 3/8   60 1/4   0.540
      1997:
        First Quarter................................ 72 3/4   63 1/2   0.540
        Second Quarter............................... 77 1/4   61 3/4   0.580
        Third Quarter................................ 89 3/16  73 1/2   0.580
        Fourth Quarter............................... 88 7/8   71 1/2   0.580
      1998:
        First Quarter (through February 20, 1998).... 79 3/16  67 3/4   0.610

                         PRICE RANGE OF OLD DEBENTURES

  On February   , 1998, the closing prices for the 6 1/2% Debentures and the 4
3/4% Debentures on the NYSE Composite Tape were $      and $     ,
respectively. Because the Old Debentures may trade in small amounts and sometimes infrequently on the NYSE, the most recently reported trading price may or may not be indicative of the current market value.

6 1/2% DEBENTURES

  The following table sets forth the high and low trading prices for the 6 1/2% Debentures on the NYSE Composite Tape for the calendar periods indicated as reported in published financial sources.

                                                                HIGH    LOW
                                                                ----    ----
      1996:
        First Quarter..........................................  137     120
        Second Quarter......................................... 147 1/2 130 1/2
        Third Quarter.......................................... 150 1/2  138
        Fourth Quarter.........................................  159    147 1/2
      1997:
        First Quarter..........................................  167    150 1/2
        Second Quarter......................................... 176 1/2  156
        Third Quarter..........................................  201     181
        Fourth Quarter.........................................  205     186
      1998:
        First Quarter (through February 20, 1998)..............  175     171

4 3/4% DEBENTURES

  The following table sets forth the high and low trading prices for the 4 3/4% Debentures on the NYSE Composite Tape for the calendar periods indicated as reported in published financial sources.

                                                                HIGH    LOW
                                                                ----    ----
      1996:
        First Quarter.......................................... 105 1/2 100 1/2
        Second Quarter......................................... 110 1/2 101 3/4
        Third Quarter..........................................  111     104
        Fourth Quarter.........................................  118     110
      1997:
        First Quarter.......................................... 123 7/8 111 1/2
        Second Quarter.........................................  130     111
        Third Quarter.......................................... 146 1/2  126
        Fourth Quarter......................................... 147 1/2 123 3/4
      1998:
        First Quarter (through February 20, 1998)..............  135     122

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The purpose of the Exchange Offer is to replace a portion of Pennzoil's outstanding Old Debentures with the New Debentures. The Company is undertaking the Exchange Offer to take advantage of what it believes to be favorable conditions in the equity-linked securities markets.

  The 6 1/2% Debentures are currently redeemable at Pennzoil's option at any time, although Pennzoil does not intend to redeem the 6 1/2% Debentures before April 15, 1998, and the 4 3/4% Debentures are redeemable at Pennzoil's option beginning October 1, 1998. Pennzoil believes that, based upon the terms of the Old Debentures and currently prevailing market prices for Chevron Stock, holders of Old Debentures will be inclined to exchange the Old Debentures for the underlying shares of Chevron Stock once the Old Debentures are subject to redemption by Pennzoil (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock). If holders of all Old Debentures exercised their right to exchange such Old Debentures for Chevron Stock (and Pennzoil chose to deliver shares of Chevron Stock), Pennzoil would recognize a net gain for federal income tax purposes on the shares of Chevron Stock delivered in the exchange and incur current tax on the gain of up to approximately $100 million. To the extent that holders of Old Debentures elect to exchange for New Debentures instead of electing to exercise their Existing Exchange Rights to exchange the Old Debentures for shares of Chevron Stock (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock), the Exchange Offer may enable the Company to defer such current federal income taxes. (If Pennzoil were to elect to pay cash instead of delivering shares of Chevron Stock upon surrender of Old Debenture for exchange, Pennzoil would not recognize a net gain for federal income tax purposes unless and until Pennzoil sold the Chevron Stock.)

  By effecting the Exchange Offer, certain holders of Old Debentures will be allowed to exchange from (1) a security that has the near-term prospect of being called into (2) a new security with (a) higher effective interest income and principal, and enhanced call protection, but also (b) fewer underlying shares and an extended maturity. In addition, the net tax loss created by the Exchange Offer will be used to offset (at least in part) gains recognized by Pennzoil (1) from expected exercise of Existing Exchange Rights on unexchanged Old Debentures (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock) and (2) on any shares of Chevron Stock that may be released (from deposit with exchange agents for possible exchange of Old Debentures) as a result of the Exchange Offer and sold by Pennzoil.

  Pennzoil currently expects to call for redemption all Old Debentures that remain outstanding after completion of the Exchange Offer, although the final determination of whether to make, and the timing of, such redemption of the Old Debentures (or either series thereof) will be made by Pennzoil's Board of Directors based upon market and other factors prevailing at the time such determination is made. If Pennzoil calls the Old Debentures for redemption, based upon the terms of the Old Debentures and prevailing market prices for Chevron Stock, Pennzoil expects that substantially all holders of Old Debentures will exercise their Existing Exchange Rights to obtain the shares of Chevron Stock for which the Old Debentures are exchangeable (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock). Although Pennzoil has the right to redeem the 6 1/2% Debentures beginning January 15, 1998, Pennzoil does not intend to call the 6 1/2% Debentures for redemption before April 15, 1998. The Company will pay holders of 6 1/2% Debentures not exchanged in the Exchange Offer that exercise their Existing Exchange Rights on or after April 15 and before July 15, 1998 accrued and unpaid interest through April 15, 1998 on the 6 1/2% Debentures exchanged for Chevron Stock. Subject to a final determination of Pennzoil's Board of Directors, Pennzoil currently expects to call the 4 3/4% Debentures for redemption on October 1, 1998, which is the first date on which the Company can redeem them.

RECOMMENDATION OF PENNZOIL

  The Board of Directors of Pennzoil has unanimously approved the Exchange Offer. Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Neither the Board of Directors of Pennzoil nor Pennzoil makes any recommendation to holders of the Old Debentures as to whether to tender in the Exchange Offer. The Company urges holders of the Old Debentures to consult their financial and tax advisors on what action to take.

TERMS OF THE EXCHANGE OFFER

  Pennzoil is offering to issue its New Debentures in exchange for the Target Amount of its outstanding Old Debentures. The Target Amount of Old Debentures to be accepted for exchange, and the principal amount and interest rate on the New Debentures to be issued in the Exchange Offer, will be determined as described herein. The Target Amount of Old Debentures is the amount of Old Debentures that are exchangeable into between 7.35 million and 14.39 million shares of Chevron Stock under Existing Exchange Rights. The Target Amount will be determined by reference to the Average Chevron Stock Price. See "--Target Amount." However, the Company reserves the right, in its sole discretion, to accept more than the Target Amount of Old Debentures for exchange. The "Average Chevron Stock Price" will be the average of the closing prices of Chevron Stock on the NYSE on the two trading days ending on the second trading
day prior to the Expiration Date. On January   , 1998, the last reported
closing price of Chevron Stock on the NYSE Composite Tape was $          per
share. See "Chevron Corporation--Dividend and Price Range of Chevron Stock" for recent trading prices of Chevron Stock.

  The principal amount of New Debentures to be issued in exchange for Old Debentures will be equal to the product of (i) 103% of the Average Chevron Stock Price and (ii) the aggregate number of shares of Chevron Stock for which the Old Debentures tendered by a holder are currently exchangeable as of the Acceptance Date (subject to the payment of cash in lieu of the issuance of a Fractional New Debenture).

  The interest rate per annum for the New Debentures will neither be less than 4 3/4% nor more than 6%. Each tendering holder of Old Debentures tendered for exchange must specify in the Letter of Transmittal, in increments of 0.05%, the minimum interest rate (but in no event less than 4 3/4%) that such holder is willing to accept for the New Debentures. The Company will select the Determined Rate, which will be the lowest rate that will allow it to accept the Target Amount of Old Debentures (or such lesser or greater amount of Old Debentures as is properly tendered and not withdrawn specifying a coupon neither less than 4 3/4% per annum nor more than 6% per annum, or such greater amount as Pennzoil, in its sole discretion, may determine to accept). Notwithstanding the foregoing, a tendering holder may elect in the Letter of Transmittal to specify that all Old Debentures being tendered are tendered at the "Determined Rate" (as opposed to specifying a particular rate), which should increase the likelihood that the Company would accept for exchange such holder's Old Debentures being tendered. If the Company does not terminate the Exchange Offer, tendering at the Determined Rate ensures that the Company will accept at least some of the holder's debentures for exchange. Old Debentures tendered by a holder specifying the Determined Rate (rather than a particular rate neither less than 4 3/4% nor more than 6%) will be considered tendered at 4 3/4% for purposes of determining the Old Debentures accepted for exchange and any proration, but, subject to the other terms and conditions of the Exchange Offer, such holders will receive New Debentures bearing interest at the Determined Rate. See "The Exchange Offer--Terms of the Exchange Offer." Subject to the terms and conditions of the Exchange Offer (including the possibility of proration), the Company will accept for exchange all properly tendered Old Debentures that are not withdrawn and that specify an interest rate at or below the Determined Rate. The Company does not intend to issue more than $889.1 million principal amount, and not less than $100 million principal amount, of New Debentures. The New Debentures will bear interest at the Determined Rate. The Company will pay accrued interest on Old Debentures accepted for exchange through the Acceptance Date. Payment of such accrued interest on the Old Debentures will accompany delivery of the New Debentures.

  The Company is making the Exchange Offer only to holders of Old Debentures in registered form. Holders of Old Debentures in bearer form must first exchange the Old Debentures in bearer form for Old Debentures in registered form if they desire to participate in the Exchange Offer. See "The Exchange Offers--Procedures for Tendering."

  Holders of the Old Debentures do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

  The Company shall be deemed to have accepted validly tendered Old Debentures when, as and if the Company has given oral notice (confirmed in writing) or written notice thereof to the Exchange Agent on or after the Expiration Date. The Exchange Agent will act as agent for the tendering holders for the purpose of the exchange of Old Debentures.

  The Company will issue New Debentures only in registered form and only in denominations of $1,000 and integral multiples thereof. Holders who would otherwise be entitled to receive a New Debenture in a principal amount under $1,000 will receive a cash payment in lieu of the issuance of a Fractional New Debenture.

  If holders validly tender, and do not withdraw, more than the Target Amount of Old Debentures for exchange prior to the Expiration Date at specified interest rates at or below the Determined Rate, the Company will accept Old Debentures for exchange on a pro rata basis from among the Old Debentures tendered at the Determined Rate. The Company will not prorate Old Debentures tendered at an interest rate that is lower than the Determined Rate. If any tendered Old Debentures are not accepted for exchange because the interest rate at which the Old Debentures were tendered was greater than the Determined Rate, because of proration, because of an invalid tender, because of the occurrence of certain other events set forth herein or otherwise, any such unaccepted Old Debentures will be returned, at the expense of Pennzoil, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders of 6 1/2% Debentures not exchanged in the Exchange Offer that exercise the Existing Exchange Rights on or after April 15 and before July 15, 1998 will receive accrued and unpaid interest through April 15, 1998 on the 6 1/2% Debentures exchanged for Chevron Stock.

  The Company expects to deliver certificates representing New Debentures exchanged for Old Debentures accepted in the Exchange Offer, certificates representing portions of Old Debentures not accepted for exchange for New Debentures in the Exchange Offer and checks in payment of the cash to be paid in lieu of the issuance of Fractional New Debentures and accrued and unpaid interest due on Old Debentures accepted for exchange as soon as practicable after the Expiration Date. See "--Terms of the Exchange Offer."

  Holders who tender Old Debentures in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Debentures pursuant to the Exchange Offer. The Company will pay all of its charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

TARGET AMOUNT

  The following table identifies the Target Amount (expressed in millions of shares of Chevron Stock into which the Old Debentures are exchangeable under Existing Exchange Rights) given the following Average Chevron Stock Prices. If the Average Chevron Stock Price is between two full dollar amounts set forth in the following table, the Target Amount will be determined by interpolating between the corresponding Target Amounts in the following table. On February
  , 1998, the reported closing price of Chevron Stock on the NYSE Composite
Tape was $     .

                         TARGET AMOUNT
                          (IN MILLIONS
AVERAGE CHEVRON STOCK     OF SHARES OF
PRICE                    CHEVRON STOCK)
---------------------    --------------
$60.00 or lower.........     14.39
 61.00..................     14.15
 62.00..................     13.92
 63.00..................     13.70
 64.00..................     13.49
 65.00..................     13.28
 66.00..................     13.08
 67.00..................     12.88
 68.00..................     12.69
 69.00..................     12.51
 70.00..................     12.33
 71.00..................     12.16
 72.00..................     11.95
 73.00..................     11.69
 74.00..................     11.44
 75.00..................     11.20
 76.00..................     10.97
 77.00..................     10.75
 78.00..................     10.54
 79.00..................     10.33
 80.00..................     10.14


                          TARGET AMOUNT
                           (IN MILLIONS
AVERAGE CHEVRON STOCK      OF SHARES OF
PRICE                     CHEVRON STOCK)
---------------------     --------------
$81.00..................      9.95
 82.00..................      9.77
 83.00..................      9.59
 84.00..................      9.42
 85.00..................      9.26
 86.00..................      9.10
 87.00..................      8.95
 88.00..................      8.80
 89.00..................      8.66
 90.00..................      8.52
 91.00..................      8.39
 92.00..................      8.26
 93.00..................      8.13
 94.00..................      8.01
 95.00..................      7.89
 96.00..................      7.78
 97.00..................      7.67
 98.00..................      7.56
 99.00..................      7.45
100.00 or higher........      7.35

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
                     , unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  If the Company chooses to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral notice (confirmed in writing) or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

  The Company expressly reserves the right to (i) withdraw or terminate the Exchange Offer and promptly return all Old Debentures, at any time for any reason, including (without limitation) if the Exchange Offer would result in less than $100 million in principal amount of New Debentures being issued or upon the failure of any conditions specified in "--Procedures for Tendering,"
(ii) waive any condition to the Exchange Offer and accept all the Old Debentures previously tendered, (iii) extend the Expiration Date and retain all Old Debentures tendered until such Expiration Date, subject, however, to all withdrawal rights of holders (see "--Withdrawal of Tenders") or (iv) amend or modify the terms of the Exchange Offer in any manner, including (without limitation) the form of the consideration or the formula for calculating the amount of the consideration to be paid pursuant to the Exchange Offer. Any amendment applicable to the Exchange Offer will apply to all Old Debentures tendered for exchange pursuant to the Exchange Offer. If the Company materially changes the terms of the Exchange Offer or if it waives a material condition of the Exchange Offer, the Company will extend the Exchange Offer. The minimum period that the Company will extend the Exchange Offer following a material change in the terms of the Exchange Offer or a waiver by the Company of a material condition of the Exchange

Offer, other than a change in the amount of the Old Debentures being sought for exchange or in the formula for calculating the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. With respect to a change in the amount of the Old Debentures being sought or in the formula for calculating consideration offered, the Exchange Offer will be extended for a minimum of 10 business days following public announcement of such change. Any withdrawal or termination of the Exchange Offer will be followed as promptly as practicable by public announcement thereof. In the event the Company withdraws or terminates the Exchange Offer, it will give immediate notice to the Exchange Agent, and all Old Debentures theretofore tendered for exchange pursuant to the Exchange Offer will be returned promptly to the tendering holders thereof. See "-- Withdrawal of Tenders." If the Company materially changes the terms of the Exchange Offer or makes any change to the formula for calculating the consideration to be paid pursuant to the Exchange Offer, the Company shall amend this Prospectus and file it with the Commission.

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

  The tender for exchange of Old Debentures by a holder thereof pursuant to one of the procedures set forth below and the acceptance thereof by the Company will constitute a binding agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. This Prospectus, together with the
Letter of Transmittal, will first be sent on or about           , 1998 to all
holders of Old Debentures known to the Company and the Exchange Agent.

  The Company is making the Exchange Offer only to holders of Old Debentures in registered form. If holders of Old Debentures in bearer form desire to participate in the Exchange Offer, they must first exchange their Debentures for Old Debentures in registered form. In order to exchange Old Debentures in bearer form for Old Debentures in registered form, a holder must surrender the Old Debentures in bearer form at the office or agency of the Trustee with all unmatured coupons and all matured coupons in default thereto appertaining. Only a holder of registered Old Debentures may tender such Old Debentures in the Exchange Offer. Each holder of Old Debentures desiring to accept the Exchange Offer for all or any portion of his or her Old Debentures must transmit a properly completed and duly executed Letter of Transmittal, or a photocopy thereof, including any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Debentures must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Debentures, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Debentures, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent; Information Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

  LETTERS OF TRANSMITTAL, OLD DEBENTURES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, NOT TO THE COMPANY, THE DEALER MANAGER OR DTC.

  THE METHOD OF DELIVERY OF OLD DEBENTURES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, THE COMPANY RECOMMENDS THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF SENT BY MAIL, THE COMPANY RECOMMENDS THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED AND PROPER

INSURANCE BE OBTAINED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE.

  Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf if such beneficial owner desires to tender Old Debentures for exchange. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal (or delivering an Agent's Message) and delivering such beneficial owner's Old Debentures, either make appropriate arrangements to register ownership of the Old Debentures in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Debentures tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or The New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (any of the foregoing hereinafter referred to as an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Debentures listed therein, such Old Debentures must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Debentures.

  If the Letter of Transmittal or any Old Debentures or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Debentures will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Debentures not properly tendered or any Old Debentures the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Debentures. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Debentures must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Debentures, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Debentures will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Debentures received by the Exchange Agent that the Company determines are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

BOOK-ENTRY TRANSFER

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Debentures at DTC for purposes of the Exchange Offer and, subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Debentures by causing DTC to transfer such Old Debentures into the Exchange Agent's account at DTC in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for such book-entry transfer.

  However, the exchange for Old Debentures so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Old Debentures into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Old Debentures that is the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY

  If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Debentures to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, prior to the Expiration Date, a letter, a telegram, or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Debentures are registered and, if the Old Debentures are held in certificated form, the certificate number of the Old Debentures to be tendered, and stating that the tender is being made thereby and guaranteeing that within three trading days after the date of execution of such letter, telegram, or facsimile transmission by the Eligible Institution, the Old Debentures, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (and any other required documents), or a confirmation of book-entry transfer of such Old Debentures into the Exchange Agent's account at DTC, will be delivered by such Eligible Institution. Unless the Old Debentures being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents) or a confirmation of book-entry transfer of such Old Debentures into the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures is received, the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent and the Information Agent.

LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The party tendering Old Debentures for exchange (the "Transferor") exchanges, assigns, and transfers such Old Debentures to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause such Old Debentures to be assigned, transferred, and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign, and transfer the Old Debentures and to acquire New Debentures issuable upon the exchange of such tendered Old Debentures, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Debentures, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Debentures or transfer ownership of such Old Debentures on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor, and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

WITHDRAWAL OF TENDERS

  Holders may withdraw their tenders of Old Debentures at any time prior to the Expiration Date.

  To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal. The method of notification is at the risk and election of the holder. Any such notice of withdrawal must specify (i) the Holder named in the Letter of Transmittal as having tendered Old Debentures to be withdrawn, (ii) if Old Debentures are held in certificated form, the certificate numbers of such Old Debentures to be withdrawn, (iii) that such holder is withdrawing his election to have such Old Debentures exchanged and (iv) the name of the registered holder of such Old Debentures, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Debentures being withdrawn. The Exchange Agent will return the properly withdrawn Old Debentures promptly following receipt of notice of withdrawal. If Old Debentures have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Debentures and otherwise comply with DTC's procedures. All questions as to the validity of notice of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Withdrawals of tenders of Old Debentures may not be rescinded and any Old Debentures withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. Properly withdrawn Old Debentures, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Date. See "--Procedures for Tendering."

EXCHANGE AGENT; INFORMATION AGENT

  Chase Bank of Texas, National Association has been appointed as Exchange Agent for the Exchange Offer. D.F. King & Co., Inc. has been appointed as Information Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery may be directed to the Exchange Agent or the Information Agent addressed as follows:

                              The Exchange Agent:

                CHASE BANK OF TEXAS, NATIONAL ASSOCIATION


           By Mail               By Facsimile:     By Hand or Overnight Courier
  (registered or certified      (214) 672-5746       c/o Chase Bank of Texas,
      mail recommended)                                National Association
    Chase Bank of Texas,    Confirm by Telephone to: Corporate Trust Services
    National Association         (214) 672-5678       1201 Main, 18th Floor
  Corporate Trust Services                             Dallas, Texas 75202
        P.O. Box 2320                                          or
  Dallas, Texas 75221-2320                          Chase Texas Trust Company
                                                           of New York
                                                     55 Water Street, North
                                                            Building
                                                    Room 234, Windows 20 & 21
                                                    New York, New York 10041


                            The Information Agent:

                            D. F. KING & CO., INC.

                         CALL TOLL FREE 1-800-735-3591

           77 Water Street                             Royex House
         New York, NY 10005                        Aldermanbury Square
           (212) 269-5550                       London, England EC2V 7HR
           (Call Collect)                          011-44-171-600-5005
                                                     (Call Collect)

TRADING OF NEW DEBENTURES AND OLD DEBENTURES

  Application will be made to list the New Debentures for trading on the NYSE. There can be no assurance, however, that an active public market for the New Debentures will develop and continue after the Exchange Offer.

  The Old Debentures and the Chevron Stock are listed on the NYSE. For recent trading prices of the Old Debentures and the Chevron Stock, see "Price Range of Old Debentures" and "Chevron Corporation--Dividend and Price Range of Chevron Stock." See Appendix A for information regarding Chevron taken from Chevron's Annual Report on Form 10-K for the year ended December 31, 1996 and Chevron's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, together with Chevron's "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 1996 and for the three- and nine-month periods ended September 30, 1997 and a press release of Chevron dated December 19, 1997.

  To the extent that Old Debentures are tendered and accepted in the Exchange Offer, the trading market for the untendered Old Debentures could be reduced significantly, which might adversely affect the liquidity of the Old Debentures, although the consummation of the Exchange Offer alone should not affect the continued listing of the Old Debentures on the NYSE. Published guidelines of the NYSE indicate that the NYSE would consider delisting an issue of the Old Debentures if the aggregate principal amount or market value of such issue publicly held is less than $1,000,000.

  A debt security with a small outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with greater float. Therefore, the market price for untendered Old Debentures may be affected adversely to the extent that the principal amount of Old Debentures tendered pursuant to the Exchange Offer reduces the float. The reduced float may also tend to make the market price of untendered Old Debentures more volatile.

NO TRANSACTIONS OR ARRANGEMENTS

  Except as described in this Prospectus, there are no contracts, arrangements, understandings or relationships in connection with the Exchange Offer between the Company or any of its directors or executive officers and any person with respect to the New Debentures or the Old Debentures.

FEES AND EXPENSES; TRANSFER TAXES

  The expenses of soliciting tenders of Old Debentures will be borne by the Company. For compensation to be paid to the Dealer Manager, see "Dealer Manager." The total expenses to be incurred by the Company in connection with the Exchange Offer, other than fees payable to the Dealer Manager, but including the expenses of the Dealer Manager, printing, accounting, and legal fees, and the fees and expenses of the Exchange Agent, the Information Agent and the Trustee are estimated to be approximately $600,000.

  The Company shall pay all transfer taxes, if any, applicable to the transfer and exchange of Old Debentures to it or its order pursuant to the Exchange Offer. If, however, certificates representing New Debentures or Old Debentures are not tendered or accepted for exchange, are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder(s) of such Old Debentures tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Debentures to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder(s) or any other person) will be payable by the tendering holder(s). If satisfactory evidence of payment of such taxes or exception therefrom is not submitted, the amount of such transfer taxes will be billed directly to such tendering holder.

                         DESCRIPTION OF NEW DEBENTURES

GENERAL

  The New Debentures will be a series of Pennzoil's debt securities (the "Debt Securities") and will be issued under the Indenture dated as of December 15, 1992 (the "Indenture") between Pennzoil and Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), as trustee (the "Trustee"), and the Third Supplemental Indenture to be dated as
of February   , 1998 to the Indenture ("Supplemental Indenture") between
Pennzoil and Chase Bank of Texas, National Association, as trustee. The 6 1/2% Debentures and the 4 3/4% Debentures have also been issued under the Indenture. The Indenture does not limit the aggregate principal amount of securities which can be issued thereunder and provides that securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by Pennzoil prior to issuance. The Indenture does not limit the amount of other unsecured indebtedness or Debt Securities that may be issued by Pennzoil. The italicized references below refer to the section numbers of the Indenture or the Supplemental Indenture.

  The principal amount of New Debentures issued in exchange for Old Debentures in the Exchange Offer will be equal to the product of (i) 103% of the Average Chevron Stock Price and (ii) the aggregate number of shares of Chevron Stock for which the Old Debentures tendered by a holder are exchangeable as of the Acceptance Date (subject to the payment of cash in lieu of the issuance of a Fractional New Debenture. The "Average Chevron Stock Price" will be determined by the average of the closing prices of Chevron Stock on the NYSE on the two trading days ending on the second trading day prior to the Expiration Date. On
February   , 1998, the reported closing price of the Chevron Common Stock on
the NYSE was $           per share.

  The Company will issue the New Debentures on the next calendar day following the Acceptance Date. The New Debentures will mature on April 1, 2008 and will bear interest from the date of issuance at the rate per annum determined as described in the following paragraph, payable semiannually on each April 1 and October 1, commencing October 1, 1998 to the holders of the New Debentures at the close of business on the March 15 next preceding such April 1 or the September 15 next preceding such October 1, as the case may be. The maximum aggregate principal amount at maturity of the New Debentures offered hereby which may be issued will be limited to $889.1 million.

  The interest rate per annum for the New Debentures will neither be less than 4 3/4% nor more than 6%. See "The Exchange Offer--Terms of the Exchange Offer."

  The New Debentures will constitute unsecured senior debt obligations of Pennzoil ranking pari passu with all other present and future unsecured general obligations of Pennzoil that are not expressly subordinated to senior indebtedness. Pennzoil currently conducts substantially all of its operations through subsidiaries, and the holders of the New Debentures will have a junior position to any creditors of Pennzoil's subsidiaries. As of November 30, 1997, the aggregate outstanding debt of Pennzoil's subsidiaries was approximately $54 million.

  The New Debentures, like the Old Debentures, will not benefit from any covenant or other provision that would afford holders of New Debentures special protection in the event of a highly leveraged transaction or change in control involving Pennzoil, except for any such protection provided by the Indenture as described below under "--Limitation of Liens." This absence of such special protection is less significant in the case of the Old Debentures, because the market price of Chevron Stock has increased since the issuance of the Old Debentures and, as a result, the Old Debentures are currently exchangeable for shares of Chevron Stock at equivalent exchange prices ($42 1/6 per share for the 6 1/2% Debentures and $58 13/16 per share for the 4 3/4% Debentures) that are less than the current market price for Chevron Stock. (On
February   , 1998, the reported closing price of Chevron Stock on the NYSE was
$    per share.) The equivalent exchange price for the New Debentures will initially be in excess of the market price for Chevron Stock and, absent an increase in such market price, the exchange rights of holders of New Debentures would offer less protection against a highly leveraged transaction or a change in control.

FORM OF DEBENTURES

  The New Debentures will be issued only in registered form.

BOOK-ENTRY ISSUANCE ONLY

  The New Debentures will be represented by one or more fully registered global securities (collectively, the "Global Debenture"). The Global Debenture will be deposited upon issuance with a custodian for DTC and registered in the name of DTC or a nominee of DTC (the "Global Debenture Registered Owner"). Except as set forth below, the Global Debenture may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Dealer Manager), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that pursuant to procedures established by it (i) upon deposit of the Global Debenture, DTC will credit the accounts of Participants designated by the Exchange Agent with portions of the face amount of the Global New Debentures and (ii) ownership of such interests in the Global Debenture will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Debenture). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Such laws may impair the ability to transfer beneficial interests in a Global Debenture.

  Except as described below, owners of interests in the Global Debenture will not have New Debentures registered in their names, will not receive physical delivery of New Debentures in definitive form and will not be considered the registered owners or holders thereof under the Indenture for any purpose. As long as DTC, or its nominee, is the registered owner of the Global Debenture, DTC, or its nominee, as the case may be, will be considered the sole owner and holder of the New Debentures presented by the Global Debenture for all purposes under the Indenture and the New Debentures.

  Payment of any interest on the New Debentures registered in the name of the Global Debenture Registered Owner will be payable by the Trustee to the Global Debenture Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the New Debentures, including the Global Debenture, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. (Section 203 of the Indenture). Consequently, none of the Company, the Trustee or any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Debenture, or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in the Global Debenture or (ii) any other matter relating to the actions and practices of DTC or any of its Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Debentures, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in face amount of beneficial interests in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Debentures will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Debentures, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions of the Global Debenture Registered Owner for all purposes.

  The Global Debenture is exchangeable for definitive New Debentures in registered certificated form only if (i) DTC (a) notifies the Company that it is unwilling or unable to continue as the depositary for the Global Debenture and the Company thereupon fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Debentures in definitive registered certificated form or (iii) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) or any event which after notice or lapse of time or both would be an Event of Default with respect to the New Debentures. Upon issuance of New Debentures in definitive registered certificated form, the Trustee is required to register the securities in the name of, and cause the New Debentures to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owners as DTC shall direct.

EXCHANGE RIGHTS

  A holder will have the option to exchange the New Debentures at any time prior to maturity, unless previously redeemed, for shares of Chevron Stock owned by Pennzoil. Subject to adjustment in certain events, the exchange rate for the New Debentures will be 0.823 shares of Chevron Stock for each share of Chevron Stock into which exchanged Old Debentures were exchangeable as of the Acceptance Date under Existing Exchange Rights (excluding shares of Chevron Stock exchangeable for that portion of Old Debentures for which cash is paid in lieu of the issuance of a Fractional New Debenture), subject to adjustment in certain events as set forth in the Supplemental Indenture. In the event the New Debentures are called for redemption, the exchange rights will terminate at the close of business on the date immediately prior to the date of redemption. (Section 201 of the Supplemental Indenture).

  Prior to and in connection with the issuance of the New Debentures, Pennzoil will deposit the number of shares of Chevron Stock deliverable in exchange for the New Debentures with Chase Bank of Texas, National Association, who will act as exchange agent for holders of New Debentures (the "New Debenture Exchange Agent") on behalf of Pennzoil. Pennzoil will thereafter deposit with the New Debenture Exchange Agent any cash and other property deliverable in exchange for the New Debentures. Pennzoil will not be permitted to pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, the Chevron Stock, cash and other property deliverable in exchange for the New Debentures (collectively, "Exchange Property"). The deposit arrangements with the New Debenture Exchange Agent will terminate at such time as the right to exchange New Debentures with the New Debenture Exchange Agent shall have expired pursuant to the Supplemental Indenture.

  In order to exercise the right of exchange, the holder of any New Debenture must surrender such New Debenture to the New Debenture Exchange Agent at its office maintained for such purpose in Dallas, Texas. Each New Debenture to be surrendered must be accompanied by written notice to Pennzoil and the New Debenture Exchange Agent that the holder elects to exchange such New Debenture. Delivery of the certificates for Chevron Stock or any other Exchange Property may be delayed at the request of Pennzoil in order to effectuate the calculation of the adjustments of the Chevron Stock or other Exchange Property to obtain any certificate representing securities to be delivered, to complete any reapportionment of the Chevron Stock or other Exchange Property which is required by the Indenture or to comply with any applicable law. (Section 202 of the Supplemental Indenture). No fractional shares will be delivered on any exchange of New Debentures, and, in lieu thereof, a cash adjustment based on the market price of the Chevron Stock or other Exchange Property will be paid, such market price to be determined as of the date of receipt by Pennzoil of the notice of exchange relating to such New Debentures (or, if such date is not a business day, on the business day next preceding such date). (Section 203 of the Supplemental Indenture).

  If Pennzoil has called the New Debentures for redemption, holders of New Debentures exercising the right of exchange will receive accrued and unpaid interest on the New Debentures through the date of exchange. If the New Debentures have not been called for redemption, holders of New Debentures exercising the right of exchange will not receive any accrued and unpaid interest on the New Debentures. (Section 202 of the Supplemental Indenture).

  In lieu of delivering certificates representing Chevron Stock in exchange for any New Debentures, Pennzoil may pay to the holder surrendering such New Debentures an amount in cash equal to the market price of the Chevron Stock or other Exchange Property for which such New Debentures are exchangeable, determined as of the date of receipt by Pennzoil of the notice of exchange relating to such New Debentures (or, if such date is not a business day, on the business day next preceding such date). Prior to so directing the New Debenture Exchange Agent to make any such cash payment, Pennzoil shall deposit with the New Debenture Exchange Agent the cash so payable. (Section 216 of the Supplemental Indenture).

  Pennzoil will be entitled to all cash dividends with respect to the Chevron Stock or other Exchange Property, other than dividends paid pursuant to a plan of liquidation or partial liquidation of Chevron, recapitalization or restructuring of Chevron or other extraordinary cash dividends. Pennzoil will also be entitled to all interest payments on any debt securities held for exchange by Pennzoil which are issued in exchange for Chevron Stock or other Exchange Property pursuant to any merger or consolidation of Chevron or in connection with any sale of all or substantially all the assets of Chevron. (Section 205 of the Supplemental Indenture).

  If Chevron should issue any Chevron Stock in subdivision or by way of stock dividend, the exchange rate will be proportionately increased, and, if Chevron shall effect a combination of Chevron Stock, the exchange rate will be proportionately reduced, subject in each case to adjustments for tax consequences, if any. (Section 204 of the Supplemental Indenture).

  If Chevron should make any distribution of cash, securities or other property with respect to the Chevron Stock or other Exchange Property (other than cash dividends to which Pennzoil is entitled as described above, the distributions described in the preceding paragraph or any securities or other property received in a merger or consolidation of Chevron or in connection with any sale of all or substantially all the assets of Chevron as described in the next paragraph) or if Chevron grants transferable subscription rights, options, warrants or other similar rights to Pennzoil in respect of the Chevron Stock or other Exchange Property, Pennzoil will cause all such securities, other property and rights to be deposited with the applicable Exchange Agent and will direct the applicable Exchange Agent to sell all such securities and other property and all such rights for cash, except any such securities or property that are convertible, without payment of any consideration, into Chevron Stock and which rights do not expire before the retirement of such securities or other property. Such Exchange Agent will apply the proceeds first to the payment of any taxes incurred or deemed incurred by Pennzoil or such Exchange Agent on such distribution or such grant of rights and incurred or deemed incurred by Pennzoil or such Exchange Agent on the subsequent sale of the securities or other property distributed or rights granted. The balance of the cash proceeds will be held by such Exchange Agent for distribution pro rata with the Chevron Stock or other Exchange Property. In the event that a distribution or grant of cash, securities or other property on Exchange Property shall be effected as contemplated by this paragraph, a notice stating that such distribution or grant has occurred and setting forth the additional cash, securities or other property distributed on the Exchange Property shall as soon as practicable be mailed by or on behalf of Pennzoil to the holders of New Debentures at their addresses as they appear in the Security Register. (Section 205 of the Supplemental Indenture).

  In the case of any merger or consolidation of Chevron with or into any other person that results in shares of Chevron Stock, as constituted prior to the consummation of such transaction, being converted into other securities and/or property, including cash, or any sale of all or substantially all the assets of Chevron (if in connection with such sale or transfer holders of Chevron Stock receive other securities and/or property, including cash, in exchange for their shares of Chevron Stock), the holder of any New Debenture surrendered for exchange thereafter will, subject to the following paragraph, be entitled to receive the kind and amount of shares of stock and other securities and property receivable upon or in connection with such transaction by a holder of the number of shares of Chevron Stock or other Exchange Property for which such New Debenture might have been exchanged immediately prior to such transaction, as well as a pro rata share of any cash held for exchange by Pennzoil in accordance with the preceding paragraph. (Section 211 of the Supplemental Indenture).

  Upon the occurrence of any such merger, consolidation, sale of all or substantially all the assets of Chevron described in the preceding paragraph or any voluntary or involuntary dissolution, liquidation or winding up of Chevron, or any stock dividend, subdivision, combination or reclassification of shares of Chevron Stock or other Exchange Property, which shall be taxable to Pennzoil or the New Debenture Exchange Agent, or upon the happening of any other event with respect to the Chevron Stock or other Exchange Property, which is taxable or treated as being taxable to Pennzoil or the New Debenture Exchange Agent, the New Debenture Exchange Agent will deliver cash which it holds for exchange (including cash received in such transaction) to Pennzoil or to itself for payment of the taxes arising from such transaction. If the cash held for exchange is insufficient to pay the amount of such taxes, the New Debenture Exchange Agent will sell such of the shares of Chevron Stock or other Exchange Property as may be necessary to pay the amount of the insufficiency and any taxes payable by Pennzoil or the New Debenture Exchange Agent arising from such sale. The remaining shares of Chevron Stock or other Exchange Property will be held by the New Debenture Exchange Agent for distribution pro rata to holders requesting exchange of their New Debentures. (Section 215 of the Supplemental Indenture).

  From time to time, Pennzoil may require the New Debenture Exchange Agent to segregate such property as Pennzoil determines may be necessary for Pennzoil or the New Debenture Exchange Agent to pay taxes with respect to the transactions or events described above, subject to the determination of taxability (and any expenses incurred in determining taxability), and such property (or any portion thereof) shall be deliverable to holders of New Debentures only after determination that such withholding is not necessary for the payment of such taxes and after deducting the expenses incurred in connection with such determination. (Section 215 of the Supplemental Indenture).

  If Chevron grants nontransferable subscription rights, options, warrants or similar rights with respect to the Exchange Property, Pennzoil will, if otherwise lawful, deliver such rights pro rata to the New Debenture Exchange Agent. Pennzoil and the New Debenture Exchange Agent shall cause such rights to be distributed to the holders of the New Debentures shown in the Security Register. (Section 205 of the Supplemental Indenture).

  Pennzoil is required to give to holders of New Debentures notice of certain dividends on the Chevron Stock deliverable upon exchange of New Debentures, the granting of subscription rights, options, warrants or other similar rights to holders of Chevron Stock, any reclassification of Chevron Stock (other than a subdivision or combination of outstanding shares of Chevron Stock), certain mergers involving Chevron, the sale of all or substantially all of the assets of Chevron and the dissolution, liquidation or winding up of Chevron. (Section 206 of the Supplemental Indenture).

  Any cash held by the New Debenture Exchange Agent that is deliverable upon exchange of New Debentures will be invested by the New Debenture Exchange Agent at the direction of Pennzoil in U.S. Government Obligations with maturity dates of twelve months or less. Any interest or gain on such investments will be for the benefit of Pennzoil, and Pennzoil will be responsible for any losses on such investments. To the extent New Debentures are redeemed prior to exchange, Pennzoil will be entitled to receive from the New Debenture Exchange Agent such number of shares of Chevron Stock, other Exchange Property and such amount of cash, if any, held by the New Debenture Exchange Agent for exchange as exceeds the number of shares of Chevron Stock or other Exchange Property required to be held by the New Debenture Exchange Agent for the exchange of all New Debentures remaining then outstanding. (Section 205 of the Supplemental Indenture).

  In the event of a tender offer or exchange offer for any class of securities included within the Exchange Property (i) if Pennzoil owns shares of such class which are not subject to the Exchange Agreement, Pennzoil will cause the New Debenture Exchange Agent to tender such shares of such class in the same proportion that Pennzoil tenders its securities in such class which are not subject to the Exchange Agreement and (ii) if Pennzoil does not own securities of a class which are subject to the Exchange Agreement, Pennzoil may, at its option and in its sole discretion, elect to cause the New Debenture Exchange Agent to tender all or any portion or none of such class of security included within the Exchange Property held by the New Debenture Exchange Agent. The proceeds of the sale of any such Exchange Property pursuant to any such tender or exchange offer will be held by the New Debenture Exchange Agent for the benefit of holders as provided in the Supplemental Indenture. As a result of the receipt by the New Debenture Exchange Agent of cash or other property upon the tender or exchange of an Exchange Property, holders will not participate in any subsequent appreciation or depreciation in the market price of such Exchange Property tendered or exchanged upon any subsequent exchange of New Debentures. (Section 212 of the Supplemental Indenture).

  The right of a holder to exchange his New Debentures for Chevron Stock or other Exchange Property could be adversely affected in the event of the bankruptcy, insolvency or liquidation of Pennzoil. In such event, the Chevron Stock or other Exchange Property could be assets of Pennzoil subject to the claims of its general creditors.

REPURCHASE RIGHTS

  The New Debenture Exchange Agent will act as agent for Pennzoil in connection with Pennzoil's exchange obligations under the Supplemental Indenture and will not act as escrow agents for the benefit of holders of New Debentures. Accordingly, Pennzoil may at any time obtain from the New Debenture Exchange Agent or otherwise authorize or direct the New Debenture Exchange Agent to release all or a part of the Chevron Stock or other Exchange Property. In the event that Pennzoil obtains or otherwise releases any Chevron Stock or other Exchange Property in any manner otherwise than as contemplated by the Supplemental Indenture, each holder of New Debentures will have the right ("Repurchase Right"), at such holder's option, to require Pennzoil to repurchase all of such holder's New Debentures, or a portion thereof which is $1,000 or any integral multiple thereof, in the manner and at the price described below. (Section 217 of the Supplemental Indenture).

  Promptly (and in any event within 10 days) after Pennzoil has obtained or released any Exchange Property in any manner otherwise than as contemplated by the Supplemental Indenture, the New Debenture Exchange Agent will mail to all holders of record of the New Debentures a notice thereof and the Repurchase Right arising as a result thereof (a "Repurchase Notice"). To exercise the Repurchase Right, a holder of New Debentures must deliver on or before the 15th day after the date of the Repurchase Notice irrevocable written notice to the New Debenture Exchange Agent of the holder's exercise of such right, together with the New Debentures with respect to which the right is being exercised, duly endorsed for transfer.

  On the date ("Repurchase Date") that is 30 days after the date of the Repurchase Notice, Pennzoil will be required to repurchase all New Debentures in respect of which the Repurchase Right has been exercised at the following price: (i) if the date on which Pennzoil's obtaining or release of Exchange Property in a manner not contemplated by the Supplemental Indenture first occurs (the "Triggering Date") is before April 1, 2000, the product of (1) 120% and (2) the greater of the principal amount at maturity of such New Debentures (plus accrued and unpaid interest, if any, to the Repurchase Date) and the market price of the Exchange Property deliverable in exchange for such New Debentures on the Triggering Date (or if such date is not a business day, on the next succeeding business day); and (ii) if the Triggering Date occurs on or after April 1, 2000, the greater of (1) the redemption price as specified under "--Redemption Provisions" on the Triggering Date and (2) the market price of the Exchange Property deliverable in exchange for such New Debentures on the Triggering Date (or if such date is not a business day, on the next succeeding business day).

  The obligation of Pennzoil to deliver Exchange Property (or cash in lieu thereof) in exchange for New Debentures shall survive and continue to apply in full force and effect following and notwithstanding the occurrence of any event triggering a Repurchase Right. Failure by Pennzoil to exchange New Debentures in accordance with the Supplemental Indenture or to repurchase New Debentures upon exercise of a Repurchase

Right will constitute an Event of Default with respect to the New Debentures, and holders of New Debentures will have the remedies provided for in the Indenture, including acceleration of the indebtedness evidenced by the New Debentures, in the event of any such failure.

  The exchange obligations of Pennzoil may not be assigned or otherwise transferred by Pennzoil except in accordance with a transfer of the indebtedness evidenced by the New Debentures in the manner permitted by the Indenture.

  If an offer is made to repurchase New Debentures in connection with a Repurchase Right, Pennzoil will comply with all tender offer rules, including but not limited to Sections 13 (e) and 14 (e) under the Exchange Act and Rules l3e-1 and l4e-1 thereunder, to the extent applicable to such offer.

REDEMPTION PROVISIONS

  Subject to the redemption provisions described below, the Company may not redeem the New Debentures prior to April 1, 2000. Thereafter, the Company has the option to redeem all or part of the New Debentures, on not less than 30 nor more than 60 days' notice by mail to the holders of New Debentures at their addresses appearing on the Security Register, at the following redemption prices (expressed as a percentage of the principal amount at maturity) if redeemed during the 12-month period beginning April 1 of the following years:

      YEAR                                                      REDEMPTION PRICE
      ----                                                      ----------------
      2000.....................................................     103.800%
      2001.....................................................     103.325%
      2002.....................................................     102.850%
      2003.....................................................     102.375%
      2004.....................................................     101.900%
      2005.....................................................     101.425%
      2006.....................................................     100.950%
      2007.....................................................     100.475%

in each case together with accrued and unpaid interest to the redemption date; provided, however, if any interest payment date on New Debentures is on or prior to the redemption date, interest shall be payable to the holders of such New Debentures, registered as such, at the close of business on the relevant Record Dates as provided in the Indenture. There is no sinking fund applicable to the New Debentures.

EVENTS OF DEFAULT

  Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under the Indenture with respect to the Debt Securities of such series issued under such Indenture (which includes the New Debentures): (a) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due; (b) failure to pay any interest on any Debt Security of such series when due, continued for 60 days; (c) failure to deposit any mandatory sinking fund payment, when due, in respect of the Debt Securities of such series, continued for 60 days; (d) failure to perform any other covenant of Pennzoil in the Indenture (other than a covenant included in the applicable Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in the applicable Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default as may be specified with respect to Debt Securities of such series. (Section 501 of the Indenture). If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (a), (b), (c) or (f) above) or at least 25% in principal amount of all outstanding Debt Securities under the Indenture (in the case of other Events of Default) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the Indenture, as the case may be) to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. (Section 502 of the Indenture).

  The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 60 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of Pennzoil under the Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series. (Section 602 of the Indenture).

  The holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the securities of such series (or of all outstanding securities under the Indenture). (Section 512 of the Indenture). The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 610 of the Indenture). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603 of the Indenture).

  The holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the Indenture) may on behalf of the holders of all Debt Securities of such series (or of all outstanding Debt Securities under the Indenture) waive any past default under the Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected. (Section 513 of the Indenture). The holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the holders of all such Debt Securities waive compliance by Pennzoil with certain restrictive provisions of the Indentures. (Section 1009 of the Indenture).

  Pennzoil is required to furnish to the Trustee annually a statement as to the performance by Pennzoil of certain of its obligations under the Indenture and as to any default in such performance. (Section 1008 of the Indenture).

MODIFICATION

  Modifications and amendments of the Indenture may be made by Pennzoil and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities under the Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of interest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security, (c) change the place or currency, currencies, or currency unit or units or payment of principal of, or premium (if any) or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or (e) reduce the percentage in principal amount of outstanding securities the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902 of the Indenture).

  The Indenture provides that Pennzoil and the Trustee may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to Pennzoil's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the Indenture, provided such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the holders of the Debt Securities in any material respect.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  Pennzoil, without the consent of any holders of outstanding Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any person, provided that the person formed by such consolidation or into which Pennzoil is merged or which acquired or leases the assets of Pennzoil substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture Pennzoil's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. Upon compliance with these provisions by a successor person, Pennzoil will (except in the case of a lease) be relieved of its obligations under the Indenture and the Debt Securities. (Article Eight of the Indenture).

DISCHARGE AND DEFEASANCE

  Pennzoil may terminate its obligations under the Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Debt Securities of any series and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date and
(ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series. (Section 401 of the Indenture). The terms of the New Debentures provide an additional condition that Pennzoil will be permitted to terminate certain of its obligations under the Indenture pursuant to the Indenture's covenant defeasance provisions only if Pennzoil delivers to the Trustee an opinion of counsel that covenant defeasance will not cause holders of the New Debentures to recognize income, gain or loss for United States federal income tax purposes. (Section 105 of the Supplemental Indenture).

  The terms of any series of Debt Securities may also provide for legal defeasance pursuant to the Indenture. In such case, if Pennzoil (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then Pennzoil shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series and the obligations of Pennzoil under the Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged, and the holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless Pennzoil's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sections 403 and 404 of the Indenture). The terms of the New Debentures provide for legal defeasance. Legal defeasance is permitted under the terms of the New Debentures only on the additional condition that Pennzoil shall have received from, or there shall have been published by, the United States Internal Revenue Service a ruling to the effect that legal defeasance will not cause holders of the New Debentures to recognize income, gain or loss for United States federal income tax purposes. (Section 105 of the Supplemental Indenture).

  Neither legal defeasance nor covenant defeasance will affect the then existing rights of a holder of New Debentures to exchange for shares of Chevron Stock owned by Pennzoil.

  "U.S. Government Obligations" is defined in the Indenture as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

REGISTRATION AND TRANSFER

  The New Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Pennzoil for such purpose with respect to the New Debentures, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. Pennzoil has appointed the Trustee as Security Registrar. (Section 305 of the Indenture). No service charge will be made for any registration of transfer or exchange of the Debt Securities, but Pennzoil may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305 of the Indenture). Pennzoil may at any time designate additional transfer agents with respect to any series of securities. (Section 1002 of the Indenture).

  In the event of any redemption in part, Pennzoil shall not be required to
(i) issue, register the transfer of or exchange during a period beginning at the opening of business 15 days prior to the selection for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer of or exchange any New Debentures, or portion thereof, called for redemption, except the unredeemed portion of any New Debentures being redeemed in part. (Section 305 of the Indenture).

PAYMENT AND PAYING AGENTS

  Payment of principal of and interest on the New Debentures will be made in the designated currency or currency unit at the office of such paying agent or paying agents as Pennzoil may designate from time to time (the "Paying Agents"), except that at the option of Pennzoil payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Payment of any installment of interest on the New Debentures will be made to the person in whose name such New Debentures are registered at the close of business on the regular record date for such interest. (Section 307 of the Indenture).

  The Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York will be designated as a Paying Agent for Pennzoil for payments with respect to the New Debentures. Pennzoil may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that Pennzoil will be required to maintain a Paying Agent in each Place of Payment for such series and Pennzoil will be required to maintain a Paying Agent in the Borough of Manhattan, The City of New York for principal payments with respect to the New Debentures. (Section 1002 of the Indenture).

  All moneys paid by Pennzoil to a Paying Agent for the payment of principal of and any premium or interest on any security which remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to Pennzoil and the holder of such security or any coupon will thereafter look only to Pennzoil for payment thereof. (Section 1003 of the Indenture).

MEETINGS

  The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. (Section 1301 of the Indenture). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as described under "--Notices" below. (Section 1302 of the Indenture). Except for any consent that must be given by the holder of each outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the holder of each outstanding Debt Security affected thereby, as described under "-- Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of the outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series. (Section 1304 of the Indenture).

NOTICES

  Notices to holders of New Debentures will be given by mail to the addresses of such holders as they appear in the Security Register. (Section 107 of the Indenture).

THE TRUSTEE

  The Indenture contains certain limitations on the right of the Trustee, as a creditor of Pennzoil, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. (Section 613 of the Indenture). The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign. (Section 608 of the Indenture).

  The Trustee has made loans to Pennzoil and its subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates under agreements with commercial bank groups. In addition, the Trustee serves as a depositary of funds of, and performs other services for, Pennzoil and is trustee under one other indenture pursuant to which several outstanding series of Pennzoil's debentures have been issued.

LIMITATION ON LIENS

  The Indenture provides that, so long as any Debt Securities are outstanding, Pennzoil will not, and will not permit any Designated Subsidiary (as defined below) to, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any property or assets owned by Pennzoil or any Designated Subsidiary to secure any Indebtedness, without making effective provision whereby outstanding securities shall be equally and ratably secured.

  Under the Indenture, Atlas Processing Company ("Atlas"), an indirect wholly owned subsidiary of Pennzoil, is currently the only Subsidiary (as defined below) of Pennzoil which is a Designated Subsidiary. Therefore, the above restriction applies only to Pennzoil and Atlas and does not cover other Pennzoil subsidiaries, including PEPCO, PPC or Jiffy Lube. The Indenture contains no restriction on the disposition by Pennzoil of the stock of a Designated Subsidiary or any other Subsidiary. Moreover, the Indenture does not prohibit Pennzoil or any Designated Subsidiary from doing business through any existing or new Subsidiary that is not a Designated Subsidiary and, therefore, not subject to the limitation on liens in the Indenture or from transferring assets or businesses to those Subsidiaries.

  Under the terms of the Indenture, the above negative pledge restriction does not apply to (a) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets created at the time of the acquisition of such property or assets by Pennzoil or any Designated Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets; (b) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets existing thereon at the time of the acquisition thereof by Pennzoil or any Designated Subsidiary (whether or not the obligations secured thereby are assumed by Pennzoil or any Subsidiary);
(c) any mortgage pledge, security interest, lien or encumbrance upon any property or assets, whenever acquired, of any corporation that becomes a Designated Subsidiary after December 15, 1992, provided that (i) the instrument creating such mortgage, pledge, security interest, lien or encumbrance shall be in effect prior to the time such corporation becomes a Designated Subsidiary and (ii) such mortgage, pledge, security interest, lien or encumbrance shall only apply to properties or assets owned by such corporation at the time it becomes a Designated Subsidiary or thereafter acquired by it from sources other than Pennzoil or another Designated Subsidiary; (d) any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in (a), (b) or (c) above on substantially the same property or assets theretofore subject thereto; (e) any mortgage, pledge, security interest, lien or encumbrance arising from or in connection with a conveyance by Pennzoil or a Designated Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources; (f) any mortgage, pledge, security interest, lien or encumbrance in favor of Pennzoil or any Wholly Owned Subsidiary (as defined below); (g) any mortgage, pledge, security interest, lien or encumbrance created or assumed by Pennzoil or a Designated Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Code for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by Pennzoil or a Subsidiary; or (h) any mortgage, pledge, security interest, lien or encumbrance securing any Indebtedness (as defined below) in an amount which, together with all other Indebtedness secured by a mortgage, pledge, security interest, lien or encumbrance that is not otherwise permitted by the foregoing provisions, does not at the time of the incurrence of the Indebtedness so secured exceed 5% of Consolidated Net Tangible Assets, as shown on a balance sheet as of the date of the balance sheet contained in Pennzoil's most recent periodic report on Form 10-K or Form 10-Q filed with the Commission prior to the date of such incurrence. For the purpose of this provision, "security interest" will include the interest of the lessor under a lease with a term of three years or more that should be, in accordance with generally accepted accounting principles, recorded as a capital lease, and any such lease of property or assets not acquired from Pennzoil or any Designated Subsidiary in contemplation of such lease shall be treated as though the lessee had purchased such property or assets from the lessor. (Section 1007 of the Indenture).

  The term "Indebtedness," as applied to any Person, is defined in the Indenture as all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by such Person for the repayment of money borrowed, and obligations, computed in accordance with generally accepted accounting principles, or as lessee under leases that should be, in accordance with generally accepted accounting principles, treated as capital leases. All Indebtedness secured by a lien upon property owned by Pennzoil or any Subsidiary and upon which Indebtedness such Person customarily pays interest, although such Person has not assumed or become liable for the payment of such Indebtedness, shall be deemed to be Indebtedness of such Person. All Indebtedness of others guaranteed as to payment of principal by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such Indebtedness shall also be deemed to be Indebtedness of such Person. Indebtedness shall not include amounts which are payable out of all or a portion of the oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources produced, derived or extracted from properties owned or developed by such Person.

  "Consolidated Net Tangible Assets" is defined in the Indenture as the total amount of assets of Pennzoil and the Designated Subsidiaries on a consolidated basis, including the equity in Subsidiaries that are not

Designated Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any which are, by their terms, extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

  The Indenture defines the term "Subsidiary" as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Pennzoil or by one or more other Subsidiaries, or by Pennzoil and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

  "Designated Subsidiary" is defined to include any Subsidiary which at the time has been designated by Pennzoil as a Designated Subsidiary in an Officers' Certificate delivered to the Trustee for such purpose, subject to such provisions, if any, as may be contained in such Officers' Certificate providing that upon the occurrence of a specified event or action or in such other circumstances as is specified in such Officers' Certificate, such other Subsidiary shall no longer be a Designated Subsidiary. Atlas is the only Subsidiary of Pennzoil currently so designated.

                 MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Baker & Botts, L.L.P., counsel to Pennzoil, the following are the material federal income tax consequences to a holder of exchanging Old Debentures for New Debentures in the Exchange Offer and owning and disposing of New Debentures, of not exchanging Old Debentures for New Debentures in the Exchange Offer and instead exchanging Old Debentures for Chevron Stock or cash pursuant to the holder's exercise of the Existing Exchange Rights, and of owning and disposing of Chevron Stock received in exchange for Old Debentures or New Debentures. This opinion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Furthermore, there can be no assurance that the Internal Revenue Service ("IRS") would not take a position contrary to those expressed herein. This opinion deals only with holders that hold the Old Debentures, and will hold the New Debentures and Chevron Stock, as capital assets and does not address all aspects of federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under federal income tax law (including, but not limited to, life insurance companies, dealers in securities, financial institutions, tax-exempt organizations, foreign persons, persons having a functional currency other than the U.S. dollar, and persons holding the Old Debentures, the New Debentures or the Chevron Stock as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction). This opinion also does not address the state, local or foreign tax consequences of an investment in the Old Debentures, the New Debentures or the Chevron Stock. INVESTORS CONSIDERING THE EXCHANGE OF OLD DEBENTURES IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW DEBENTURES AND THE CHEVRON STOCK UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS, INCLUDING THE EFFECTS OF RECENT OR POSSIBLE FUTURE CHANGES IN SUCH LAWS.

TREATMENT OF EXCHANGE OFFER

  Bifurcation of Old Debentures. Pursuant to proposed Treasury regulations outstanding at the time the Old Debentures were issued, Pennzoil has taken the position that each Old Debenture is bifurcated for federal income tax purposes into two separate instruments: a right to receive payments of principal and stated interest (the "Deemed Debt Instrument") and a right to exchange the Old Debenture for Chevron Stock (the "Deemed

Option"). The IRS has announced that it will respect any reasonable method used by a taxpayer to account for debt instruments of that type issued at that time, including a method based upon the proposed regulations upon which Pennzoil has relied. The discussion below assumes that the Old Debentures are treated by the holder as bifurcated into Deemed Debt Instruments and Deemed Options. If a holder has adopted a different reasonable method for reporting income, gain, loss and deduction on the Old Debentures, its tax consequences may be different than those discussed below. Holders who have not adopted the bifurcation method of reporting with respect to the Old Debentures should contact their tax advisors regarding the tax consequences of the Exchange Offer.

  Bifurcation of Exchange. The exchange by a holder of Old Debentures for New Debentures will constitute two separate exchanges for federal income tax purposes: an exchange of the Deemed Debt Instruments for a portion of the New Debentures (the "Deemed Debt Exchange") and an exchange of the Deemed Options for the balance of the New Debentures (the "Deemed Option Exchange"). The amount realized by a holder upon receipt of New Debentures (which will be equal to the "issue price" of the New Debentures, determined in the manner discussed below at "--Treatment of New Debentures--Issue Price") will be allocated between the Deemed Debt Exchange and the Deemed Option Exchange in proportion to the relative fair market values of the Deemed Debt Instruments and the Deemed Options on the Acceptance Date. The basis of the holder in the Deemed Debt Instruments and the Deemed Options will be determined by allocating the holder's basis in the Old Debentures between the Deemed Debt Instruments and the Deemed Options in proportion to their relative fair market values at the time the holder acquired the Old Debentures, with subsequent adjustments for any amounts of original issue discount, market discount, premium or acquisition premium included in the determination of the holder's income with respect to the Deemed Debt Instruments. The discussion below assumes that a holder has the same basis and holding period in each of its Old Debentures. This may not be the case as to any holder that, for example, acquired Old Debentures in more than one transaction. Any holders that acquired Old Debentures in more than one transaction or otherwise do not have the same tax basis and holding period in each of their Old Debentures should contact their tax advisors regarding additional tax considerations applicable to them.

  Deemed Debt Exchange. The Deemed Debt Exchange probably will constitute a "recapitalization" for federal income tax purposes. The discussion herein will assume the Deemed Debt Exchange is a recapitalization. A holder generally will not recognize loss, if any, on the Deemed Debt Exchange, but will recognize gain, if any, on such exchange to the extent of the "boot" received in such exchange. The amount of "boot" received by a holder in the Deemed Debt Exchange will probably be equal to the excess of the portion of the issue price of the New Debentures allocated to such exchange over the adjusted issue price of the Deemed Debt Instruments, but a holder could reasonably adopt the position that the amount of the boot is equal to the fair market value of the excess of the stated principal amount of the New Debentures allocated to such exchange over the stated principal amount of the Old Debentures. Any gain recognized generally will be capital gain, and will be long-term capital gain if the holder has held the Old Debentures for more than one year on the Acceptance Date. However, any gain will be ordinary income to the extent of the sum of any accrued market discount on the Deemed Debt Instrument that has not previously been included in the holder's income and, if there is an Intention to Call (as defined below), the excess of the original issue discount on the Deemed Debt Instrument that has not previously been included in the income of the holder (together with all prior holders) over any acquisition premium of the holder with respect to the Deemed Debt Instrument. Pennzoil believes it did not have an intention at the time of the original issuance of the Deemed Debt Instruments to call them before maturity (an "Intention to Call"), and it clearly will be treated as lacking such intention as to Deemed Debt Instruments held by holders that have elected to apply the original issue discount regulations issued in January 1994 to the Deemed Debt Instruments.

  Deemed Option Exchange. The Deemed Option Exchange will not be pursuant to a "recapitalization" because a Deemed Option does not constitute a "security" of Pennzoil under Treasury regulations, so the holder will recognize any gain or loss on such exchange. Any gain or loss recognized will be long-term capital gain or loss if the holder has held the Old Debentures for more than one year on the Acceptance Date.

  Basis and Holding Period of New Debentures. The basis of a holder in New Debentures received pursuant to the Exchange Offer (including the portion of any hypothetical Fractional New Debenture allocable to the Deemed Debt Exchange as discussed below at "--Cash in Lieu of Fractional New Debentures") will be equal to the sum of (i) the basis of the portion of the Old Debentures surrendered by the holder in the Deemed Debt Exchange, increased for any gain recognized by the holder on such exchange and (ii) the issue price (determined as discussed below at "--Treatment of New Debentures--Issue Price") of the portion of the New Debentures received in the Deemed Option Exchange. The holding period of the portion of the New Debentures received in the Deemed Option Exchange and the portion of the New Debentures received in the Deemed Debt Exchange that are allocable to "boot" will begin the day after the Acceptance Date. The holding period of the portion of the New Debentures received in the Deemed Debt Exchange that are not allocable to "boot" will include the period for which the holder held the Old Debentures, provided that if all of a holder's gain upon the Deemed Debt Exchange is recognized, the holding period of such New Debentures probably will begin the day after the Acceptance Date.

  Cash in Lieu of Fractional New Debentures. The portion of the cash received in lieu of the issuance of a Fractional New Debenture that is allocable to the Deemed Debt Exchange probably will be treated as if the holder had received a Fractional New Debenture (in the amount allocable to the Deemed Debt Exchange), then the Fractional New Debenture was redeemed by Pennzoil in exchange for the cash. Any gain on such redemption will be interest income taxable at ordinary income rates and any loss will be capital loss, as discussed below at "--Treatment of New Debentures--Sale, Exchange, Redemption or Exercise of New Debentures." The portion of the cash received in lieu of a Fractional New Debenture that is allocable to the Deemed Option Exchange will constitute an additional amount realized by the holder in such exchange.

  Interest Paid at Exchange. The interest on the Old Debentures payable at the time of the exchange will not be additional consideration received in the Deemed Debt Exchange or the Deemed Option Exchange, but a payment of accrued original issue discount on the Deemed Debt Instruments immediately before such exchanges.

TREATMENT OF NEW DEBENTURES

  Issue Price. Pennzoil anticipates that the New Debentures will be listed for trading on the NYSE on and after the Acceptance Date, in which case the issue price of the New Debentures will be their fair market value on the Acceptance Date. The discussion herein assumes that the issue price of the New Debentures will be determined in this manner.

  Contingent Payment Regulations. The tax consequences to a holder of owning or disposing of a New Debenture discussed below arise from the application of certain Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations") to the New Debentures. The Contingent Payment Regulations require the application of the "noncontingent bond method" to determine the amount, timing and character of income, gain, loss and deduction with respect to the New Debentures. As discussed below, generally, under the noncontingent bond method, taxable interest income will accrue on the New Debentures under rules similar to the original issue discount rules, at a rate equal to the "comparable yield" (as defined below) of the New Debentures, and additional adjustments will be made to the income and deduction of the holder with respect to the New Debentures to the extent the New Debentures are satisfied at maturity for an amount different than the amount indicated on the "projected payment schedule" (as defined below) for the New Debentures or the holder's basis in the New Debentures is different than the adjusted issue price of the New Debentures. The Contingent Payment Regulations apply in lieu of the general rules for accrual of interest; a holder will not have interest or original issue discount income with respect to the New Debentures other than as described below.

  Determination of Comparable Yield. The "comparable yield" of the New Debentures will be the yield at which Pennzoil would issue a fixed rate debt instrument on the Acceptance Date with terms and conditions comparable to those of the New Debentures, including the level of subordination, term, timing of payments, and general market conditions (but without the right to exchange the New Debentures for Chevron Stock). The "comparable yield" will be determined on the Acceptance Date and will exceed the Determined Rate.

  Accrual of Interest at Comparable Yield. Under the noncontingent bond method, a holder, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of interest on the New Debentures for all days during the taxable year that the holder owns the New Debentures. As a result, a holder of New Debentures that employs the cash method of accounting will be required to include amounts in respect of interest accruing on the New Debentures in taxable income each year, whether or not the current receipt of cash from the New Debentures is sufficient to pay any resulting tax.

  The daily portions of interest on a New Debenture are determined by allocating to each day in any accrual period a ratable portion of the interest allocable to that accrual period. The amount of interest on a New Debenture allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of the New Debentures at the beginning of the accrual period by the comparable yield of the New Debentures (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a New Debenture at the beginning of any accrual period generally will be the sum of its issue price (determined as discussed above at "--Issue Price") and the amount of interest allocable to all prior accrual periods, less the amount of any stated interest payments made in all prior accrual periods. Since the comparable yield will exceed the Determined Rate, interest income with respect to the New Debentures will exceed the amount of stated interest payable on the New Debentures.

  Projected Payment Schedule. The "projected payment schedule" is a schedule that will be created on the Acceptance Date and will include all stated payments of interest and an amount for the value of the exchangeability feature on the Maturity Date that produces a yield on the New Debentures equal to the comparable yield. If, on the Maturity Date, a New Debenture is retired or is exchanged for Chevron Stock pursuant to the exercise of the holder's option, any excess of the amount actually paid on the Maturity Date over the amount listed on the projected payment schedule for payment on the Maturity Date will be a "positive adjustment" and any excess of the amount listed on the projected payment schedule over the amount paid will be a "negative adjustment." See "--Effect of Positive and Negative Adjustments."

  Differences Between Basis and Adjusted Issue Price. A holder whose initial basis in the New Debentures (determined as discussed above at "--Treatment of Exchange Offer--Basis and Holding Period of New Debentures") is different from the adjusted issue price of the New Debentures must make appropriate "positive" and "negative" adjustments to its income and deductions with respect to the New Debentures. At the time the holder acquires a New Debenture, the holder must allocate any difference between its basis in the New Debenture and the adjusted issue price of the New Debenture among either the remaining payments due on the projected payment schedule or the remaining accruals of interest at the comparable yield in a reasonable manner. It will be reasonable for a holder to allocate any such difference pro rata to all remaining accruals of interest on a New Debenture at the comparable yield, provided that, after taking into account this allocation, the yield on the New Debenture would not be less than the applicable Federal rate applicable to the New Debenture (determined as if it were a new debt instrument issued on the purchase date and due on the Maturity Date). Adjustments allocated to either an interest accrual or the projected payments are taken into account at the time the corresponding interest is accrued or payment is made. If the holder's basis is greater than the adjusted issue price of the New Debentures, the excess is treated as a "negative adjustment", and if the holder's basis is less than the adjusted issue price, the difference is treated as a "positive adjustment". See "--Effect of Positive and Negative Adjustments."

  Effect of Positive and Negative Adjustments. Positive and negative adjustments with respect to a New Debenture for a taxable year are netted. A net positive adjustment is treated as additional interest income to the holder. A net negative adjustment first reduces the amount of interest accrued by the holder on the New Debenture for the taxable year, as described above at "--Accrual of Interest at Comparable Yield," then the remainder is ordinary loss to the extent the holder's total interest inclusions with respect to the New Debenture exceed the total amount of net negative adjustments treated as ordinary losses for prior years. Any excess net negative adjustment is carried forward as a negative adjustment to the following year, except that any excess net negative adjustment on the Maturity Date or in the year in which the holder disposes of the New Debenture reduces the holder's amount realized on the redemption, sale or exchange. Any negative and positive adjustments of the kind described above at "--Differences Between Basis and Adjusted Issue Price" made by a holder of New Debentures in respect of any difference between its basis and the adjusted issue price of the New Debentures on the date of acquisition decrease or increase, respectively, the holder's basis in the New Debentures.

  Sale, Exchange or Redemption of New Debentures. When a holder sells, exchanges or otherwise disposes of a New Debenture, including the redemption or retirement of the New Debenture by Pennzoil or the exercise by the holder of its option to exchange the New Debenture for Chevron Stock (a "disposition"), the holder's gain (or loss) on such disposition will equal the difference between the amount realized by the holder for the New Debenture and the holder's tax basis in the New Debenture. Upon an exercise by the holder prior to the Maturity Date of its right to exchange the New Debenture for Chevron Stock, the amount realized by the holder will be equal to the fair market value of any Chevron Stock (or the amount of cash received in lieu of Chevron Stock) received by such holder, plus any cash received in lieu of fractional shares, adjusted for any "adjustments" required under the principles described above at "--Effect of Positive and Negative Adjustments." In the case of a retirement on the Maturity Date or an exercise by the holder on the Maturity Date of its right to exchange the New Debenture for Chevron Stock, the amount realized will be the amount listed in the Projected Payment Schedule for payment on the Maturity Date, as discussed about at "--Projected Payment Schedule," adjusted for any "adjustments" required under the principles described above at "--Projected Payment Schedule" and "--Effect of Positive and Negative Adjustments." A holder's tax basis in a New Debenture will be its initial basis, determined as described above at "--Treatment of Exchange Offer--Basis and Holding Period of New Debentures," increased for interest accrued in prior accrual periods as described above at "--Accrual of Interest at Comparable Yield," decreased by the amount of the payments of stated interest made on the New Debentures in prior accrual periods and further adjusted as described above at "--Effect of Positive and Negative Adjustments." Any gain realized by a holder on a disposition will be treated as ordinary interest income. Any loss realized by a holder on a disposition will be treated as ordinary loss to the extent the holder's interest inclusions with respect to the New Debenture up to the date of disposition exceed the total net negative adjustments previously treated by the holder as ordinary loss. Any loss recognized in excess of such amount generally will be treated as a capital loss. Any capital loss recognized by a holder will be a long-term capital loss if such holder's holding period for the New Debentures is more than one year, and a short-term capital loss in other cases. If a holder receives Chevron Stock in a disposition, such holder will have a basis in that stock equal to the stock's fair market value on the date of the disposition. Additionally, the holder's holding period in the Chevron Stock will begin the day after the disposition.

  Pennzoil's Determination Binding. Pennzoil's determination of the comparable yield and projected payment schedule will be binding on holders. Information regarding the comparable yield and the projected payment schedule can be
obtained from      any time after the      day after the Acceptance Date.

  The "comparable yield" and the "projected payment schedule" are used to determine accruals of interest for tax purposes only and are not assurances by Pennzoil with respect to the actual yield of, or payments to be made in respect of, the New Debentures. The "comparable yield" and the "projected payment schedule" do not necessarily represent Pennzoil's expectations regarding such yield or the amounts of such payments.

TREATMENT OF EXERCISE OF EXISTING EXCHANGE RIGHTS

  Pennzoil currently expects to call for redemption all Old Debentures that remain outstanding after the completion of the Exchange Offer, although the final determination of whether to make, and the timing of, such redemption of the Old Debentures (or either series thereof) will be made by Pennzoil's Board of Directors based upon market and other factors prevailing at the time such determination is made. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." If Pennzoil calls the Old Debentures for redemption, based upon the terms of the Old Debentures and prevailing market prices for Chevron Stock, Pennzoil expects that substantially all holders of Old Debentures will exercise their Existing Exchange Rights to obtain the shares of Chevron Stock for which the Old Debentures are exchangeable (although Pennzoil has the right to pay cash instead of delivering shares of Chevron Stock). The following is a discussion of the federal income tax consequences of the exercise of Existing Exchange Rights by a holder who did not elect to exchange its Old Debentures for New Debentures pursuant to the Exchange Offer.

  Exchange of Old Debentures for Chevron Stock. If a holder exercises a Deemed Option and exchanges an Old Debenture for Chevron Stock, such exchange probably will be treated for federal income tax purposes as a taxable sale of the Deemed Debt Instrument for its then fair market value and an exercise of the Deemed Option at an exercise price equal to the then fair market value of the Deemed Debt Instrument. Such a "sale" of a Deemed Debt Instrument will generally result in recognized gain or loss to the holder equal to the difference between the fair market value of the Deemed Debt Instrument and the holder's tax basis in the Deemed Debt Instrument as of the time of the exchange. However, the conclusions stated above are in some respects uncertain, and it is possible that the exchange would instead be treated as an exchange of the Deemed Debt Instrument for the Chevron Stock, upon which the holder would recognize gain or loss equal to the difference between the fair market value of the Chevron Stock and the holder's tax basis in the Old Debenture as of the time of the exchange. Any gain or loss on the exchange generally will be long-term capital gain or loss if the holder has held the Old Debenture for more than one year. However, any gain will be ordinary income to the extent of the sum of any accrued market discount on the Deemed Debt Instrument that has not previously been included in the holder's income and, if there is an Intention to Call, the excess of the original issue discount on the Deemed Debt Instrument that has not previously been included in the income of the holder (together with all prior holders) over any acquisition premium of the holder with respect to the Deemed Debt Instrument. The holder's tax basis in the Chevron Stock received in the exchange (including any fractional share for which it receives cash) probably will equal the sum of the tax basis in the Deemed Option and the fair market value of the surrendered Deemed Debt Instrument. However, if the holder's gain or loss on the exchange is measured by reference to the fair market value of the Chevron Stock, the holder's basis in the Chevron Stock will be equal to such fair market value. The receipt of cash in lieu of a fractional share of Chevron Stock will be treated as a taxable sale of such fractional share of Chevron Stock, resulting generally in gain or loss equal to the difference between the cash received and the holder's allocable basis in such fractional share of Chevron Stock. A holder's holding period for Chevron Stock received upon an exercise of a Deemed Option will commence the day after the Deemed Option is exercised.

  Exchange of Old Debentures for Cash. If a holder exercises a Deemed Option and Pennzoil elects to pay the holder cash in lieu of Chevron Stock, the holder will be required to calculate its gain or loss separately for the Deemed Debt Instrument and the Deemed Option. In making such calculation, the cash received must be allocated between such Deemed Debt Instrument and such Deemed Option in proportion to their relative fair market values as of the time of the exchange. Gain or loss with respect to each Deemed Debt Instrument or Deemed Option will equal the difference between the amount of cash that is allocated to such Deemed Debt Instrument or Deemed Option and the holder's tax basis in such Deemed Debt Instrument or Deemed Option. Any gain or loss on the exchange generally will be long-term capital gain or loss if the holder has held the Old Debenture for more than one year. However, any gain will be ordinary income to the extent of the sum of any accrued market discount on the Deemed Debt Instrument that has not previously been included in the holder's income and, if there is an Intention to Call, the excess of the original issue discount on the Deemed Debt Instrument that has not previously been included in the income of the holder (together with all prior holders) over any acquisition premium of the holder with respect to the Deemed Debt Instrument.

TREATMENT OF CHEVRON STOCK

  Distributions on Chevron Stock. The gross amount of any distribution made by Chevron to a holder with respect to the Chevron Stock generally will be includible in the income of a holder as a dividend taxable as ordinary income to the extent that such distribution is paid out of Chevron's current or accumulated earnings and profits as determined under federal income tax principles. Subject to certain limitations, corporations holding Chevron Stock that receive dividends thereon generally will be eligible for a dividends-received deduction equal to 70% of the dividends received. If the amount of any distribution exceeds Chevron's current and accumulated earnings and profits as so computed, such excess first will be treated as a tax-free return of capital to the extent of the holder's tax basis in its Chevron Stock, and thereafter as gain from the sale or exchange of property.

  Dispositions of Chevron Stock. A holder generally will recognize capital gain or loss for federal income tax purposes on the sale or disposition of Chevron Stock in an amount equal to the difference between the amount realized on the sale or other disposition and the holder's tax basis in the Chevron Stock. Any such gain or loss will be long-term capital gain or loss if the holder held the Chevron Stock for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  A holder may be subject to information reporting and to backup withholding at a rate of 31 percent with respect to payments made on an Old Debenture, a New Debenture or Chevron Stock, or the cash proceeds of the sale, exchange, redemption or other disposition of an Old Debenture, a New Debenture or Chevron Stock, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

  Certain holders may receive Forms 1099-OID reporting interest accruals on a New Debenture. Those forms may not, however, reflect the effects of any positive or negative adjustments resulting from differences between the holder's basis in a New Debenture and the adjusted issue price of the New Debenture. Holders are urged to consult their tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

                                DEALER MANAGER

  PaineWebber Incorporated, as Dealer Manager, has agreed to solicit exchanges of Old Debentures. The Company will pay the Dealer Manager a fee of $500,000 ($250,000 of which has already been paid and $250,000 of which will be payable as of the commencement of the Exchange Offer), plus $0.39 per share of Chevron Stock into which exchanged Old Debentures were exchangeable as of the Acceptance Date under Existing Exchange Rights. Additional solicitation may be made by telecopier, by telephone, or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

  Pennzoil has agreed to indemnify the Dealer Manager against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, and contribute to payment that the Dealer Manager may be required to make in respect thereof.

  The Dealer Manager engages in transactions with, and from time to time has performed services for, the Company.

                                LEGAL OPINIONS

  Certain legal matters in connection with the New Debentures offered hereby will be passed upon for Pennzoil by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

  The consolidated financial statements of Pennzoil and its subsidiaries incorporated by reference in this Registration Statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The summary report of Ryder Scott Company Petroleum Engineers included as
Exhibit 99(a) to Pennzoil's Annual Report on Form 10-K for the year ended December 31, 1996 and the estimates from the reports of that firm appearing under the caption "Oil and Gas--Oil and Gas Reserves" in Item 1 of such Annual Report and under "Oil and Gas Information" included in the Supplemental Financial and Statistical Information contained in such Annual Report are incorporated by reference herein on the authority of said firm as experts in giving such reports.

                             AVAILABLE INFORMATION

  Pennzoil is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission, which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information filed electronically by Pennzoil with the Commission through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. In addition, Pennzoil's common stock and the Old Debentures are listed on the NYSE, and application will be made to list the New Debentures for trading on the NYSE. Material filed by Pennzoil can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

  Pennzoil has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Pennzoil and such securities, reference is made to such Registration Statement and to the exhibits thereto.

                                                                     APPENDIX A

                    SELECTED INFORMATION CONCERNING CHEVRON

  Appendix A contains selected information concerning Chevron Corporation ("Chevron") taken from Chevron's Annual Report on Form 10-K for the year ended December 31, 1996 and Chevron's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, together with Chevron's "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 1996 and for the three- and nine-month periods ended September 30, 1997 and a press release of Chevron dated December 19, 1997.

  Chevron is subject to the information requirements in the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission, to which reference is made for detailed financial and other information regarding Chevron. Such reports, proxy statements and other information can be inspected and copied at the Commission's offices referred to on page 46 of the Prospectus or can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005, on which Chevron Stock is listed. A holder can also find information regarding Chevron at the Commission's offices and on the Commission's website at (http: //www.sec.gov). The Commission does not approve or disapprove or pass upon the accuracy or the adequacy of reports, proxy statements or other information filed with it. Although Pennzoil has no reason to believe the information concerning Chevron included therein is not reliable, Pennzoil has not verified either its accuracy or its completeness. Neither Pennzoil nor the Dealer Manager warrants that there have not occurred events not yet publicly disclosed by Chevron which would affect either the accuracy or the completeness of the information concerning Chevron included therein. Pennzoil has no affiliation with Chevron other than its stock ownership and contractual arrangements in the ordinary course of business and therefore has no greater access to information relating to Chevron than any other Chevron stockholder. Pennzoil does not intend to furnish to holders of New Debentures subsequent information with respect to Chevron.

                            SELECTED FINANCIAL DATA

                            NINE MONTHS    THREE MONTHS
                               ENDED           ENDED
                           SEPTEMBER 30,   SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                          --------------- --------------- ---------------------------------------
                           1997    1996    1997    1996    1996    1995    1994    1993    1992
                          ------- ------- ------- ------- ------- ------- ------- ------- -------
                                      (EXPRESSED IN MILLIONS EXCEPT PER SHARE AMOUNT)
Sales and other
 operating revenues.....  $30,871 $31,517 $10,130 $10,846 $42,782 $36,310 $35,130 $36,191 $38,212
Equity in net income of
 affiliated companies...      535     686     164     104     767     553     440     440     406
Other income............      289     179      34      99     344     219     284     451   1,059
                          ------- ------- ------- ------- ------- ------- ------- ------- -------
Total Revenues..........   31,695  32,382  10,328  11,049  43,893  37,082  35,854  37,082  39,677
Costs, Other Deductions
 and Income Taxes.......   29,314  30,239   9,601  10,394  41,286  36,152  34,161  35,817  37,467
                          ------- ------- ------- ------- ------- ------- ------- ------- -------
Net Income (Loss).......  $ 2,381 $ 2,143 $   727 $   655 $ 2,607 $   930 $ 1,693 $ 1,265 $ 1,569
                          ======= ======= ======= ======= ======= ======= ======= ======= =======
Net Income (Loss) Per
 Share of Common Stock..  $  3.64 $  3.28 $  1.11 $  1.00 $  3.99 $  1.43 $  2.60 $  1.94 $  2.31
                          ======= ======= ======= ======= ======= ======= ======= ======= =======
Cash Dividends Per Share
 of Common Stock........  $  1.70 $  1.54 $  0.58 $  0.54 $  2.08 $  1.93 $  1.85 $  1.75 $  1.65

--------------------------------------------------------------------------------
REPRODUCED FROM CHEVRON CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              THIRD QUARTER 1997 COMPARED WITH THIRD QUARTER 1996
        AND FIRST NINE MONTHS 1997 COMPARED WITH FIRST NINE MONTHS 1996

OVERVIEW AND OUTLOOK

  Net income for the third quarter of 1997 was $727 million ($1.11 per share), an increase of 11 percent from the $655 million ($1.00 per share) reported for the third quarter of 1996. Net income in the 1997 third quarter was reduced by $5 million of net special items, including an additional charge of $72 million for the disposition of the company's refining and marketing assets in the United Kingdom, charges of $9 million for environmental remediation provisions and a write-off of $8 million of certain telecommunications equipment. These charges were nearly offset by $84 million of favorable prior-year income tax adjustments. For the third quarter 1996, net income included a net benefit of $5 million from special items. Excluding special items, earnings in the third quarter were $732 million, an increase of 13 percent from the $650 million earned in the 1996 third quarter.

  Net income for the first nine months of 1997 was $2.381 billion ($3.64 per share), up 11 percent from $2.143 billion ($3.28 per share) reported for the first nine months of 1996. The 1997 results included net gains of $8 million from special items while 1996 results benefited $177 million from special items. Special items in the 1997 nine months included gains from asset sales and prior-year income tax adjustments amounting to $125 million, mostly offset by charges for environmental remediation provisions, asset write-offs, litigation provisions and employee performance stock option costs. The 1996 benefit from special gains was mostly related to the company's share of its Caltex affiliate's gain from the sale of refinery interests in Japan. Excluding special items, earnings for the 1997 nine months were $2.373 billion, 21 percent higher than the $1.966 billion earned in the corresponding 1996 period.

  The company's improvement from last year's third quarter was led by worldwide refining, marketing and transportation operations. Although down from this year's second quarter, third quarter 1997 worldwide downstream operating results were more than double those of last year's comparable period as the refining and marketing business continues to benefit from favorable market conditions, lower operating expenses and higher sales volumes. Year to date 1997 operating results were 58 percent ahead of the prior year period.

  Worldwide exploration and production operating earnings, although strong, declined from the 1996 third quarter as higher natural gas realizations could not fully offset the more than $2.00 per barrel decline in crude oil realizations. On a year-to-date basis, however, exploration and production operating earnings increased 9 percent from the prior-year results with higher production volumes and higher natural gas prices more than offsetting marginally lower average crude oil prices.

  Chemicals operating earnings declined in the third quarter 1997 as a result of higher expenses and downtime associated with maintenance and expansion activities at certain manufacturing plants. For nine months 1997, operating earnings were slightly lower than the comparable 1996 period. The results for 1997 have benefited from stronger prices and higher volumes for some of the company's products, particularly ethylene and polyethylene; however, this has been more than offset by the absence of a $17 million after-tax insurance recovery included in the 1996 results.

  For the 12 months ended September 30, 1997, Chevron's return on capital employed, excluding special items, was 14.1 percent, compared with 12.5 percent for the year 1996.

  Total revenues for the third quarter were $10.3 billion, down 6 percent from $11.0 billion in the 1996 third quarter, as realizations for refined products and crude oil declined from last year. For the nine months, total revenues were $31.7 billion, compared with $32.4 billion for the first nine months of 1996.

-------------------------------------------------------------------------------
REPRODUCED FROM CHEVRON CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
ENDED SEPTEMBER 30, 1997.

  Operating, general and administrative expenses, adjusted for special items, declined $161 million in the 1997 third quarter and $402 million in the first nine months to $1.579 billion and $4.781 billion, respectively, compared with $1.740 billion and $5.183 billion in the comparable periods of 1996. The decline primarily reflects lower transportation costs in 1997 and the absence of expenses from operations that were disposed of in 1996.

  Taxes on income for the third quarter and first nine months of 1997 were $522 million and $1.723 billion, respectively, compared with $596 million and $1.617 billion for the comparable 1996 periods. The effective income tax rate for both the third quarter and first nine months of 1997 declined to 42 percent from 47.6 percent in the 1996 third quarter and 43 percent in the 1996 nine months.

  During the third quarter of 1997, the effective tax rate fell more than 5 percentage points from the 1996 third quarter. The primary reasons for the decline were a 2 percent decrease in the United Kingdom statutory corporate tax rate and its effect on current and deferred tax liabilities, an increase in third quarter 1997 earnings from equity affiliates that are recorded on an after-tax basis, higher U.S. income tax credits for enhanced production and other credits and a shift in international earnings from countries with high effective tax rates to countries with lower effective tax rates.

  The effective tax rates for the 1996 and 1997 nine months were impacted by a number of non-recurring items including prior-year tax adjustments, asset dispositions, and statutory tax rate changes. These factors were largely offsetting between the periods and the one percent decrease in the effective tax rate for the first nine months of 1997 is primarily attributable to a shift in international earnings from countries with high effective tax rates to countries with lower effective tax rates.

  Foreign exchange gains of $36 million were included in third quarter 1997 net income, compared with gains of $6 million in the prior year third quarter. For the first nine months of 1997, foreign exchange gains were $41 million, while in 1996 foreign exchange losses totaled $14 million. Year to date, the 1997 gains primarily reflect the U.S. dollar's fluctuation against the Australian dollar and the currencies of Thailand, Malaysia and the Philippines. The 1996 losses reflect primarily the U.S. dollar's fluctuation against the Australian dollar.

CURRENT DEVELOPMENTS

  In early October, Chevron agreed to sell its marketing interests in the United Kingdom, including its retail network of 450 stations, and its lubricants and commercial fuels businesses, to Shell UK Ltd. In September, the company signed an agreement to sell to Texaco Ltd. its 50 percent equity interest in the Pembroke Cracking Co., which operates a 90,000 barrel-per-day catalytic cracking facility at Texaco's refinery in Pembroke, Wales. The company expects to complete these transactions during the 1997 fourth quarter, subject to regulatory approvals. The company will also close its 115,000 barrel-per-day refinery located near Milford Haven, Wales and will close and sell its headquarters building in Cheltenham. Chevron also plans to sell the Gulf trademark in the United Kingdom and Ireland to Gulf Canada Resources Limited. The company has recorded a provision of $272 million for estimated losses and future costs associated with this transaction; $200 million was recorded in the fourth quarter 1996 and an additional $72 million in the third quarter 1997. These transactions will substantially complete the company's withdrawal from the refining and marketing business in the United Kingdom.

  In September, Chevron agreed to sell its interest in two offshore Louisiana properties, West Cameron 180 and 198. The sale closed in early October and is expected to result in a gain.

  The company was the successful bidder for 64 deep-water blocks offshore Texas in the Gulf of Mexico. Chevron now has more than 360 leases in the Gulf's deep water, making it one of the largest leaseholders in that promising area.

-------------------------------------------------------------------------------
REPRODUCED FROM CHEVRON CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
ENDED SEPTEMBER 30, 1997.

  The company continues to review and analyze its operations and may sell, restructure or purchase assets to achieve operational or strategic benefits. These activities may result in gains or losses to income in future periods.

  Tengizchevroil (TCO), in which Chevron has a 45 percent interest, has awarded a $250 million contract to increase production capacity at the Tengiz field in Kazakhstan by about 30 percent to 240,000 barrels per day by year-end 1999. The project represents the third major expansion of the field since TCO was formed in 1993. The second-phase expansion, which is nearing completion, is expected to lift production from its current capacity of 160,000 barrels per day to about 174,000 barrels per day by year-end 1997 and 187,000 barrels per day upon completion in mid-1998. Separately, TCO has signed an agreement with Sinochem, a Chinese state oil trader, to make a test shipment of crude oil from the Tengiz field to China by rail later this year. This test shipment will help evaluate the feasibility of transporting crude oil via rail while awaiting the development of alternate means of transportation to China. TCO continues to move oil by pipeline, barge and rail car to destinations in the former Soviet Union and Europe and looks forward to the completion of a direct pipeline to the Black Sea by the Caspian Pipeline Consortium.

  An agreement was signed with the Republic of Azerbaijan to explore the deep-water Absheron Offshore Block in the southern Caspian Sea. Chevron will have a 30 percent interest and will be the operator of the exploration phase, which is expected to begin drilling in late 1999, following 3-D seismic surveying in 1998.

  The first liquefied petroleum gas (LPG) exports from the company's Escravos, Nigeria, joint venture gas project occurred in September. This project provides a commercial outlet for LPG and natural gas produced in conjunction with the company's crude oil operations.

  The CACT Operators Group, in which Chevron has a 16 percent interest, discovered crude oil in the Pearl River Mouth Basin of the South China Sea. CACT, one of China's largest offshore producers, currently produces 100,000 barrels per day. The new discovery is expected to be produced using the existing infrastructure.

  The Hibernia Development project, 200 miles offshore Newfoundland, Canada, in which Chevron has a 26.9 percent interest, recently drilled its first production well into the oil reservoir. Hibernia is expected to begin production before the end of 1997. Chevron discovered the Hibernia oil field in 1979.

  Recent Far Eastern currency devaluations, notably in Thailand, Malaysia and the Philippines, have caused erosion in marketing margins for Chevron's Caltex affiliate. Crude oil and refined products purchased for refining or sale in these areas are typically purchased in U.S. dollars; however, when products are sold in the local markets, they are denominated in local currency. Because of the devaluations, prices have to rise in local currency terms to maintain product sales margins. The imposition of temporary price controls in several markets and the lag in the timing of local price increases has resulted in deteriorating sales margins. Offsetting the lower margins in the third quarter were favorable balance sheet currency translation effects caused by the devaluations.

  In a lawsuit in Los Angeles, California, brought in 1995, the company and five other oil companies are contesting the validity of a patent granted to Unocal Corporation (Unocal) for reformulated gasoline, which the company sells in California in certain months of the year. The first two phases of the trial were concluded in October and November 1997 with the jury upholding the validity of the patent and assessing damages at the rate of 5.75 cents per gallon of gasoline sold in infringement of the patent between March 1, 1996 and July 31, 1996. In the third phase of the trial, to begin in December 1997, the trial court judge will decide whether the company and the five other oil companies have equitable defenses to the enforcement of the patent by Unocal. While the ultimate outcome of this matter cannot be determined presently with certainty, the company believes Unocal's patent is invalid and that any unfavorable rulings should be reversed upon appeal. Should the jury's findings and Unocal's position ultimately be upheld, the company's exposure with respect to future reformulated gasoline sales would depend on the availability of alternate formulations and the industry's ability to recover additional costs of production through the prices charged to their customers.

-------------------------------------------------------------------------------
REPRODUCED FROM CHEVRON CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
ENDED SEPTEMBER 30, 1997.

  Chevron's partner in Nigeria, the government-owned Nigerian National Petroleum Corporation (NNPC) funded only 60 percent of its share of the previously approved 1997 work programs for Chevron and the other oil companies operating in Nigeria. Consequently, Chevron reduced its 1997 joint venture expenditures to accommodate the budget shortfall and prioritized expenditures to minimize the impact on overall production. Despite this year's shortfall, Chevron has increased its proposed 1998 budget to $1.3 billion, up from $1.2 billion originally budgeted for 1997, and is awaiting Nigerian government approval.

  Chevron has significant production and development projects underway in Africa. Its share of combined production from Nigeria, Angola, Republic of Congo and Democratic Republic of Congo is about 300,000 barrels per day. While the company's producing operations in Nigeria and other African countries have been generally unaffected by the civil unrest, political uncertainty and economic conditions in this area, the company continues to closely monitor developments.

REVIEW OF OPERATIONS

  The following tables detail the Company's after-tax earnings by major operating area and selected operating data.

                       EARNINGS BY MAJOR OPERATING AREA

                                                        THREE
                                                       MONTHS
                                                        ENDED     NINE MONTHS
                                                      SEPTEMBER      ENDED
                                                         30,     SEPTEMBER 30,
                                                      ---------  --------------
                                                      1997 1996   1997    1996
                                                      ---- ----  ------  ------
                                                       (MILLIONS OF DOLLARS)
Exploration and Production
  United States...................................... $193 $237  $  736  $  699
  International......................................  287  291     991     802
                                                      ---- ----  ------  ------
    Total Exploration and Production.................  480  528   1,727   1,501
Refining, Marketing and Transportation...............
  United States......................................  193   80     445     281
  International......................................   11   21     159     398
                                                      ---- ----  ------  ------
    Total Refining, Marketing and Transportation.....  204  101     604     679
    Total Petroleum Operations.......................  684  629   2,331   2,180
Chemicals............................................   25   49     165     164
Coal and Other Minerals..............................   16   12      37      35
Corporate and Other*.................................    2  (35)   (152)   (236)
                                                      ---- ----  ------  ------
Net Income........................................... $727 $655  $2,381  $2,143
                                                      ==== ====  ======  ======

--------
* "Corporate and Other" includes interest expense, interest income on cash and marketable securities, corporate center costs, and real estate and insurance activities.

-------------------------------------------------------------------------------
REPRODUCED FROM CHEVRON CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
ENDED SEPTEMBER 30, 1997.

                           SELECTED OPERATING DATA(1)

                                                           THREE
                                                          MONTHS    NINE MONTHS
                                                           ENDED       ENDED
                                                         SEPTEMBER   SEPTEMBER
                                                            30,         30,
                                                        ----------- -----------
                                                        1997  1996  1997  1996
                                                        ----- ----- ----- -----
U.S. Exploration and Production
  Net Crude Oil and Natural Gas Liquids Production
   (MBPD)..............................................   343   340   343   341
  Net Natural Gas Production (MMCFPD).................. 1,796 1,857 1,872 1,853
  Sales of Natural Gas Liquids (MBPD)..................   121   194   126   208
  Revenue from Net Production Crude Oil ($/Bbl.)....... 16.74 18.88 17.82 17.95
  Natural Gas ($/MCF)..................................  2.20  2.06  2.31  2.13
International Exploration and Production
  Net Crude Oil and Natural Gas Liquids Production
   (MBPD)..............................................   719   712   727   691
  Net Natural Gas Production (MMCFPD)..................   580   587   580   571
Revenue from Liftings
  Liquids ($/Bbl.)..................................... 17.43 19.44 18.09 18.62
  Natural Gas ($/MCF)..................................  1.88  1.78  2.08  1.80
U.S. Refining and Marketing
  Sales of Gasoline (MBPD).............................   628   572   596   560
  Sales of Other Refined Products (MBPD)...............   616   586   606   561
  Refinery Input (MBPD)................................   972   971   933   954
  Average Refined Product Sales Price ($/Bbl.)......... 28.50 30.34 29.09 29.69
International Refining and Marketing
  Sales of Refined Products (MBPD).....................   863   901   886   950
  Refinery Input (MBPD)................................   544   506   568   542
Chemical Sales and Other Operating Revenues(2)
  United States........................................   753   647 2,303 2,218
  International........................................   148   130   433   458
                                                        ----- ----- ----- -----
    Worldwide..........................................   901   777 2,736 2,676

--------
(1) Includes equity in affiliates.
(2) Millions of dollars. Includes sales to other Chevron companies.
--------
MBPD = thousand barrels per day; MMCFPD = million cubic feet per day; Bbl. = barrel; MCF = thousand cubic feet

--------------------------------------------------------------------------------
REPRODUCED FROM CHEVRON CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1997.

  Worldwide exploration and production earned $480 million in the third quarter of 1997 compared with $528 million in the corresponding 1996 period. Earnings of $1.727 billion in the first nine months of 1997 were 15 percent higher than the $1.501 billion earned in the 1996 nine months. U.S. exploration and production net earnings of $193 million declined 19 percent from $237 million earned in last year's third quarter. There were no special items in the 1997 quarter; however, the 1996 quarter included a net gain of $17 million from the merger of Chevron's natural gas marketing and natural gas liquids businesses with NGC Corporation and the unrelated sale of a producing property. Excluding these special items, earnings of $193 million for the third quarter 1997 declined 12 percent compared with $220 million in last year's third quarter, reflecting a decline in crude oil realizations. Partially offsetting the lower crude oil realizations were higher average natural gas realizations and lower operating expenses.

  Crude oil realizations averaged $16.74 per barrel for the third quarter of 1997, 11 percent lower than the $18.88 per barrel averaged in last year's third quarter. Average natural gas prices increased 14 cents to $2.20 per thousand cubic feet.

  U.S. net liquids production increased in the third quarter to 343,000 barrels per day compared with the prior year quarter's 340,000 barrels per day; net natural gas production decreased to 1.80 billion cubic feet per day from 1.86 billion in the 1996 quarter.

  Earnings for the first nine months of 1997 were $736 million compared with $699 million last year. Special items benefited earnings $32 million and $8 million in the 1997 and 1996 nine months, respectively. Excluding special items in both periods, 1997 year-to-date earnings of $704 million were up from year-ago earnings of $691 million. Year to date, average crude oil prices were down 13 cents per barrel at $17.82 and natural gas prices rose 18 cents to $2.31 per thousand cubic feet. Crude oil production volumes in the 1997 nine months were 343,000 barrels per day and natural gas production was 1.87 billion cubic feet per day compared with 341,000 barrels and 1.85 billion cubic feet in 1996.

  International exploration and production net earnings for the third quarter were $287 million, down slightly from $291 million earned in the third quarter of 1996. Despite lower crude oil prices, earnings were comparable to the prior-year quarter due to lower operating and exploration expenses and a lower effective income tax rate. Net liquids production increased to 719,000 barrels per day in the third quarter of 1997 from 712,000 barrels per day in last year's quarter, but was down from the 1997 second quarter, in part reflecting lower production from Kazakhstan due to scheduled third quarter maintenance at the Tengiz facilities. In the third quarter of 1997, net natural gas production declined to 580 million from 587 million cubic feet per day in the comparable quarter last year.

  Nine months net earnings were $991 million compared with $802 million in the 1996 nine months. Year-to-date earnings in 1997 benefited $50 million from asset sale gains and $14 million from prior-year tax adjustments, which were partially offset by a charge of $5 million for employee performance stock option costs. Earnings in the 1996 period were reduced $7 million by asset write-offs. Excluding special charges in both periods, earnings increased 15 percent to $932 million. Crude oil production increased 5 percent to 727,000 barrels per day and natural gas production was up slightly to 580 million cubic feet per day. Higher prices for natural gas also contributed to the earnings increase; natural gas prices were up 16 percent to $2.08 per thousand cubic feet while crude oil prices were down 53 cents per barrel to $18.09.

  Foreign currency effects increased earnings $17 million in the 1997 quarter, compared with an increase of $5 million in the 1996 third quarter. Foreign exchange gains were $34 million for the 1997 nine months compared with a loss of $5 million in the 1996 period.

  Worldwide refining and marketing operations reported net earnings of $204 million in the 1997 third quarter, more than double the $101 million earned in the 1996 third quarter. The 1997 nine-month net income

-------------------------------------------------------------------------------
REPRODUCED FROM CHEVRON CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
ENDED SEPTEMBER 30, 1997.

was $604 million, down 11 percent from the $679 million earned in the corresponding 1996 period. U.S. refining and marketing net earnings were $193 million compared with $80 million reported in the third quarter of last year. Earnings for the 1997 third quarter included no special items, while the 1996 quarter included net charges of $26 million, mainly for environmental remediation provisions. Excluding special items, earnings for the 1997 quarter increased 82 percent from $106 million in the third quarter 1996.

  Earnings for the 1997 nine months were $445 million, an increase of 58 percent from $281 million for the same period last year. Included in the 1997 earnings were special charges of $43 million for environmental remediation, litigation and employee performance stock option costs. Special charges of $37 million in the 1996 first nine months were for environmental remediation, litigation and employee severance programs. Despite a decline in sales realizations, operating earnings of $488 million increased 53 percent on higher refined product sales volumes and lower crude oil feedstock costs and operating expenses.

  Average refined product prices for nine months 1997 were down 2 percent from the 1996 nine months, at $29.09 per barrel. 1997 third quarter prices averaged $28.50, down from $30.34 in the 1996 third quarter. Total refined product sales volumes increased steadily in 1997; 1.170 million barrels per day in the first quarter, 1.192 million barrels per day in the second quarter, and 1.244 million barrels per day in the third quarter. Year-to-date volumes averaged
1.202 million barrels per day in 1997 compared with 1.121 million barrels per day in 1996.

  International refining and marketing net earnings were $11 million compared with $21 million reported in last year's third quarter. The 1997 third quarter results were reduced $72 million by an additional charge associated with the expected fourth quarter 1997 disposition of certain U.K. marketing and refining assets and the subsequent planned closure of the company's refinery in Milford Haven, Wales. Excluding special items, 1997 operating earnings of $83 million were nearly four times the 1996 third quarter earnings of $21 million.

  Nine month 1997 earnings declined $239 million to $159 million because of special items in both periods. The 1997 third quarter charges for the U.K. asset sales and refinery closure and an additional $3 million for employee performance stock option costs reduced 1997 nine months earnings $75 million. The 1996 period included a $275 million gain for the company's share of its Caltex affiliate's sale of refinery interests in Japan and a special charge of $15 million for environmental remediation. Excluding net special items in both nine-month periods, operating earnings rose 70 percent to $234 million due to favorable foreign currency swings, lower operating costs and improved marine transportation operations.

  Caltex third quarter operations benefited from improved market conditions, particularly in Korea. Currency devaluations in Thailand, Malaysia and the Philippines eroded sales margins in those countries. However, favorable balance sheet currency translation effects caused by the devaluations offset the related product margin declines. While Caltex refined product sales volumes were flat in the 1997 third quarter compared to last year, total sales volumes for international refining and marketing operations declined by 4 percent to 863,000 barrels per day, primarily due to lower sales volumes from the company's trading activities. Refined product sales volumes for nine months of 886,000 barrels per day were 7 percent lower than in 1996 because of the sale of the Japanese refinery interests and lower trading volumes.

  Foreign currency gains totaled $19 million in the 1997 third quarter and $3 million year to date compared with losses of $1 million in the 1996 quarter and $22 million for the nine months.

  Chemicals third quarter net earnings of $25 million declined from $49 million in the prior-year third quarter and were about flat at $165 million in the current-year nine months compared with $164 million in 1996. The 1997 third quarter results were reduced $9 million by a special charge for environmental remediation provisions; 1996 results were reduced by $12 million for asset write-offs. In addition to the quarter charges, year-to-date results were reduced $9 million for employee performance stock option costs in 1997 and $16 million for litigation provisions in 1996. Excluding the special charges, 1997 third quarter earnings of $34 million decreased

-------------------------------------------------------------------------------
REPRODUCED FROM CHEVRON CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
ENDED SEPTEMBER 30, 1997.

44 percent from $61 million in 1996. Nine month 1997 results, excluding special items, were $183 million compared with $192 million. The decline in operating earnings resulted from higher expenses and downtime associated with maintenance and expansion activities at certain manufacturing facilities in the third quarter. The 1997 results have benefited from stronger prices and higher volumes for some of the company's products, particularly ethylene and polyethylene together with reduced depreciation expense as a result of a reassessment of the useful lives of certain assets. The 1996 periods benefited from the non-recurring receipt of $17 million of after-tax insurance proceeds.

  Coal and other minerals net earnings increased to $16 million in the 1997 third quarter and to $37 million year to date from $12 million and $35 million for the corresponding periods last year. A special charge for employee performance stock option costs reduced year to date 1997 earnings by $2 million, while a third quarter 1996 special charge of $3 million for an employee severance program affected both 1996 period comparisons.

  Corporate and other includes interest expense, interest income on cash and marketable securities, corporate center costs, and real estate and insurance operations. These activities earned a net $2 million in the third quarter 1997 compared with a net charge of $35 million in the 1996 third quarter. Year-to-date charges were $152 million in 1997 and $236 million in 1996. The 1997 third quarter results included a special net gain of $76 million for prior-year income tax adjustments offset partially by a charge for the write-off of certain telecommunications equipment. The 1996 quarter included a net gain of $29 million from a favorable prior-year income tax adjustment, partially offset by special charges for employee severance and a litigation matter. In addition to the third quarter special items, the 1997 nine months included charges of $13 million for employee performance stock option costs and $8 million for environmental remediation provisions. Nine month 1996 net special charges of $16 million included losses of $29 million on disposal of the company's real estate development portfolio and provisions of $16 million for litigation, partially offset by the third quarter $29 million net benefit. Excluding special items, net charges from corporate activities increased by $10 million to $74 million in the third quarter 1997, primarily due to lower pension settlement gains than in last year's quarter. On a year-to-date basis, net charges decreased by $13 million to $207 million due to a number of factors, including lower interest expense, higher interest income and lower insurance expense.

LIQUIDITY AND CAPITAL RESOURCES

  Cash and cash equivalents totaled $991 million at September 30, 1997, a $99 million increase from year-end 1996. Cash flows from operations and asset sales were adequate to fund the company's capital expenditures and dividend payments to stockholders, and to reduce debt by a net $420 million.

  In April 1997, the company increased the quarterly dividend on its common stock by 4 cents a share, or 7 percent, to 58 cents a share. This was the company's tenth consecutive annual dividend increase and brings Chevron's annualized dividend rate to $2.32 a share.

  Year to date 1997, the company generated approximately $150 million in net cash proceeds from the sale of treasury stock associated with employees exercising options under the company's broad-based performance stock option program.

  The company's debt and capital lease obligations totaled $6.217 billion at September 30, 1997, down $477 million from $6.694 billion at year-end 1996. Strong cash flows have enabled the company to reduce the amount of its outstanding debt. Long-term debt was reduced by the scheduled first quarter 1997 retirement of $138 million of Swiss Franc denominated 4.625 percent debt and the third quarter 1997 early redemption of $142 million of 9.75 percent debentures originally due in 2017. The company also retired via a non-cash transaction, in January 1997, as scheduled, $50 million of 7.28 percent debt related to the Employee Stock Ownership Plan.

-------------------------------------------------------------------------------
REPRODUCED FROM CHEVRON CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
ENDED SEPTEMBER 30, 1997.

  Although the company benefits from lower interest rates on its short-term debt, the proportionately large amount relative to long-term debt has kept Chevron's ratio of current assets to current liabilities at relatively low levels. The company's current ratio was .99 at September 30, 1997 compared with .89 at year end 1996. The company's short-term debt, consisting primarily of commercial paper and the current portion of long-term debt, totaled $4.478 billion at September 30, 1997. This amount includes $2.725 billion of commercial paper that was reclassified as long-term debt on Chevron's balance sheet since the company has both the intent and ability, as evidenced by committed credit agreements, to refinance it on a long-term basis. In the third quarter of 1997, the company decreased the amount of committed credit facilities from $4.425 billion to $4.05 billion, but increased the portion with termination dates beyond one year from $1.8 billion to $2.725 billion. The improvement in the company's current ratio is primarily the result of the additional $925 million of short-term debt reclassified as long-term. The company's practice has been to continually refinance its commercial paper, maintaining levels it believes to be appropriate.

  The company's debt ratio (total debt to total debt plus equity) was 26.7 percent at September 30, 1997, down from 30.0 percent at year-end 1996. The company continually monitors its spending levels, market conditions and related interest rates to maintain what it perceives to be a reasonable level and composition of debt.

  Worldwide capital and exploratory expenditures for the first nine months of 1997, including the company's share of affiliates' expenditures, totaled $3.801 billion, an increase of 17 percent from $3.249 billion spent in the 1996 nine months. The increased spending was primarily for U.S. exploration and production projects and U.S. and international chemicals facilities. About 67 percent of the company's capital and exploratory expenditures were for total exploration and production activities in 1997, about the same as in 1996. Of these amounts, about half of the expenditures for exploration and production were for projects in the United States, compared with 39 percent in 1996, reflecting the company's spending on development projects to stabilize U.S. oil and gas production.

-------------------------------------------------------------------------------
REPRODUCED FROM CHEVRON CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
ENDED SEPTEMBER 30, 1997.

           TEXT OF PRESS RELEASE OF CHEVRON DATED DECEMBER 19, 1997

  San Francisco, Dec. 19--Chevron Corp. today announced that its Board approved a new program to repurchase up to $2 billion of common stock and a $6.3 billion capital and exploratory spending program for 1998, the largest in company history.

  The company also said operational earnings for 1997 are expected to set a new record, exceeding the previous high of $2.65 billion set last year. Earnings for 1997 will be announced in late January.

  And the company announced four developments from its worldwide oil operations:

    * Discovery of a second giant oil field in Angola's offshore Block 14, adjacent to another giant field discovered earlier this year;

    * First production of oil from the offshore Kitina Field in the Republic of Congo;

    * An agreement to extend a services contract with Kuwait to assist in development of the Burgan Field, the world's second largest;

    * A new production rate of 90,000 barrels per day (bpd) from the giant Boscan Field, operated by Chevron in Venezuela, exceeding the target by about 10 percent.

  "The repurchase program and capital budget reflect our optimism about creating greater value for Chevron shareholders," said Chairman Ken Derr. "The stock repurchase plan will reduce the number of outstanding shares, increasing share value for remaining shareholders, while our large capital budget reflects the wealth of attractive investments we have around the world."

  The stock repurchase will assist in maintaining a desired capital structure by providing shares for the company's employee stock option programs.

  "In addition," said Derr, "the program reinforces our belief that purchase of our stock is an attractive investment for the company and for shareholders."

  The stock repurchases may be made from time to time in the open market or otherwise at prevailing prices as permitted by securities laws.

  The new Angola discovery was made in Block 14, where the first giant discovery was made last April.

  "We are delighted with these findings," said Dick Matzke, president of Chevron Overseas Petroleum Inc. and a Chevron director. "And we have drilled several other wells in Block 14 which give promise of even more discoveries."

  Last week, Chevron began production from the Kitina Field, located west of the Congolese city of Point Noire in the Marine VII permit. The field is expected to reach peak production of 50,000 bpd by the end of 1998. Chevron has a 29 percent interest.

  "The Kitina facilities will handle additional production from several new satellite fields, most notably Kitina South, which will begin producing as early as mid '98," said Matzke.

  In Kuwait, Chevron has been providing technical assistance in the development and transportation of oil from the supergiant Burgan Field for more than three years. Chevron and Kuwait have now agreed to extend the services agreement for another three and a half years. Chevron has about 30 engineers and geoscientists in Kuwait providing training, technology and managerial assistance.

  Chevron's $6.3 billion capital and exploratory budget for 1998 represents the fourth consecutive year of an increase in the program.

  The company plans to invest nearly $4 billion, or 63 percent of the total, in worldwide exploration and production. Consistent with the company's strategy to grow its international upstream business, about $2.5 billion of these expenditures will be made outside the United States.

  Strong opportunities also exist in the United States and the company plans to invest about $1.5 billion in U.S. exploration and production.

  The worldwide exploration and production program includes major projects in:

    * Kazakhstan, where expanded capacity at the Tengiz Field will come on stream in mid-1998, bringing production from the current 160,000 bpd to about 187,000 bpd. An additional expansion is underway to bring capacity to 240,000 bpd at the turn of the century.

    *West Africa, where Chevron-operated production has been increasing steadily in Angola and Nigeria, and is now about 440,000 bpd in each country.

    *The deep-water U.S. Gulf of Mexico, where the Genesis platform, in water 2,600 feet deep, is expected to start production in December 1998. Chevron has a 57 percent working interest.

    *The U.K. North Sea, where the Britannia field is scheduled to come on stream in mid-1998. Production is expected to peak in 1999 at 740 million cubic feet of gas and 70,000 bpd of condensate. Chevron's equity interest is about 30 percent.

    *Canada, where the large Hibernia project offshore Newfoundland produced its first oil in November, ahead of schedule. Production is scheduled to exceed 100,000 bpd by year-end '98. Chevron's equity interest is 26.9 percent.

  In worldwide refining, marketing and transportation, Chevron plans to invest about $1.1 billion, of which more than $600 million will be spent in the United States, including continuous upgrading of the company's service station network. The remainder will be invested outside the U.S. by Chevron's 50 percent-owned affiliate, Caltex.

  Chevron plans to invest about $800 million in the worldwide chemicals business in 1998, reflecting the company's belief that the chemicals business is a very attractive investment over the long term.

                                                                     APPENDIX B

                     DESCRIPTION OF OLD 6 1/2% DEBENTURES

 Capitalized terms defined in this Appendix B are used as defined only in this
                                  Appendix B.

GENERAL

  The 6 1/2% exchangeable senior debentures due 2003 (the "6 1/2% Debentures") are an issue of Pennzoil's Debt Securities (the "Securities") issued under the Indenture dated as of December 15, 1992 (the "Indenture") between Pennzoil Company (the "Company" or "Pennzoil") and Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), as trustee (the "Trustee"). The italicized references below refer to the section numbers of the First Supplemental Indenture dated as of January 13, 1993 to the Indenture ("First Supplemental Indenture") between Pennzoil and Chase Bank of Texas, National Association, as trustee.

  The 6 1/2% Debentures will mature on January 15, 2003 and will each bear interest from January 13, 1993 at 6 1/2% per annum, payable semiannually on each January 15 and July 15, commencing July 15, 1993 (i) to the holders of the Registered 6 1/2% Debentures at the close of business on the December 31 next preceding such January 15 or the June 30 next preceding such July 15, as the case may be, and (ii) to the holders of the Bearer 6 1/2% Debentures upon presentation of the appropriate coupon appertaining thereto on each January 15 and July 15, commencing July 15, 1993. The aggregate principal amount of the 6 1/2% Debentures outstanding is $397.1 million.

  The 6 1/2% Debentures constitute unsecured senior debt obligations of Pennzoil ranking pari passu with all other present and future unsecured general obligations of Pennzoil that are not expressly subordinated to senior indebtedness.

FORM OF 6 1/2% DEBENTURES

  The 6 1/2% Debentures are issued as both Registered 6 1/2% Debentures and Bearer 6 1/2% Debentures. The Registered 6 1/2% Debentures are in definitive form without coupons. The Bearer 6 1/2% Debentures are in denominations of $5,000, with coupons attached.

  The Paying Agent for the Bearer 6 1/2% Debentures is Chemical Bank London.

EXCHANGE RIGHTS

  The 6 1/2% Debentures (or portions thereof in integral multiples of $1,000) are exchangeable for shares of common stock ("Chevron Stock") of Chevron Corporation ("Chevron") Chevron Stock at any time and from time to time prior to maturity at an exchange rate of $42 1/16 share (equivalent to an exchange rate of 23.774 shares of Chevron Stock per $1,000 principal amount of 6 1/2% Debentures), subject to adjustment under the circumstances described below. In the event the 6 1/2% Debentures are called for redemption, the exchange rights will terminate at the close of business on the date immediately prior to the date of redemption. (Section 201)

  Pennzoil has deposited the number of shares of Chevron Stock deliverable in exchange for (i) the Registered 6 1/2% Debentures with Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), who is the exchange agent for holders of Registered 6 1/2% Debentures (the "Domestic Exchange Agent") on behalf of Pennzoil and (ii) the Bearer 6 1/2% Debentures with Chemical Bank London, who is the exchange agent for holders of Bearer 6 1/2% Debentures (the "Foreign Exchange Agent") on behalf of Pennzoil. Each of the Domestic Exchange Agent and the Foreign Exchange Agent are referred to individually herein as an "Exchange Agent" and collectively as the "Exchange Agents." Pennzoil will deposit with the Domestic Exchange Agent and the Foreign Exchange Agent any cash and other property deliverable in exchange for the Registered 6 1/2% Debentures and the Bearer 6 1/2% Debentures, respectively. Pennzoil will not be permitted to pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, the Chevron Stock, cash and other property deliverable in exchange for the 6 1/2% Debentures (collectively, "Exchange Property"). The deposit arrangements with each Exchange Agent will terminate at such time as the right to exchange 6 1/2% Debentures with such Exchange Agent shall have expired pursuant to the First Supplemental Indenture.

  In order to exercise the right of exchange, the holder of any Registered 6 1/2% Debenture must surrender such 6 1/2% Debenture to the Domestic Exchange Agent at its office maintained for such purpose in Houston, Texas and the holder of a Bearer 6 1/2% Debenture must surrender such 6 1/2% Debenture to the Foreign Exchange Agent at its office maintained for such purpose in London, England. Each 6 1/2% Debenture to be surrendered must be accompanied by written notice to Pennzoil and the applicable Exchange Agent that the holder elects to exchange such Debenture. Delivery of the certificates for Chevron Stock or any other Exchange Property may be delayed at the request of Pennzoil in order to effectuate the calculation of the adjustments of the Chevron Stock or other Exchange Property to obtain any certificate representing securities to be delivered, to complete any reapportionment of the Chevron Stock or other Exchange Property which is required by the Indenture or to comply with any applicable law. (Section 202). No fractional shares will be delivered on any exchange of 6 1/2% Debentures and in lieu thereof a cash adjustment based on the market price of the Chevron Stock or other Exchange Property will be paid. (Section 203)

  In lieu of delivering certificates representing Chevron Stock in exchange for any 6 1/2% Debentures, Pennzoil may pay to the holder surrendering such 6 1/2% Debentures an amount in cash equal to the market price of the Chevron Stock or other Exchange Property for which such 6 1/2% Debentures are exchangeable, determined as of the date of receipt by Pennzoil of the notice of exchange relating to such 6 1/2% Debentures (or, if such date is not a business day, on the business day next preceding such date). Prior to so directing an Exchange Agent to make any such cash payment, Pennzoil shall deposit with such Exchange Agent the cash so payable. (Section 216)

  Upon an exchange of Exchange Property (or cash in lieu thereof) for a Debenture, a holder will not receive any cash payment representing accrued original issue discount for United States federal income tax purposes ("Tax OID"). The delivery of the Exchange Property (or cash in lieu thereof) to a holder in exchange for a holder's 6 1/2% Debenture will be deemed to satisfy Pennzoil's obligation to pay the principal amount of the 6 1/2% Debenture including the Tax OID attributable to the period from the date of issue to the date of such exchange with respect to such Debenture. Thus, the accrued Tax OID is deemed to be paid rather than canceled, extinguished or forfeited. As a result, the exchange rate is not adjusted for accrued Tax OID. (Section 202)

  Pennzoil is entitled to all cash dividends with respect to the Chevron Stock or other Exchange Property, other than dividends paid pursuant to a plan of liquidation or partial liquidation of Chevron, recapitalization or restructuring of Chevron or other extraordinary cash dividends. Pennzoil will also be entitled to all interest payments on any debt securities held for exchange by Pennzoil which are issued in exchange for Chevron Stock or other Exchange Property pursuant to any merger or consolidation of Chevron or in connection with any sale of all or substantially all the assets of Chevron. (Section 205)

  If Chevron should issue any Chevron Stock in subdivision or by way of stock dividend, the exchange rate will be proportionately increased, and if Chevron shall effect a combination of Chevron Stock, the exchange rate will be proportionately reduced, subject in each case to adjustments for tax consequences, if any. (Section 204)

  If Chevron should make any distribution of cash, securities or other property with respect to the Chevron Stock or other Exchange Property (other than cash dividends to which Pennzoil is entitled as described above, the distributions described in the preceding paragraph or any securities or other property received in a merger or consolidation of Chevron or in connection with any sale of all or substantially all the assets of Chevron as described in the next paragraph) or if Chevron grants transferable subscription rights, options, warrants or other similar rights to Pennzoil in respect of the Chevron Stock or other Exchange Property, Pennzoil will cause all such securities, other property and rights to be deposited with the applicable Exchange Agent and will direct the applicable Exchange Agent to sell all such securities and other property and all such rights for cash, except any such securities or property that are convertible, without payment of any consideration, into Chevron Stock and which rights do not expire before the retirement of such securities or other property. Such Exchange Agent will apply the proceeds first to the payment of any taxes incurred or deemed incurred by Pennzoil or such Exchange Agent on such distribution or such grant of rights and incurred or deemed incurred by Pennzoil or such Exchange Agent on the subsequent sale of the securities or other property distributed or rights granted. The balance of the cash proceeds will be held by such Exchange Agent for distribution pro rata with the Chevron Stock or other Exchange Property. In the event that a distribution or grant of cash, securities or other property on Exchange Property shall be effected as contemplated by this paragraph, a notice stating that such distribution or grant has occurred and setting forth the additional cash, securities or other property distributed on the Exchange Property shall as soon as practicable be mailed by or on behalf of Pennzoil to the holders of Registered 6 1/2% Debentures at their addresses as they appear in the Security Register and shall be published at least twice in a daily newspaper in the cities of New York and London or other capital city in Western Europe. (Section 205)

  In the case of any merger or consolidation of Chevron with or into any other person which results in shares of Chevron Stock, as constituted prior to the consummation of such transaction, being converted into other securities and/or property, including cash, or any sale of all or substantially all the assets of Chevron (if in connection with such sale or transfer holders of Chevron Stock receive other securities and/or property, including cash, in exchange for their shares of Chevron Stock), the holder of any 6 1/2% Debenture surrendered for exchange thereafter will, subject to the following paragraph, be entitled to receive the kind and amount of shares of stock and other securities and property receivable upon or in connection with such transaction by a holder of the number of shares of Chevron Stock or other Exchange Property for which such 6 1/2% Debenture might have been exchanged immediately prior to such transaction, as well as a pro rata share of any cash held for exchange by Pennzoil in accordance with the preceding paragraph. (Section 211)

  Upon the occurrence of any such merger, consolidation, sale of all or substantially all the assets of Chevron described in the preceding paragraph or any voluntary or involuntary dissolution, liquidation or winding up of Chevron, or any stock dividend, subdivision, combination or reclassification of shares of Chevron Stock or other Exchange Property, which shall be taxable to Pennzoil or either Exchange Agent, or upon the happening of any other event with respect to the Chevron Stock or other Exchange Property, which is taxable or treated as being taxable to Pennzoil or either Exchange Agent, the applicable Exchange Agent will deliver cash which it holds for exchange (including cash received in such transaction) to Pennzoil or to itself for payment of the taxes arising from such transaction. If the cash held for exchange is insufficient to pay the amount of such taxes, such Exchange Agent will sell such of the shares of Chevron Stock or other Exchange Property as may be necessary to pay the amount of the insufficiency and any taxes payable by Pennzoil or such Exchange Agent arising from such sale. The remaining shares of Chevron Stock or other Exchange Property will be held by such Exchange Agent for distributions pro rata to holders requesting exchange of their 6 1/2% Debentures. (Section 215)

  From time to time, Pennzoil may require the Exchange Agents to segregate such property as Pennzoil determines may be necessary for Pennzoil or the Exchange Agents to pay taxes with respect to the transactions or events described above, subject to the determination of taxability (and any expenses incurred in determining taxability), and such property (or any portion thereof) shall be deliverable to holders of 6 1/2% Debentures only after determination that such withholding is not necessary for the payment of such taxes and after deducting the expenses incurred in connection with such determination. (Section 215)

  If Chevron grants nontransferable subscription rights, options, warrants or similar rights with respect to the Exchange Property, Pennzoil will, if otherwise lawful, deliver such rights pro rata to the Exchange Agents. Pennzoil and the Domestic Exchange Agent shall cause such rights to be distributed to the holders of the Registered 6 1/2% Debentures shown in the Security Register and Pennzoil shall make available to holders of Bearer 6 1/2% Debentures a notice published at least twice in a daily newspaper in the cities of New York and London or other capital city in Western Europe, which notice shall state that such rights will be delivered to such holder upon such holder's furnishing satisfactory proof to Pennzoil of such holder's status as a holder of Bearer Securities. (Section 205)

  Pennzoil is required to give to holders of 6 1/2% Debentures notice of certain dividends on the Chevron Stock deliverable upon exchange of 6 1/2% Debentures, the granting of subscription rights, options, warrants or other similar rights to holders of Chevron Stock, any reclassification of Chevron Stock (other than a subdivision or combination of outstanding shares of Chevron Stock), certain mergers involving Chevron, the sale of all or substantially all of the assets of Chevron and the dissolution, liquidation or winding up of Chevron. (Section 206)

  Any cash held by an Exchange Agent that is deliverable upon exchange of 6 1/2% Debentures will be invested by such Exchange Agent at the direction of Pennzoil in U.S. Government Obligations with maturity dates of twelve months or less. Any interest or gain on such investments will be for the benefit of Pennzoil and Pennzoil will be responsible for any losses on such investments. To the extent 6 1/2% Debentures are redeemed prior to exchange, Pennzoil will be entitled to receive from the applicable Exchange Agent such number of shares of Chevron Stock, other Exchange Property and such amount of cash, if any, held by such Exchange Agent for exchange as exceeds the number of shares of Chevron Stock or other Exchange Property required to be held by such Exchange Agent for the exchange of all 6 1/2% Debentures remaining then outstanding. (Section 205)

  "U.S. Government Obligations" is defined in each Indenture as direct non-callable obligations of, or non-callable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

  In the event of a tender offer or exchange offer for any class of securities included within the Exchange Property (i) if Pennzoil owns shares of such class which are not subject to the Exchange Agreement, Pennzoil will cause each Exchange Agent to tender such shares of such class in the same proportion that Pennzoil tenders its securities in such class which are not subject to the Exchange Agreement, and (ii) if Pennzoil does not own securities of a class which are subject to the Exchange Agreement, Pennzoil may, at its option and in its sole discretion, elect to cause either or both Exchange Agents to tender all or any portion or none of such class of security included within the Exchange Property held by such Exchange Agent or Exchange Agents. The proceeds of the sale of any such Exchange Property pursuant to any such tender or exchange offer will be held by each Exchange Agent for the benefit of holders as provided in the First Supplemental Indenture. As a result of the receipt by an Exchange Agent of cash or other property upon the tender or exchange of an Exchange Property, holders will not participate in any subsequent appreciation or depreciation in the market price of such Exchange Property tendered or exchanged upon any subsequent exchange of 6 1/2% Debentures. (Section 212)

  The right of a holder to exchange his 6 1/2% Debentures for Chevron Stock or other Exchange Property could be adversely affected in the event of the bankruptcy, insolvency or liquidation of Pennzoil. In such event, the Chevron Stock or other Exchange Property could be assets of Pennzoil subject to the claims of its general creditors.

REPURCHASE RIGHTS

  The Exchange Agents will act as agents for Pennzoil in connection with Pennzoil's exchange obligations under the First Supplemental Indenture and will not act as escrow agents for the benefit of holders of 6 1/2% Debentures. Accordingly, Pennzoil may at any time obtain from either or both of the Exchange Agents or otherwise authorize or direct either or both of the Exchange Agents to release all or a part of the Chevron Stock or other Exchange Property. In the event that Pennzoil obtains or otherwise releases any Chevron Stock or other Exchange Property in any manner otherwise than as contemplated by the First Supplemental Indenture, each holder of 6 1/2% Debentures will have the right ("Repurchase Right"), at such holder's option, to require Pennzoil to repurchase all of such holder's 6 1/2% Debentures, or a portion thereof which is $1,000 or any integral multiple thereof, in the manner and at the price described below. (Section 217)

  Promptly (and in any event within 10 days) after Pennzoil has obtained or released any Exchange Property in any manner otherwise than as contemplated by the First Supplemental Indenture, the Domestic Exchange Agent will mail to all holders of record of the 6 1/2% Debentures a notice thereof and the Repurchase Right arising as a result thereof (a "Repurchase Notice") and the Foreign Exchange Agent will cause a copy of the Repurchase Notice to be published at least twice in a daily newspaper in the cities of New York and London or other capital city in Western Europe. To exercise the Repurchase Right, a holder of 6 1/2% Debentures must deliver on or before the 15th day after the date of the Repurchase Notice irrevocable written notice to the applicable Exchange Agent of the holder's exercise of such right, together with the 6 1/2% Debentures with respect to which the right is being exercised, duly endorsed for transfer.

  On the date ("Repurchase Date") that is 30 days after the date of the Repurchase Notice, Pennzoil will be required to repurchase all 6 1/2% Debentures in respect of which the Repurchase Right has been exercised at the following price: (i) if the date on which Pennzoil's obtaining or release of Exchange Property in a manner not contemplated by the First Supplemental Indenture first occurs (the "Triggering Date") is before January 15, 1998, the product of (1) 120% and (2) the greater of the principal amount at maturity of such 6 1/2% Debentures (plus accrued and unpaid interest, if any, to the Repurchase Date) and the market price of the Exchange Property deliverable in exchange for such 6 1/2% Debentures on the Triggering Date (or if such date is not a business day, on the next succeeding business day); and (ii) if the Triggering Date occurs on or after January 15, 1998, the greater of (1) the redemption price as specified under "Redemption Provisions" on the Triggering Date and (2) the market price of the Exchange Property deliverable in exchange for such 6 1/2% Debentures on the Triggering Date (or if such date is not a business day, on the next succeeding business day).

  The obligation of Pennzoil to deliver Exchange Property (or cash in lieu thereof) in exchange for 6 1/2% Debentures shall survive and continue to apply in full force and effect following and notwithstanding the occurrence of any event triggering a Repurchase Right. Failure by Pennzoil to exchange 6 1/2% Debentures in accordance with the First Supplemental Indenture or to repurchase either Registered 6 1/2% Debentures or Bearer 6 1/2% Debentures upon exercise of a Repurchase Right will constitute an Event of Default with respect to the 6 1/2% Debentures, and holders of 6 1/2% Debentures will have the remedies provided for in the Indenture, including acceleration of the indebtedness evidenced by the 6 1/2% Debentures, in the event of any such failure.

  The exchange obligations of Pennzoil may not be assigned or otherwise transferred by Pennzoil except to the extent Pennzoil may, without the consent of any holders of outstanding Securities, consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any person, provided that the person formed by such consolidation or into which Pennzoil is merged or which acquires or leases the assets of Pennzoil substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture Pennzoil's obligation on the Securities and under the Indentures, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met. Upon compliance with these provisions by a successor person, Pennzoil will (except in the case of a lease) be relieved of its obligations under the Indenture and the Securities (Article Eight).

  If an offer is made to repurchase 6 1/2% Debentures in connection with a Repurchase Right, Pennzoil will comply with all tender offer rules, including but not limited to Sections 13(e) and 14(e) under the Exchange Act and Rules l3e-1 and 14e-1 thereunder, to the extent applicable to such offer.

REDEMPTION PROVISIONS

  Subject to the redemption provisions described below, the 6 1/2% Debentures will not be redeemable prior to January 15, 1998. Thereafter, the 6 1/2% Debentures may be redeemed at the option of Pennzoil, in whole or from time to time in part, (i) on not less than 30 nor more than 60 days' notice by mail to the holders of Registered 6 1/2% Debentures at their addresses appearing on the Security Register and (ii) by publication for the holders of Bearer 6 1/2% Debentures at least twice in a daily newspaper in the cities of New York and London or other capital city of Western Europe, one of which publications is not later than 30 days prior to the redemption date and one of which publications is not earlier than 60 days prior to the redemption date, at the following redemption prices (expressed as a percentage of the principal amount at maturity) if redeemed during the 12-month period beginning January 15 of the following years:

                                                   REDEMPTION
           YEAR                                      PRICE
           ----                                    ----------
           1998...................................   103.25%
           1999...................................   102.60%
           2000...................................   101.90%
           2001...................................   101.30%
           2002...................................   100.65%

in each case together with accrued interest to the redemption date; provided, however, that installments of interest on Bearer 6 1/2% Debentures whose stated maturity is on or prior to the redemption date shall be payable only at an office or agency located outside the United States (except as otherwise provided in Section 1002 of the Indenture) and, only upon presentation and surrender of coupons for such interest; and provided, further, that installments of interest on Registered 6 1/2% Debentures whose stated maturity is on or prior to the redemption date shall be payable to the holders of such 6 1/2% Debentures, registered as such at the close of business on the relevant Record Dates. There is no sinking fund applicable to the 6 1/2% Debentures.

  The 6 1/2% Debentures may also be redeemed at the option of Pennzoil, in whole but not in part at any time, upon notice as described below, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption, if (i) Pennzoil shall determine that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application, enforcement or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application, enforcement or interpretation becomes effective on or after the date of this Prospectus Supplement, Pennzoil must pay or would become obligated to pay any additional amounts ("Additional Amounts") with respect to the 6 1/2% Debentures as described below under "Certain United States Federal Income Tax Consequences--Payment of Additional Amounts" or (ii) any action shall have been taken by a taxing authority (including but not limited to a ruling or announcement of the Internal Revenue Service ("IRS") or other taxing authority, whether or not officially published) or a court of competent jurisdiction in the United States or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (i) above (whether or not, in the case of an action taken by a taxing authority, such action was taken or brought with respect to Pennzoil) or any change, amendment, application, enforcement or interpretation shall be officially proposed, in any case on or after the date of the prospectus supplement for these 6 1/2% Debentures, as a result of which there is a substantial possibility that Pennzoil will be obligated to pay Additional Amounts and, in either case described in clause (i) or (ii), such obligation to pay Additional Amounts cannot be avoided by the use of reasonable measures available to Pennzoil; provided, however, that (i) no notice of redemption may be given earlier than 90 days prior to the earliest date on which Pennzoil would be obligated to pay such Additional Amounts were a payment in respect of the 6 1/2% Debentures then due, and (ii) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication of any notice of redemption of the 6 1/2% Debentures pursuant to the foregoing, Pennzoil shall deliver to the Trustee an opinion of independent legal counsel to Pennzoil stating that Pennzoil is entitled to effect such redemption, together with a certificate setting forth facts showing that the conditions precedent to the right of Pennzoil so to redeem have occurred.

  If Pennzoil shall determine, based upon an opinion of an independent legal counsel to Pennzoil, that any payment made outside the United States by Pennzoil or any of its paying agents of the full amount of the next scheduled payment of principal of or interest due in respect of any Bearer 6 1/2% Debenture or coupon appertaining thereto would, under any present or future laws or regulations of the United States affecting taxation or otherwise, be subject to any certification, information, documentation or other reporting requirement of any kind the effect of which requirement is the disclosure to Pennzoil, any paying agent or any governmental authority of the nationality, residence or identity (as distinguished from status as a United States Alien (as defined below)) of a beneficial owner of such Bearer 6 1/2% Debenture or coupon who is a United States Alien (other than such a requirement which (a) would not be applicable to a payment if made (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, (b) can be satisfied by such a custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien, provided, however, that in each case referred to in clause (a) (ii) and (b) payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement (other than a requirement which is imposed on a custodian, nominee or other agent described in clause (e) of this sentence), (c) is applicable only to a collection or payment by a custodian, nominee or other agent of the beneficial owner to or for such beneficial owner, (d) would not be applicable to such a payment made by any other paying agent of Pennzoil outside the United States or (e) is applicable to a payment to or by a custodian, nominee or other agent of the beneficial owner because such custodian, nominee or agent is a United States person (within the meaning of the United States Internal Revenue Code of 1986, as amended (the "Code")), a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business, or otherwise related to the United States), Pennzoil shall redeem the Bearer 6 1/2% Debentures (but not the Registered 6 1/2% Debentures), in whole but not in part at any time, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest and any Additional Amounts with respect thereto, on the date fixed for redemption, less applicable withholding taxes, such redemption to take place on such date, not later than one year after the publication of notice of such determination, as Pennzoil shall determine by notice to the Trustee at least 60 days before the redemption date unless shorter notice is acceptable to the Trustee. Pennzoil shall make such determination as soon as practicable and give prompt notice thereof in accordance with Section 1104 of the Indenture, stating in that notice the effective date of such certification, information, documentation or reporting requirements and the date on which the redemption shall occur. Notwithstanding the foregoing, Pennzoil shall not so redeem the 6 1/2% Debentures if, on the basis of any subsequent event, it is determined, in the manner set forth above, 30 days or more prior to the date fixed for redemption, that no such payment would be subject to any such requirement, in which case Pennzoil shall give prompt notice of such determination. Except as otherwise provided in the Indenture, notices to holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and London or other capital city in Western Europe and in such other city or cities as may be specified in the Securities. Notices to holders of Registered Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Section 107) Any earlier redemption notice shall then be deemed revoked and of no further effect.

  Notwithstanding the provisions of the immediately preceding paragraph, if and so long as each certification, information, documentation or other reporting requirement referred to therein would be fully satisfied by payment of withholding tax, backup withholding tax or similar charge, Pennzoil may elect, prior to publication of the notice of determination referred to in the second sentence of the immediately preceding paragraph, to have the provisions of this paragraph apply in lieu of the provisions of that paragraph. In such event, Pennzoil will pay as Additional Amounts such amounts as may be necessary so that every net payment made following the effective date of such requirement outside the United States by Pennzoil or any of its paying agents of principal of, premium, if any, and interest on any Bearer 6 1/2% Debenture or any coupon to a holder who is a United States Alien (but without any requirement with regard to disclosure of the nationality, residence or identity of such holder), after deduction or withholding for or on account of such withholding tax, backup withholding tax or similar charge (other than a withholding tax, backup withholding tax or similar charge which would not be applicable in the circumstances referred to in the second parenthetical clause of the first sentence of the immediately preceding paragraph), will not be less than the amount provided for in such Bearer 6 1/2% Debenture or such coupon to be then due and payable. If Pennzoil elects to pay such Additional Amounts and so long as it is obligated to pay the same, Pennzoil may subsequently redeem the Bearer 6 1/2% Debentures (but not the Registered 6 1/2% Debentures), in whole but not in part at any time, at a redemption price equal, to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption. If Pennzoil elects to pay Additional Amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then Pennzoil shall promptly redeem the Bearer 6 1/2% Debentures (but not the Registered 6 1/2% Debentures) in whole but not in part.

DISCHARGE AND DEFEASANCE

  The terms of the 6 1/2% Debentures provide that Pennzoil will be permitted to terminate certain of its obligations under the Indenture pursuant to the Indenture's covenant defeasance provisions only if Pennzoil delivers to the Trustee an opinion of counsel that covenant defeasance will not cause holders of the 6 1/2% Debentures to recognize income, gain or loss for United States federal income tax purposes.

  Pennzoil may terminate its obligations under the Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Securities of any series and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Securities of such series on the stated maturity of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Securities of such series. (Section 401)

  The terms of the 6 1/2% Debentures also provide to legal defeasance. Legal defeasance is permitted only if Pennzoil shall have received from, or there shall have been published by, the United States Internal Revenue Service a ruling to the effect that legal defeasance will not cause holders of the 6 1/2% Debentures to recognize income, gain or loss for United States federal income tax purposes. In such case, if Pennzoil (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Securities of such series and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Securities of such series, then Pennzoil shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Securities of such series and the obligations of Pennzoil under the applicable Indenture and the Securities of such series to pay the principal of (and premium, if any) and interest on the Securities of such series shall cease, terminate and be completely discharged, and the holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless Pennzoil's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sections 403 and 404)

PAYMENT OF ADDITIONAL AMOUNTS

  Pennzoil will, subject to certain exceptions and limitations set forth below, pay as additional interest such Additional Amounts to the holder of any 6 1/2% Debenture who is a United States Alien (as defined below) as may be necessary in order that every net payment by Pennzoil or any of its paying agents of principal of, premium, if any, and interest on each 6 1/2% Debenture and any other amounts payable with respect to each Debenture, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein) upon or as a result of such payment, will not be less than the amount provided for in such 6 1/2% Debenture to be then due and payable. However, Pennzoil will not be required to make any payment of Additional Amounts for or on account of any one or more of the following:

    (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof, or being or having been present therein, or being or having been engaged in a trade or business therein, or having or having had a permanent establishment therein or (ii) the presentation of a 4 3/4% Debenture or any coupon appertaining thereto for payment on a date more than 10 days after the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

    (b) any estate, inheritance, gift, sales, transfer, wealth, personal property or any similar tax, assessment or other governmental charge;

    (c) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of or interest on the 6 1/2% Debentures;

    (d) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status (i) as a personal holding company or a foreign personal holding company with respect to United States federal income taxation, (ii) as a corporation which accumulates earnings to avoid United States federal income tax, (iii) as a controlled foreign corporation for United States tax purposes that is related to Pennzoil through stock ownership, (iv) as the owner, actually or constructively, of 10 percent or more of the total combined voting power of all classes of stock of Pennzoil entitled to vote or (v) as a private foundation or other tax-exempt organization;

    (e) any tax, assessment or other governmental charge imposed by reason of such holder's failure to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the United States if such compliance is required to establish entitlement to exemption from such tax, assessment or other governmental charge; or

    (f) any tax, assessment or other governmental charge which would not have been imposed but for the fact that a 6 1/2% Debenture constitutes a "United States real property interest," as defined in Section 897(c) (1) of the Code with respect to the beneficial owner of such a 4 3/4% Debenture;

nor shall Additional Amounts be paid with respect to any payment of principal of, premium, if any, or interest on a 6 1/2% Debenture or any other amount payable with respect to a Debenture to any United States Alien holder who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Debenture. (Section 106)

  The term "United States Alien" means any person who, for United States federal income tax purposes, is as to the United States (i) a foreign corporation, (ii) a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust,
(iii) a nonresident alien individual or (iv) a nonresident alien fiduciary of a foreign estate or trust.

                                                                     APPENDIX C

                     DESCRIPTION OF OLD 4 3/4% DEBENTURES

 Capitalized terms defined in this Appendix C are used as defined only in this
                                  Appendix C.

GENERAL

  The 4 3/4% exchangeable senior debentures due 2003 (the "4 3/4% Debentures") are an issue of Pennzoil's Debt Securities (the "Securities") issued under the Indenture dated as of December 15, 1992 (the "Indenture") between Pennzoil and Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), as trustee (the "Trustee"). The italicized references below refer to the section numbers of the Second Supplemental Indenture to be dated as of October 12, 1993 to the Indenture ("Second Supplemental Indenture") between Pennzoil and Chase Bank of Texas, National Association, as trustee.

  The 4 3/4% Debentures will mature on October 1, 2003 and will each bear interest from October 12, 1993 at 4 3/4% per annum, payable semiannually on each April 1 and October 1, commencing April 1, 1994 (i) to the holders of the Registered 4 3/4% Debentures at the close of business on the March 15 next preceding such April 1 or the September 15 next preceding such October 1, as the case may be, and (ii) to the holders of the Bearer 4 3/4% Debentures upon presentation of the appropriate coupon appertaining thereto on each April 1 and October 1, commencing April 1, 1994. The aggregate principal amount of the 4 3/4% Debentures outstanding is $491.8 million.

  The 4 3/4% Debentures constitute unsecured senior debt obligations of Pennzoil ranking pari passu with all other present and future unsecured general obligations of Pennzoil that are not expressly subordinated to senior indebtedness.

FORM OF 4 3/4% DEBENTURES

  The 4 3/4% Debentures are issued as both Registered 4 3/4% Debentures and Bearer 4 3/4% Debentures. The Registered 4 3/4% Debentures are in definitive form without coupons. The Bearer 4 3/4% Debentures are in denominations of $5,000, with coupons attached.

  The Paying Agent for the Bearer 4 3/4% Debentures is Chemical Bank London.

EXCHANGE RIGHTS

  The 4 3/4% Debentures (or portions thereof in integral multiples of $1,000) are exchangeable for Chevron Stock at any time and from time to time prior to maturity at an exchange rate of $58 13/16 per share (equivalent to an exchange rate of 17.004 shares of Chevron Stock per $1,000 principal amount of 4 3/4% Debentures), subject to adjustment under the circumstances described below. In the event the 4 3/4% Debentures are called for redemption, the exchange rights will terminate at the close of business on the date immediately prior to the date of redemption. (Section 201)

  Pennzoil has deposited the number of shares of Chevron Stock deliverable in exchange for (i) the Registered 4 3/4% Debentures with Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), who will act as exchange agent for holders of Registered 4 3/4% Debentures (the "Domestic Exchange Agent") on behalf of Pennzoil and (h) the Bearer 4 3/4% Debentures with Chemical Bank London, who will act as exchange agent for holders of Bearer 4 3/4% Debentures (the "Foreign Exchange Agent") on behalf of Pennzoil. Each of the Domestic Exchange Agent and the Foreign Exchange Agent are referred to individually herein as an "Exchange Agent" and collectively as the "Exchange Agents." Pennzoil will deposit with the Domestic Exchange Agent and the Foreign Exchange Agent any cash and other property deliverable in exchange for the Registered 4 3/4% Debentures and the Bearer 4 3/4% Debentures, respectively. Pennzoil will not be permitted to pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, the Chevron Stock, cash and other property deliverable in exchange for the 4 3/4% Debentures (collectively, "Exchange Property"). The deposit arrangements with each Exchange Agent will terminate at such time as the right to exchange 4 3/4% Debentures with such Exchange Agent shall have expired pursuant to the Second Supplemental Indenture.

  In order to exercise the right of exchange, the holder of any Registered 4 3/4% Debenture must surrender such 4 3/4% Debenture to the Domestic Exchange Agent at its office maintained for such purpose in Houston, Texas and the holder of a Bearer 4 3/4% Debenture must surrender such 4 3/4% Debenture to the Foreign Exchange Agent at its office maintained for such purpose in London, England. Each 4 3/4% Debenture to be surrendered must be accompanied by written notice to Pennzoil and the applicable Exchange Agent that the holder elects to exchange such Debenture. Delivery of the certificates for Chevron Stock or any other Exchange Property may be delayed at the request of Pennzoil in order to effectuate the calculation of the adjustments of the Chevron Stock or other Exchange Property to obtain any certificate representing securities to be delivered, to complete any reapportionment of the Chevron Stock or other Exchange Property which is required by the Indenture or to comply with any applicable law. (Section 202) No fractional shares will be delivered on any exchange of 4 3/4% Debentures, and in lieu thereof a cash adjustment based on the market price of the Chevron Stock or other Exchange Property will be paid. (Section 203)

  In lieu of delivering certificates representing Chevron Stock in exchange for any 4 3/4% Debentures, Pennzoil may pay to the holder surrendering such 4 3/4% Debentures an amount in cash equal to the market price of the Chevron Stock or other Exchange Property for which such 4 3/4% Debentures are exchangeable, determined as of the date of receipt by Pennzoil of the notice of exchange relating to such 4 3/4% Debentures (or, if such date is not a business day, on the business day next preceding such date). Prior to so directing an Exchange Agent to make any such cash payment, Pennzoil shall deposit with such Exchange Agent the cash so payable. (Section 216)

  Upon an exchange of Exchange Property (or cash in lieu thereof) for a Debenture, a holder will not receive any cash payment representing accrued original issue discount for United States federal income tax purposes ("Tax OID"). The delivery of the Exchange Property (or cash in lieu thereof) to a holder in exchange for a holder's 4 3/4% Debenture will be deemed to satisfy Pennzoil's obligation to pay the principal amount of the 4 3/4% Debenture including the Tax OID attributable to the period from the date of issue to the date of such exchange with respect to such Debenture. Thus, the accrued Tax OID is deemed to be paid rather than canceled, extinguished or forfeited. As a result, the exchange rate is not adjusted for accrued Tax OID. (Section 202)

  Pennzoil is entitled to all cash dividends with respect to the Chevron Stock or other Exchange Property, other than dividends paid pursuant to a plan of liquidation or partial liquidation of Chevron, recapitalization or restructuring of Chevron or other extraordinary cash dividends. Pennzoil will also be entitled to all interest payments on any debt securities held for exchange by Pennzoil which are issued in exchange for Chevron Stock or other Exchange Property pursuant to any merger or consolidation of Chevron or in connection with any sale of all or substantially all the assets of Chevron. (Section 205)

  If Chevron should issue any Chevron Stock in subdivision or by way of stock dividend, the exchange rate will be proportionately increased, and if Chevron shall effect a combination of Chevron Stock, the exchange rate will be proportionately reduced, subject in each case to adjustments for tax consequences, if any. (Section 204)

  If Chevron should make any distribution of cash, securities or other property with respect to the Chevron Stock or other Exchange Property (other than cash dividends to which Pennzoil is entitled as described above, the distributions described in the preceding paragraph or any securities or other property received in a merger or consolidation of Chevron or in connection with any sale of all or substantially all the assets of Chevron as described in the next paragraph) or if Chevron grants transferable subscription rights, options, warrants or other similar rights to Pennzoil in respect of the Chevron Stock or other Exchange Property, Pennzoil will cause all such securities, other property and rights to be deposited with the applicable Exchange Agent and will direct the applicable Exchange Agent to sell all such securities and other property and all such rights for cash, except any such securities or property that are convertible, without payment of any consideration, into Chevron Stock and which rights do not expire before the retirement of such securities or other property. Such Exchange Agent will apply the proceeds first to the payment of any taxes incurred or deemed incurred by Pennzoil or such Exchange Agent on such distribution or such grant of rights and incurred or deemed incurred by Pennzoil or such Exchange Agent on the subsequent sale of the securities or other property distributed or rights granted. The balance of the cash proceeds will be held by such Exchange Agent for distribution pro rata with the Chevron Stock or other Exchange Property. In the event that a distribution or grant of cash, securities or other property on Exchange Property shall be effected as contemplated by this paragraph, a notice stating that such distribution or grant has occurred and setting forth the additional cash, securities or other property distributed on the Exchange Property shall as soon as practicable be mailed by or on behalf of Pennzoil to the holders of Registered 4 3/4% Debentures at their addresses as they appear in the Security Register and shall be published at least twice in a daily newspaper in the cities of New York and London or other capital city in Western Europe. (Section 205)

  In the case of any merger or consolidation of Chevron with or into any other person which results in shares of Chevron Stock, as constituted prior to the consummation of such transaction, being converted into other securities and/or property, including cash, or any sale of all or substantially all the assets of Chevron (if in connection with such sale or transfer holders of Chevron Stock receive other securities and/or property, including cash, in exchange for their shares of Chevron Stock), the holder of any 4 3/4% Debenture surrendered for exchange thereafter will, subject to the following paragraph, be entitled to receive the kind and amount of shares of stock and other securities and property receivable upon or in connection with such transaction by a holder of the number of shares of Chevron Stock or other Exchange Property for which such 4 3/4% Debenture might have been exchanged immediately prior to such transaction, as well as a pro rata share of any cash held for exchange by Pennzoil in accordance with the preceding paragraph. (Section 211)

  Upon the occurrence of any such merger, consolidation, sale of all or substantially all the assets of Chevron described in the preceding paragraph or any voluntary or involuntary dissolution, liquidation or winding up of Chevron, or any stock dividend, subdivision, combination or reclassification of shares of Chevron Stock or other Exchange Property, which shall be taxable to Pennzoil or either Exchange Agent, or upon the happening of any other event with respect to the Chevron Stock or other Exchange Property, which is taxable or treated as being taxable to Pennzoil or either Exchange Agent, the applicable Exchange Agent will deliver cash which it holds for exchange (including cash received in such transaction) to Pennzoil or to itself for payment of the taxes arising from such transaction. If the cash held for exchange is insufficient to pay the amount of such taxes, such Exchange Agent will sell such of the shares of Chevron Stock or other Exchange Property as may be necessary to pay the amount of the insufficiency and any taxes payable by Pennzoil or such Exchange Agent arising from such sale. The remaining shares of Chevron Stock or other Exchange Property will be held by such Exchange Agent for distribution pro rata to holders requesting exchange of their 4 3/4% Debentures. (Section 215)

  From time to time, Pennzoil may require the Exchange Agents to segregate such property as Pennzoil determines may be necessary for Pennzoil or the Exchange Agents to pay taxes with respect to the transactions or events described above, subject to the determination of taxability (and any expenses incurred in determining taxability), and such property (or any portion thereof) shall be deliverable to holders of 4 3/4% Debentures only after determination that such withholding is not necessary for the payment of such taxes and after deducting the expenses incurred in connection with such determination. (Section 215)

  If Chevron grants nontransferable subscription rights, options, warrants or similar rights with respect to the Exchange Property, Pennzoil will, if otherwise lawful, deliver such rights pro rata to the Exchange Agents. Pennzoil and the Domestic Exchange Agent shall cause such rights to be distributed to the holders of the Registered 4 3/4% Debentures shown in the Security Register and Pennzoil shall make available to holders of Bearer 4 3/4% Debentures a notice published at least twice in a daily newspaper in the cities of New York and London or other capital city in Western Europe, which notice shall state that such rights will be delivered to such holder upon such holder's furnishing satisfactory proof to Pennzoil of such holder's status as a holder of Bearer Securities. (Section 205)

  Pennzoil is required to give to holders of 4 3/4% Debentures notice of certain dividends on the Chevron Stock deliverable upon exchange of 4 3/4% Debentures, the granting of subscription rights, options, warrants or other similar rights to holders of Chevron Stock, any reclassification of Chevron Stock (other than a subdivision or combination of outstanding shares of Chevron Stock), certain mergers involving Chevron, the sale of all or substantially all of the assets of Chevron and the dissolution, liquidation or winding up of Chevron. (Section 206)

  Any cash held by an Exchange Agent that is deliverable upon exchange of 4 3/4% Debentures will be invested by such Exchange Agent at the direction of Pennzoil in U.S. Government Obligations with maturity dates of twelve months or less. Any interest or gain on such investments will be for the benefit of Pennzoil, and Pennzoil will be responsible for any losses on such investments. To the extent 4 3/4% Debentures are redeemed prior to exchange, Pennzoil will be entitled to receive from the applicable Exchange Agent such number of shares of Chevron Stock, other Exchange Property and such amount of cash, if any, held by such Exchange Agent for exchange as exceeds the number of shares of Chevron Stock or other Exchange Property required to be held by such Exchange Agent for the exchange of all 4 3/4% Debentures remaining then outstanding. (Section 205)

  "U.S. Government Obligations" is defined in each Indenture as direct non-callable obligations of, or non-callable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

  In the event of a tender offer or exchange offer for any class of securities included within the Exchange Property (i) if Pennzoil owns shares of such class which are not subject to the Exchange Agreement, Pennzoil will cause each Exchange Agent to tender such shares of such class in the same proportion that Pennzoil tenders its securities in such class which are not subject to the Exchange Agreement and (ii) if Pennzoil does not own securities of a class which are subject to the Exchange Agreement, Pennzoil may, at its option and in its sole discretion, elect to cause either or both Exchange Agents to tender all or any portion or none of such class of security included within the Exchange Property held by such Exchange Agent or Exchange Agents. The proceeds of the sale of any such Exchange Property pursuant to any such tender or exchange offer will be held by each Exchange Agent for the benefit of holders as provided in the Second Supplemental Indenture. As a result of the receipt by an Exchange Agent of cash or other property upon the tender or exchange of an Exchange Property, holders will not participate in any subsequent appreciation or depreciation in the market price of such Exchange Property tendered or exchanged upon any subsequent exchange of 4 3/4% Debentures. (Section 212)

  The right of a holder to exchange his 4 3/4% Debentures for Chevron Stock or other Exchange Property could be adversely affected in the event of the bankruptcy, insolvency or liquidation of Pennzoil. In such event, the Chevron Stock or other Exchange Property could be assets of Pennzoil subject to the claims of its general creditors.

REPURCHASE RIGHTS

  The Exchange Agents will act as agents for Pennzoil in connection with Pennzoil's exchange obligations under the Second Supplemental Indenture and will not act as escrow agents for the benefit of holders of 4 3/4% Debentures. Accordingly, Pennzoil may at any time obtain from either or both of the Exchange Agents or otherwise authorize or direct either or both of the Exchange Agents to release all or a part of the Chevron Stock or other Exchange Property. In the event that Pennzoil obtains or otherwise releases any Chevron Stock or other Exchange Property in any manner otherwise than as contemplated by the Second Supplemental Indenture, each holder of 4 3/4% Debentures will have the right ("Repurchase Right"), at such holder's option, to require Pennzoil to repurchase all of such holder's 4 3/4% Debentures, or a portion thereof which is $1,000 or any integral multiple thereof, in the manner and at the price described below. (Section 217)

  Promptly (and in any event within 10 days) after Pennzoil has obtained or released any Exchange Property in any manner otherwise than as contemplated by the Second Supplemental Indenture, the Domestic Exchange

Agent will mail to all holders of record of the 4 3/4% Debentures a notice thereof and the Repurchase Right arising as a result thereof (a "Repurchase Notice") and the Foreign Exchange Agent will cause a copy of the Repurchase Notice to be published at least twice in a daily newspaper in the cities of New York and London or other capital city in Western Europe. To exercise the Repurchase Right, a holder of 4 3/4% Debentures must deliver on or before the 15th day after the date of the Repurchase Notice irrevocable written notice to the applicable Exchange Agent of the holder's exercise of such right, together with the 4 3/4% Debentures with respect to which the right is being exercised, duly endorsed for transfer.

  On the date ("Repurchase Date") that is 30 days after the date of the Repurchase Notice, Pennzoil will be required to repurchase all 4 3/4% Debentures in respect of which the Repurchase Right has been exercised at the following price: (i) if the date on which Pennzoil's obtaining or release of Exchange Property in a manner not contemplated by the Second Supplemental Indenture first occurs (the "Triggering Date") is before October 1, 1998, the product of (1) 120% and (2) the greater of the principal amount at maturity of such 4 3/4% Debentures (plus accrued and unpaid interest, if any, to the Repurchase Date) and the market price of the Exchange Property deliverable in exchange for such 4 3/4% Debentures on the Triggering Date (or if such date is not a business day, on the next succeeding business day); and (ii) if the Triggering Date occurs on or after October 1, 1998, the greater of (1) the redemption price as specified under "Redemption Provisions" on the Triggering Date and (2) the market price of the Exchange Property deliverable in exchange for such 4 3/4% Debentures on the Triggering Date (or if such date is not a business day, on the next succeeding business day).

  The obligation of Pennzoil to deliver Exchange Property (or cash in lieu thereof) in exchange for 4 3/4% Debentures shall survive and continue to apply in full force and effect following and notwithstanding the occurrence of any event triggering a Repurchase Right. Failure by Pennzoil to exchange 4 3/4% Debentures in accordance with the Second Supplemental Indenture or to repurchase either Registered 4 3/4% Debentures or Bearer 4 3/4% Debentures upon exercise of a Repurchase Right will constitute an Event of Default with respect to the 4 3/4% Debentures, and holders of 4 3/4% Debentures will have the remedies provided for in the Indenture, including acceleration of the indebtedness evidenced by the 4 3/4% Debentures, in the event of any such failure.

  The exchange obligations of Pennzoil may not be assigned or otherwise transferred by Pennzoil except to the extent Pennzoil may, without the consent of any holders of outstanding Securities, consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any person, provided that the person formed by such consolidation or into which Pennzoil is merged or which acquires or leases the assets of Pennzoil substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture Pennzoil's obligation on the Securities and under the Indentures, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met. Upon compliance with these provisions by a successor person, Pennzoil will (except in the case of a lease) be relieved of its obligations under the Indenture and the Securities (Article Eight)

  If an offer is made to repurchase 4 3/4% Debentures in connection with a Repurchase Right, Pennzoil will comply with all tender offer rules, including, but not limited to, Sections 13 (e) and 14 (e) under the Exchange Act and Rules l3e-1 and l4e-1 thereunder, to the extent applicable to such offer.

REDEMPTION PROVISIONS

  Subject to the redemption Provisions described below, the 4 3/4% Debentures will not be redeemable prior to October 1, 1998. Thereafter, the 4 3/4% Debentures may be redeemed at the option of Pennzoil, in whole or from time to time in part, (i) on not less than 30 nor more than 60 days' notice by mail to the holders of Registered 4 3/4% Debentures at their addresses appearing on the Security Register and (ii) by publication for the holders of Bearer 4 3/4% Debentures at least twice in a daily newspaper in the cities of New York and London or other capital city of Western Europe, one of which publications is not later than 30 days prior to the redemption date and one of which publications is not earlier than 60 days prior to the redemption date, at the following redemption prices (expressed as a percentage of the principal amount at maturity) if redeemed during the 12-month period beginning October 1 of the following years:

                                                   REDEMPTION
           YEAR                                      PRICE
           ----                                    ----------
           1998...................................  102.375%
           1999...................................  101.900%
           2000...................................  101.420%
           2001...................................  100.950%
           2002...................................  100.475%

in each case together with accrued interest to the redemption date; provided, however, that installments of interest on Bearer 4 3/4% Debentures whose stated maturity is on or prior to the redemption date shall be payable only at an office or agency located outside the United States (except as otherwise provided in Section 1002 of the Indenture) and, only upon presentation and surrender of coupons for such interest; and provided, further, that installments of interest on Registered 4 3/4% Debentures whose stated maturity is on or prior to the redemption date shall be payable to the holders of such 4 3/4% Debentures, registered as such at the close of business on the relevant Record Dates. There is no sinking fund applicable to the 4 3/4% Debentures.

  The 4 3/4% Debentures may also be redeemed at the option of Pennzoil, in whole but not in part at any time, upon notice as described below, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption, if (i) Pennzoil shall determine that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application, enforcement or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application, enforcement or interpretation becomes effective on or after the date of this Prospectus Supplement, Pennzoil must pay or would become obligated to pay any additional amounts ("Additional Amounts") with respect to the 4 3/4% Debentures as described below under "--Payment of Additional Amounts" or (ii) any action shall have been taken by a taxing authority (including, but not limited to, a ruling or announcement of the IRS or other taxing authority, whether or not officially published) or a court of competent jurisdiction in the United States or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (i) above (whether or not, in the case of an action taken by a taxing authority, such action was taken or brought with respect to Pennzoil) or any change, amendment, application, enforcement or interpretation shall be officially proposed, in any case on or after the date of the prospectus supplement for these 4 3/4% Debentures, as a result of which there is a substantial possibility that Pennzoil will be obligated to pay Additional Amounts and, in either case described in clause (i) or (ii), such obligation to pay Additional Amounts cannot be avoided by the use of reasonable measures available to Pennzoil; provided, however, that (i) no notice of redemption may be given earlier than 90 days prior to the earliest date on which Pennzoil would be obligated to pay such Additional Amounts, were a payment in respect of the 4 3/4% Debentures then due, and (ii) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication of any notice of redemption of the 4 3/4% Debentures pursuant to the foregoing, Pennzoil shall deliver to the Trustee an opinion of independent legal counsel to Pennzoil stating that Pennzoil is entitled to effect such redemption, together with a certificate setting forth facts showing that the conditions precedent to the right of Pennzoil so to redeem have occurred.

  If Pennzoil shall determine, based upon an opinion of an independent legal counsel to Pennzoil, that any payment made outside the United States by Pennzoil or any of its paying agents of the full amount of the next scheduled payment of principal of or interest due in respect of any Bearer 4 3/4% Debenture or coupon appertaining thereto would, under any present or future laws or regulations of the United States affecting taxation or otherwise, be subject to any certification, information, documentation or other reporting requirement of any kind the effect of which requirement is the disclosure to Pennzoil, any paying agent or any governmental authority of the nationality, residence or identity (as distinguished from status as a United States Alien (as defined below)) of a beneficial owner of such Bearer 4 3/4% Debenture or coupon who is a United States Alien (other than such a requirement which (a) would not be applicable to a payment if made (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, (b) can be satisfied by such a custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien; provided, however, that in each case referred to in clause (a) (ii) and (b), payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement (other than a requirement which is imposed on a custodian, nominee or other agent described in clause (e) of this sentence), (c) is applicable only to a collection or payment by a custodian, nominee or other agent of the beneficial owner to or for such beneficial owner, (d) would not be applicable to such a payment made by any other paying agent of Pennzoil outside the United States or (e) is applicable to a payment to or by a custodian, nominee or other agent of the beneficial owner because such custodian, nominee or agent is a United States person (within the meaning of the United States Internal Revenue Code of 1986, as amended (the "Code")), a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business, or otherwise related to the United States), Pennzoil shall redeem the Bearer 4 3/4% Debentures (but not the Registered 4 3/4% Debentures), in whole but not in part at any time, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest and any Additional Amounts with respect thereto, on the date fixed for redemption, less applicable withholding taxes, such redemption to take place on such date, not later than one year after the publication of notice of such determination, as Pennzoil shall determine by notice to the Trustee at least 60 days before the redemption date unless shorter notice is acceptable to the Trustee. Pennzoil shall make such determination as soon as practicable and give prompt notice thereof in accordance with Section 1104 of the Indenture, stating in that notice the effective date of such certification, information, documentation or reporting requirements and the date on which the redemption shall occur. Notwithstanding the foregoing, Pennzoil shall not so redeem the 4 3/4% Debentures if, on the basis of any subsequent event, it is determined, in the manner set forth above, 30 days or more prior to the date fixed for redemption, that no such payment would be subject to any such requirement, in which case Pennzoil shall give prompt notice of such determination. Except as otherwise provided in the Indenture, notices to holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and London or other capital city in Western Europe and in such other city or cities as may be specified in the Securities. Notices to holders of Registered Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Section 107) Any earlier redemption notice shall then be deemed revoked and of no further effect.

  Notwithstanding the provisions of the immediately preceding paragraph, if and so long as each certification, information, documentation or other reporting requirement referred to therein would be fully satisfied by payment of withholding tax, backup withholding tax or similar charge, Pennzoil may elect, prior to publication of the notice of determination referred to in the second sentence of the immediately preceding paragraph, to have the provisions of this paragraph apply in lieu of the provisions of that paragraph. In such event, Pennzoil will pay as Additional Amounts such amounts as may be necessary so that every net payment made following the effective date of such requirement outside the United States by Pennzoil or any of its paying agents of principal of, premium, if any, and interest on any Bearer 4 3/4% Debenture or any coupon to a holder who is a United States Alien (but without any requirement with regard to disclosure of the nationality, residence or identity of such holder), after deduction or withholding for or on account of such withholding tax, backup withholding tax or similar charge (other than a withholding tax, backup withholding tax or similar charge which would not be applicable in the circumstances referred to in the second parenthetical clause of the first sentence of the immediately preceding paragraph), will not be less than the amount provided for in such Bearer 4 3/4% Debenture or such coupon to be then due and payable. If Pennzoil elects to pay such Additional Amounts and so long as it is obligated to pay the same, Pennzoil may subsequently redeem the Bearer 4 3/4% Debentures (but not the Registered 4 3/4% Debentures), in whole but not in part at any time, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption. If Pennzoil elects to pay Additional Amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then Pennzoil shall promptly redeem the Bearer 4 3/4% Debentures (but not the Registered 4 3/4% Debentures) in whole but not in part.

DISCHARGE AND DEFEASANCE

  The terms of the 4 3/4% Debentures provide that Pennzoil will be permitted to terminate certain of its obligations under the Indenture pursuant to the Indenture's covenant defeasance provisions only if Pennzoil delivers to the Trustee an opinion of counsel that covenant defeasance will not cause holders of the 4 3/4% Debentures to recognize income, gain or loss for United States federal income tax purposes.

  Pennzoil may terminate its obligations under the Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Securities of any series and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Securities of such series on the stated maturity of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Securities of such series. (Section 401)

  The terms of the 4 3/4% Debentures also provide for legal defeasance. Legal defeasance is permitted only if Pennzoil shall have received from, or there shall have been published by, the IRS a ruling to the effect that legal defeasance will not cause holders of the 4 3/4% Debentures to recognize income, gain or loss for United States federal income tax purposes. In such case, if Pennzoil (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Securities of such series and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Securities of such series, then Pennzoil shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Securities of such series and the obligations of Pennzoil under the applicable Indenture and the Securities of such series to pay the principal of (and premium, if any) and interest on the Securities of such series shall cease, terminate and be completely discharged, and the holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless Pennzoil's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sections 403 and 404)

PAYMENT OF ADDITIONAL AMOUNTS

  Pennzoil will, subject to certain exceptions and limitations set forth below, pay as additional interest such Additional Amounts to the holder of any 4 3/4% Debenture who is a United States Alien (as defined below) as may be necessary in order that every net payment by Pennzoil or any of its paying agents of principal of, premium, if any, and interest on each 4 3/4% Debenture and any other amounts payable with respect to each Debenture, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein) upon or as a result of such payment, will not be less than the amount provided for in such 4 3/4% Debenture to be then due and payable. However, Pennzoil will not be required to make any payment of Additional Amounts for or on account of any one or more of the following:

    (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof, or being or having been present therein, or being or having been engaged in a trade or business therein, or having or having had a permanent establishment therein or (ii) the presentation of a 4 3/4% Debenture or any coupon appertaining thereto for payment on a date more than 10 days after the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

    (b) any estate, inheritance, gift, sales, transfer, wealth, personal property or any similar tax, assessment or other governmental charge;

    (c) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of or interest on the 4 3/4% Debentures;

    (d) any tax, assessment or other governmental charge imposed by reason of such holder's past or present status (i) as a personal holding company or a foreign personal holding company with respect to United States federal income taxation, (ii) as a corporation which accumulates earnings to avoid United States federal income tax, (iii) as a controlled foreign corporation for United States tax purposes that is related to Pennzoil through stock ownership, (iv) as the owner, actually or constructively, of 10 percent or more of the total combined voting power of all classes of stock of Pennzoil entitled to vote or (v) as a private foundation or other tax-exempt organization;

    (e) any tax, assessment or other governmental charge imposed by reason of such holder's failure to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the United States if such compliance is required to establish entitlement to exemption from such tax, assessment or other governmental charge; or

    (f) any tax, assessment or other governmental charge which would not have been imposed but for the fact that a 4 3/4% Debenture constitutes a "United States real property interest," as defined in Section 897(c) (1) of the Code with respect to the beneficial owner of such a 4 3/4% Debenture;

nor shall Additional Amounts be paid with respect to any payment of principal of, premium, if any, or interest on a 4 3/4% Debenture or any other amount payable with respect to a Debenture to any United States Alien holder who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Debenture. (Section 106)

                        [LOGO OF PENNZOIL APPEARS HERE]


                              The Exchange Agent:

                 CHASE BANK OF TEXAS, NATIONAL ASSOCIATION


         By Mail                 By Facsimile:          By Hand or Overnight
 (registered or certified        (214) 672-5746               Courier
    mail recommended)
                            Confirm by Telephone to:  c/o Chase Bank of Texas,
   Chase Bank of Texas,          (214) 672-5678         National Association
   National Association                               Corporate Trust Services
 Corporate Trust Services
                                                       1201 Main, 18th Floor
      P.O. Box 2320                                     Dallas, Texas 75202
 Dallas, Texas 75221-2320                                        or

                                                       Chase Texas Trust
                                                        Company of New York
                                                       55 Water Street, North
                                                              Building
                                                     Room 234, Windows 20 & 21
                                                      New York, New York 10041

  Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the telephone numbers and addresses listed below. Requests for additional copies of the Exchange Offer, the Letter of Transmittal or other Exchange Offer materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense. Holders of Old Debentures may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offer.

                             The Information Agent:

                             D. F. KING & CO., INC.

                            TOLL FREE 1-800-735-3591

    77 Water Street                                         Royex House
   New York, NY 10005                                   Aldermanbury Square
     (212) 269-5550                                   London, England EC2V 7HR
     (Call Collect)                                     011-44-171-600-5005
                                                           (Call Collect)

                              The Dealer Manager:

                            PAINEWEBBER INCORPORATED

                          1285 Avenue of the Americas
                            New York, New York 10019
                     Telephone: (800) 595-8360 (toll-free)

                PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Article VII of the By-Laws of Pennzoil, as amended, provides for indemnification of officers, directors, agents and employees of Pennzoil to the extent authorized by applicable law, including, but not limited to, the Delaware General Corporation Law ("DGCL"). Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

  Article EIGHTH of Pennzoil's Restated Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of Pennzoil for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL); or (iv) for transactions from which the director derived an improper personal benefit.

  The above discussion of Pennzoil's Restated Certificate of Incorporation and By-Laws and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Restated Certificate of Incorporation, By-Laws and statute.

  Directors and executive officers of Pennzoil have entered into indemnification agreements with Pennzoil that provide indemnification similar to that provided by Pennzoil's By-Laws.

ITEM 22. UNDERTAKINGS

  (a) Pennzoil hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (b) Pennzoil hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (c) Pennzoil hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrants have each been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (e) Pennzoil hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

ITEM 21--EXHIBITS

    +1   Form of Dealer Manager Agreement
    *3.1 Restated Certificate of Incorporation of Pennzoil Company, as amended through May 10, 1996 (Pennzoil 10-Q (March 31, 1997) SEC File No. 1-
         05591 Exhibit 3)
    *3.2 By-laws of Pennzoil Company, as amended through July 1, 1997 (Pennzoil
         8-K (July 1, 1997) SEC File No. 1-05591 Exhibit 1)
    *4.1 Indenture dated as of December 15, 1992 between Pennzoil Company and
         Chase Bank of Texas, National Association, Trustee (Pennzoil Company
         10-K (1992), SEC File No.1-5591, Exhibit 4(o))
   **4.2 Form of Third Supplemental Indenture between Pennzoil and Chase Bank of Texas, National Association, Trustee
   **4.3 Form of Exchange Agent Agreement Between Pennzoil Company and Chase
         Bank of Texas, National Association
    +5   Opinion of Baker & Botts, L.L.P.
    +8   Opinion of Baker & Botts, L.L.P. regarding certain tax matters.
   *12.1 Computation of Ratio of Earnings to Fixed Charges for the years ended
         December 31, 1996, 1995, 1994, 1993 and 1992 (Pennzoil Company 10-K
         (1996), SEC File No. 1-5591, Exhibit 11)
   *12.2 Computation of Ratio of Earnings to Fixed Changes for the nine months ended September 30, 1997 and 1996 (Pennzoil Company 10-Q (September
         30, 1997), SEC File No. 1-5591, Exhibit 12)
    23.1 Consent of Arthur Andersen LLP
  **23.2 Consent of Ryder Scott Company Petroleum Engineers
  **24   Powers of attorney
  **25   Form T-1 Statement of Eligibility of Trustee under the Trust Indenture
         Act of 1939, as amended, of Chase Bank of Texas, National Association
  **99.1 Form of Letter of Transmittal
  **99.2 Form of Notice of Guaranteed Delivery
  **99.3 Form of Letter to Registered Holders and Depository Trust Company
         Participants
  **99.4 Form of Letter to Clients
   +99.5 Form of Newspaper Announcement

--------
* Incorporated by reference
+ To be filed by amendment.

** Previously filed

                                   SIGNATURES

  The Registrant. Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on February 23, 1998.

                                          PENNZOIL COMPANY

                                                  /s/ James L. Pate
                                          By:__________________________________
                                                     (James L. Pate,
                                                Chairman of the Board and
                                                Chief Executive Officer)

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

        /s/ James L. Pate            Principal Executive Officer   February 23, 1998
____________________________________ and Director
           (James L. Pate,
  Chairman of the Board and Chief
       Executive Officer)

    /s/ David P. Alderson, II        Principal Financial and       February 23, 1998
____________________________________ Accounting Officer
      (David P. Alderson, II,
   Group Vice President--Finance
          and Accounting)

     Howard H. Baker, Jr.*
        W. J. Bovaird*
    W. L. Lyons Brown, Jr.*
      Ernest H. Cockrell*
       Harry H. Cullen*            Directors of Pennzoil
        Alfonso Fanjul*
       Berdon Lawrence*
       Brent Scowcroft*
       Gerald B. Smith*
      Cyril Wagner, Jr.*

  *By: /s/ David P. Alderson, II                                   February 23, 1998
____________________________________
        (David P. Alderson, II,
           Attorney-in-Fact)